As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-254200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Catalyst Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Louisiana	6035	86-2411762
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

235 N. Court Street
Opelousas, Louisiana 70570
(337) 948-3033

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph B. Zanco
President and Chief Executive Officer
Catalyst Bancorp, Inc.
235 N. Court Street
 Opelousas, Louisiana 70570
(337) 948-3033

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Hugh T. Wilkinson, Esquire Eric M. Marion, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500	Michael J. Brown, Esquire Thomas P. Hutton, Esquire Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 202-274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	5,091,625 shares	$10.00	$50,916,250	$5,554.97	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	A filing fee of $5,554.97 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CATALYST BANCORP, INC.

(Proposed Holding Company for St. Landry Homestead Federal Savings Bank)

Up to 4,427,500 Shares of Common Stock

(Subject to increase to up to 5,091,625 Shares)

We are offering shares of common stock for sale in connection with the conversion of St. Landry Homestead Federal Savings Bank from the mutual to stock form of organization. Currently, there is no established trading market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “CLST”. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered in a subscription offering to eligible depositors of St. Landry Homestead Federal Savings Bank and to St. Landry Homestead Federal Savings Bank’s tax-qualified employee stock ownership plan. In the subscription offering, we are offering the shares of common stock in the following descending order of priority: (1) depositors with a balance of at least $50 at the close of business on December 31, 2019; (2) our employee stock ownership plan; (3) depositors with a balance of at least $50 at the close of business on _______ __, 2021; and (4) depositors at the close of business on ______ ___, 2021, with no minimum balance requirement. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of communities served by St. Landry Homestead Federal Savings Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public in a syndicated offering through a syndicate of broker-dealers. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. No shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated offering. The subscription, community and syndicated offerings are collectively referred to as the “offerings.”

Our shares of common stock are being offered in a range from 3,272,500 shares to 4,427,500 shares. We may sell up to 5,091,625 shares of common stock as a result of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 3,272,500 shares in order to complete the offering.

The minimum order is 25 shares of common stock. Generally, no individual may purchase more than 15,000 shares of common stock, and no individual or other person, along with their associates and those with whom they are acting in concert, may purchase more than 25,000 shares of common stock. The subscription and community offerings are expected to expire at 5:00 p.m., Central Time, on __________________ __, 2021. We may extend this expiration time and date, without notice to you, until ________________ __, 2021. Once submitted, stock orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond ______________ __, 2021, or the number of shares of common stock offered for sale is increased to more than 5,091,625 shares or decreased to less than 3,272,500 shares. If the subscription and community offerings are extended beyond _______________ __, 2021, we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 5,091,625 shares or decreased to less than 3,272,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at St. Landry Homestead Federal Savings Bank and will earn interest at 0.15% per annum until completion or termination of the offering.

We expect our directors and executive officers, together with their associates, to subscribe for an aggregate 155,000 shares of common stock. They will pay the same $10.00 per share offering price as paid by all other persons who purchase shares in the offering.

Piper Sandler & Co. is assisting us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated offering. Piper Sandler & Co. is not required to purchase any shares of common stock that are sold in the subscription offering, community offering or syndicated offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,272,500	3,850,000	4,427,500	5,091,625
Gross offering proceeds	$32,725,000	$38,500,000	$44,275,000	$50,916,250
Estimated offering expenses, excluding selling agent fees	$1,090,000	$1,090,000	$1,090,000	$1,090,000
Selling agent fees (1)(2)	$257,013	$304,830	$352,647	$407,637
Estimated net proceeds	$31,377,987	$37,105,170	$42,832,353	$49,418,613
Estimated net proceeds per share	$9.59	$9.64	$9.67	$9.71

(1)	See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriting Compensation” for information regarding compensation to be received by Piper Sandler & Co. in the subscription and community offerings and the compensation to be received by Piper Sandler & Co. and other participating broker-dealers in the syndicated offering.

(2)	Excludes records agent fees and expenses payable to Piper Sandler & Co., which are included in estimated offering expenses. See “The Conversion and Offering – Records Management.”

This investment involves a degree of risk, including the possible loss of principal. See “Risk Factors” beginning on page 13.

Shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency. Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Piper Sandler

For assistance, please contact the Stock Information Center at (___) ___-______.

The date of this prospectus is ___________ __, 2021.

MAP OF OUR OFFICE LOCATIONS

Louisiana
Baton Rouge
Lake Charles
Lafayette

St. Landry
HOMESTEAD®
Federal Savings Bank

Opelousas
Baton Rouge
Lafayette
Lake Charles
Louisiana
Mississippi R.
49
165
71
61
167
190
171
12
10
90

Opelousas - Main Office
235 North Court St.
Opelousas, LA

Eunice Branch
840 E. Laurel Ave.
Eunice, LA

Port Barre Branch
341 Saizan Ave.
Port Barre, LA

Harry Guilbeau Branch
231 Harry Guilbeau Rd.
Opelousas, LA

Carencro Branch
800 Veterans Dr.
Carencro, LA

TABLE OF CONTENTS

i

SUMMARY

The following summary explains material information in this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the financial statements and the notes thereto and the section entitled “Risk Factors.” The terms “we,” “our,” and “us” refer to Catalyst Bancorp, Inc. and St. Landry Homestead Federal Savings Bank, unless the context indicates another meaning.

Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc., is a Louisiana corporation which was incorporated by St. Landry Homestead Federal Savings Bank in February 2021. The offering of common stock by means of this prospectus is being made by Catalyst Bancorp in connection with the conversion of St. Landry Homestead Federal Savings Bank from a mutual savings bank to a stock savings bank. Upon completion of the conversion, Catalyst Bancorp will become the bank holding company for St. Landry Homestead Federal Savings Bank by owning all of the outstanding shares of capital stock of St. Landry Homestead Federal Savings Bank. As a bank holding company, Catalyst Bancorp will be regulated by the Federal Reserve Board. To date, Catalyst Bancorp has engaged in organizational activities only. Following the conversion, Catalyst Bancorp’s primary business activity will relate to owning all of the outstanding shares of capital stock of St. Landry Homestead Federal Savings Bank.

Currently, the depositors of St. Landry Homestead Federal Savings Bank are deemed to be its members and have voting rights as to all matters requiring membership action. Upon completion of the conversion, St. Landry Homestead Federal Savings Bank will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in St. Landry Homestead Federal Savings Bank will be vested in Catalyst Bancorp as the sole shareholder of St. Landry Homestead Federal Savings Bank. The shareholders of Catalyst Bancorp will possess exclusive voting rights with respect to Catalyst Bancorp common stock.

St. Landry Homestead Federal Savings Bank

St. Landry Homestead Federal Savings Bank is a federally-chartered mutual savings bank that serves the banking needs of customers in our market area in the Acadiana region of south central Louisiana. We operate from our headquarters and main banking office in Opelousas, Louisiana, as well as three additional full service branch offices located in St. Landry Parish (including a newly constructed branch opened in July 2019) and one branch office located in Lafayette Parish, Louisiana, which was opened in October 2020. Our primary business activity is attracting deposits from the general public and using those funds primarily to originate loans and purchase investment securities. We are subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

At December 31, 2020, we had total assets of $224.7 million, total deposits of $164.6 million and equity of $50.6 million. Our headquarters and main banking office is located at 235 North Court Street, Opelousas, Louisiana. Our website address is www.stlandryhomestead.com. Information on our website is not and should not be considered a part of this prospectus.

St. Landry Homestead Federal Savings Bank dates its founding to 1922. We have operated as a traditional savings bank focused primarily on serving the banking needs of customers in St. Landry Parish and its environs. Historically, our lending focus has been on making long-term loans to individuals secured by first mortgages on the borrower’s residence. At December 31, 2020, $99.9 million, or 65.8% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. In recent periods, our growth has been relatively limited. Our total assets amounted to $224.7 million at December 31, 2020, a $6.2 million, or 2.8%, increase compared to December 31, 2019. Our net loans receivable decreased by $12.8 million, or 7.9%, during 2020.

We have undertaken a revised business strategy designed to make St. Landry Homestead Federal Savings Bank a more dynamic community bank with an enhanced emphasis on serving the banking needs of small- to mid-sized businesses and professionals located in the bank’s current market areas and surrounding areas, while continuing to serve our traditional customer base. We expect to focus on moderately growing our asset size, improving and diversifying our loan and deposit products and services to facilitate growth in our business and professional customer base and targeting expansion opportunities in Lafayette Parish and other areas that we serve in the Acadiana region of south central Louisiana. In August 2020, we hired Joseph B. Zanco as President and Chief Executive Officer of St. Landry Homestead Federal Savings Bank in order to spearhead our efforts. Mr. Zanco has nearly 20 years experience as a community bank executive including over 12 years serving as Executive Vice President and Chief Financial Officer of a Lafayette based bank holding company which successfully completed its initial public stock offering, acquired five other institutions and grew to $2.5 billion in total assets during his tenure. Since joining St. Landry Homestead Federal Savings Bank, Mr. Zanco has enhanced the executive management team by hiring a Chief Risk Officer with nearly 40 years banking experience and two new commercial bankers. We believe that these recent hires, together with the anticipated successful completion of our mutual-to-stock conversion, will provide a strong foundation for us to achieve our business strategy.

Business Strategy

Our business strategy is focused on transforming St. Landry Homestead Federal Savings Bank into a more dynamic institution by embracing a relationship-oriented community bank model targeting small- to mid-sized businesses and business professionals in our market areas while continuing to serve our traditional customer base. Highlights of our business strategy, which is designed to facilitate our ability to operate and grow as a profitable community-based banking institution, include the following:

•	Growing the loan portfolio with greater diversification. Our primary lending focus has been the origination of one- to four-family residential mortgage loans. At December 31, 2020, $99.9 million, or 65.8% of our loan portfolio, was secured by single-family residential mortgage loans. We believe increased commercial lending offers an opportunity to enhance our profitability and our growth prospects. We intend to increase our commercial lending activities, particularly with respect to commercial real estate loans, commercial and industrial loans and multi-family residential real estate loans. We plan to emphasize building full-service banking relationships with small- to mid-sized businesses and business professionals in our market area. We anticipate that our commercial real estate lending originations will focus on loans ranging in size from $500,000 to $2.0 million and that the focus of our commercial and industrial lending originations will be on loans ranging in size from $100,000 to $500,000.

•	Grow our franchise organically through enhanced banking products and services. We expect to embark on a strategy of prudent growth following the conversion and offering. We believe we have an opportunity to grow organically by focusing on building relationships with small- to mid-sized businesses and business professionals in our market area and by enhancing the products and services we offer. We expect to increase our commercial loan originations while building strong relationships with an increased base of small- to mid-sized business and professional banking customers. To accomplish our goal, we are reviewing policies and procedures to facilitate our abilities to compete for new business customers. We will continue to enhance our staff capacity through training and hiring of new employees as needed to facilitate our growth. In addition, we continue to review our technology and infrastructure and will implement new and enhanced technology tools and on-line services preferred by many of our existing and prospective customers.

•	Recruiting and retaining top talent and personnel. Mr. Zanco was hired as our new President and Chief Executive Officer in August 2020. Since then, we have also hired a new Chief Risk Officer and two commercial bankers. Recruiting and retaining talented individuals to guide us through the implementation of our business strategy will be critical to our success. While we believe we have assembled a strong management team, we will continue assessing our personnel needs and expect to add new bankers and management staff in order to complement the group that we have assembled. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with federal banking regulations, after the conversion.

•	Expand our franchise through de novo branching and possible acquisition of other financial institutions. We opened an additional office in Opelousas, Louisiana in July 2019, and expanded our branch network into Lafayette Parish with our Carencro office which was opened in October 2020. We are planning to add to our presence in Lafayette Parish and we recently entered into an agreement to purchase a building in Lafayette which we expect to open as a new branch office by the end of 2021. In addition, after the conversion and offering, we believe there will be opportunities for expansion through acquisitions of other financial institutions in our current market area and adjoining markets in south Louisiana. While we do not currently have any understandings or agreements regarding any specific transactions, the conversion and offering will enhance our ability to undertake future acquisitions.

•	Rebranding our banking franchise. Once we have largely implemented our business strategy, we expect to rebrand St. Landry Homestead Federal Savings Bank. Such re-branding efforts may include a new name, a new marketing campaign, updated on-line and website materials and new signage and logos to capture and reflect the new focus of the bank.

•	Manage credit risk to reduce our level of non-performing assets. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our ratio of non-performing assets to total assets was 0.93% at December 31, 2020.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Enhance our capital base to support growth on a prudent basis. We intend to grow our franchise, both organically and through strategic transactions as opportunities arise, on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth. In addition, the offering proceeds will enhance our lending capacity by increasing our legal lending limit. We believe this increased capacity will improve our competitive position relative to the many larger banks operating in our market area.

•	Offer our employees and directors an equity ownership interest in St. Landry Homestead Federal Savings Bank. We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•	Facilitate future mergers and acquisitions, if available, on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.

•	Offer our depositors an equity ownership interest. The offering will allow us to offer our depositors the ability to acquire our common stock, and, thus, have an equity interest in our future.

Terms of the Offering

We are offering between 3,272,500 and 4,427,500 shares of Catalyst Bancorp common stock in a subscription offering first to eligible depositors of St. Landry Homestead Federal Savings Bank and to our tax-qualified employee stock ownership plan, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 5,091,625 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 5,091,625 shares or decreased to fewer than 3,272,500 shares, or the subscription and community offerings are extended beyond ___________ __, 2021, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past _________ __, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be canceled and we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 5,091,625 shares or decreased to less than 3,272,500 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or the syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Piper Sandler & Co., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.

How We Determined the Offering Range and the $10.00 per Share Offering Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Catalyst Bancorp, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, at February 5, 2021, and assuming we had undertaken the offering, this market value, was $38.5 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $32.7 million and a maximum of $44.3 million. Based on this valuation range and the offering price of $10.00 per share, Catalyst Bancorp is offering for sale a range of shares of common stock, from 3,272,500 shares to 4,427,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversion transactions undertaken by financial institutions. If demand for shares or market conditions warrant, the appraisal can be increased by up to 15%, which would result in an appraised value of $50.9 million, and we may sell up to 5,091,625 shares of common stock.

RP Financial advised our board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock have traded for at least one year prior to the valuation date. RP Financial selected a group of 10 comparable public companies for this analysis.

RP Financial considered adjustments to the pro forma market value based on a comparison of Catalyst Bancorp with the peer group. The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Catalyst Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Catalyst Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to the following two selection criteria: (i) institutions located in the Southeast and Southwest with assets less than $750 million, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings; (ii) institutions located in the Midwest, Mid-Atlantic and Northeast with assets less than $750 million, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings.

The peer group consists of 10 publicly traded savings institutions or their holding companies that were deemed by RP Financial, based on regulatory guidelines, to be reasonably comparable to Catalyst Bancorp. In selecting the peer group, RP Financial considered certain key criteria such as asset size, market capitalization, capital, profitability and other financial characteristics, operating strategy, pricing characteristics and market area. To the extent there are differences between Catalyst Bancorp and the institutions comprising the peer group, RP Financial made certain valuation adjustments. RP Financial made a moderate downward adjustment for: (i) profitability growth and viability of earnings; and a slight downward adjustment for: (ii) primary market area and made no adjustments for: (i) dividends; (ii) liquidity of the shares; (iii) marketing of the issue; (iv) management; (v) effect of government regulations and regulatory reform; and (vi) financial condition. The slight downward adjustment applied for primary market area took into consideration St. Landry Parish’s relatively less favorable demographic measures with respect to population growth and income levels compared to the peer group’s primary market area counties. The moderate downward adjustment applied for profitability, growth and viability of earnings took into consideration Catalyst Bancorp’s less favorable efficiency ratio, higher implied credit risk exposure, and lower pro forma returns as a percent of assets and equity relative to the comparable peer group measures.

The appraisal is based in part on St. Landry Homestead Federal Savings Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly-traded bank holding companies and savings and loan holding companies that RP Financial considers comparable to Catalyst Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets at September 30, 2020
			(In millions)
CBM Bancorp, Inc.	CBMB	Baltimore, MD	$232
Cincinnati Bancorp, Inc.	CNNB	Cincinnati, OH	$232
Elmira Savings Bank	ESBK	Elmira, NY	$674
FFBW, Inc.	FFBW	Brookfield, WI	$286
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$542
HV Bancorp, Inc.	HVBC	Doylestown, PA	$508
IF Bancorp, Inc.	IROQ	Watseka, IL	$726
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	$218
Randolph Bancorp, Inc.	RNDB	Stoughton, MA	$723
WVS Financial Corp.	WVFC	Pittsburgh, PA	$332

Source: S&P Global Market Intelligence.

The following table presents a summary of selected pricing ratios for Catalyst Bancorp (on a pro forma basis) at and for the 12-months ended December 31, 2020, and for the peer group companies based on earnings and other information at and for the 12-months ended September 30, 2020, with stock prices at February 5, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 48.99% on a price-to-book value basis and a discount of 50.01% on a price-to-tangible book value basis.

	Price-to-earnings multiple (1)		Price-to- book value ratio	Price-to-tangible book value ratio
Catalyst Bancorp (pro forma assuming completion of offering) (2)
Adjusted Maximum	NM		54.23%	54.23%
Maximum	NM		50.25%	50.25%
Midpoint	NM		46.34%	46.34%
Minimum	NM		41.93%	41.93%

Valuation of peer group companies (historical)
Averages	12.04	x	90.84%	92.70%
Medians	10.30	x	92.53%	92.73%

(1)	Price-to-earnings multiples calculated by RP Financial are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The pro forma calculations for Catalyst Bancorp are based on the following assumptions:

•	A number of shares equal to 8% of the shares sold in the offering are purchased by the employee stock ownership plan, with the expense to be amortized over 20 years;

•	A number of shares equal to 4% of the shares sold in the offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	A number of options equal to 10% of the shares sold in the offering are granted under a stock-based benefit plan, with option expense of $3.17 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the offering in St. Landry Homestead Federal Savings Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, and retain the remainder of the net proceeds at Catalyst Bancorp.

Assuming we sell 3,850,000 shares of common stock in the offering at the midpoint of the offering range, resulting in estimated net proceeds of $37.1 million, we intend to invest $18.6 million in St. Landry Homestead Federal Savings Bank, lend $3.1 million to our employee stock ownership plan to fund its purchase of shares of common stock (which may include, subject to market conditions, open market purchases after the completion of the conversion and offering if the employee stock ownership plan is unable to purchase its shares in the subscription offering due to an oversubscription by our eligible account holders), and retain the remaining $15.5 million of the net proceeds at Catalyst Bancorp. Assuming we sell 5,091,625 shares of common stock in the offering at the adjusted maximum of the offering range, resulting in estimated net proceeds of $49.4 million, we intend to invest $24.7 million in St. Landry Homestead Federal Savings Bank, lend $4.1 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $20.6 million of the net proceeds at Catalyst Bancorp.

Catalyst Bancorp may use the funds it retains for investment, for capital management strategies, including the repurchase of shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. St. Landry Homestead Federal Savings Bank may use the proceeds it receives to support increased lending and investment or to acquire other financial institutions or financial services companies. We do not currently have any agreement or understanding regarding any acquisition transaction.

See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

PRIORITY 1:	ELIGIBLE ACCOUNT HOLDERS (St. Landry Homestead Federal Savings Bank depositors with a balance of at least $50 at the close of business on December 31, 2019);

PRIORITY 2:	OUR EMPLOYEE STOCK OWNERSHIP PLAN;

PRIORITY 3:	SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (St. Landry Homestead Federal Savings Bank depositors with a balance of at least $50 at the close of business on _______ __, 2021); and

PRIORITY 4:	OTHER MEMBERS (St. Landry Homestead Federal Savings Bank depositors at the close of business on ______ ___, 2021).

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in St. Landry Parish and the adjacent parishes of Acadia Parish, Lafayette Parish, St. Martin Parish, Point Coupée Parish, Avoyelles Parish and Evangeline Parish. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated offering. Piper Sandler & Co. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, orders received in the community offering or syndicated offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances then available to us.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. See “The Conversion and Offering” for a detailed description of the subscription offering, the community offering, the syndicated offering, as well as a discussion regarding allocation procedures.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 25,000 shares ($250,000) of common stock:

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	your spouse or any relative of you or your spouse living in your house or who is a director, trustee, or officer of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($250,000).

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares by:

(i)	personal check, bank check or money order made payable to Catalyst Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds from the types of deposit account(s) at St. Landry Homestead Federal Savings Bank listed on the stock order form.

St. Landry Homestead Federal Savings Bank is prohibited from lending funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a line of credit check from St. Landry Homestead Federal Savings Bank or any type of third party check (such as a check payable to you and endorsed over to Catalyst Bancorp) to pay for shares of common stock. No wire transfer will be accepted without our prior approval. You may not authorize direct withdrawal from an individual retirement account (“IRA”) at St. Landry Homestead Federal Savings Bank. See “—Using IRA Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Catalyst Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit accounts at St. Landry Homestead Federal Savings Bank, provided that we receive your stock order form before 5:00 p.m., Central Time, on ____________ __, 2021, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center, which is located at __________________________________, Louisiana. You may also hand-deliver stock order forms to the Stock Information Center. We will accept hand-delivered stock order forms only at this location. We will not accept stock order forms at our banking offices. Do not mail stock order forms to any of St. Landry Homestead Federal Savings Bank’s banking offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using IRA Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in an IRA at St. Landry Homestead Federal Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the ______________ __, 2021 offering deadline, for assistance with purchases using your IRA or other retirement account you may have at St. Landry Homestead Federal Savings Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds.”

Market for Common Stock

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “CLST.” Piper Sandler & Co. has advised us that it intends to make a market in our common stock following the offering, but is not obligated to do so.

Our Dividend Policy

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds retained by Catalyst Bancorp and earnings from the investment of such proceeds, as well as dividends from St. Landry Homestead Federal Savings Bank, if any. At the maximum of the offering range, Catalyst Bancorp will retain approximately $17.9 million of the net proceeds. Additionally, funds could be provided by St. Landry Homestead Federal Savings Bank through dividends; however, the ability of St. Landry Homestead Federal Savings Bank to dividend funds to Catalyst Bancorp is subject to regulatory limitations. For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Stock Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 155,000 shares of common stock in the offering, representing 4.7% of shares to be outstanding at the minimum of the offering range and 3.5% of shares to be sold in the offering at the maximum of the offering range. They will pay the same $10.00 per share price that will be paid by all other persons who purchase shares of common stock in the offering. See “Proposed Management Purchases.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for ordering shares of common stock in the subscription and community offerings is 5:00 p.m., Central Time, on ____________ __, 2021, unless we extend this deadline. If you wish to order shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Central Time, on ______________ __, 2021, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for ordering shares in the offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you must sign a written certification that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the order form, you cannot add the names of other individuals for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by the required votes of the depositors of St. Landry Homestead Federal Savings Bank at a special meeting of depositors to be held on _____________ __, 2021;

•	We receive orders for at least the minimum number of shares of common stock offered in the offering; and

•	We receive final regulatory approval from the Office of the Comptroller of the Currency to complete the conversion and offering. Any approval by the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,272,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond ___________ __, 2021, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past ___________ __, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.15% per annum for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 5,091,625 shares in the offering without further notice to you. If, however, the updated appraisal indicates our pro forma market value is either below $32.7 million or above $50.9 million, then, after consulting with the Office of the Comptroller of the Currency, we may:

•	terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.15% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.15% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Offering

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all employees of St. Landry Homestead Federal Savings Bank, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order may not be filled in the subscription offering and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Office of the Comptroller of the Currency.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the offering. Shareholder approval of these plans would be required. We have not determined whether we will adopt the plans within 12 months following the completion of the offering or more than 12 months following the completion of the offering. If we implement stock-based benefit plans within 12 months following the completion of the offering, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering, for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. These percentage limitations are required by the Office of the Comptroller of the Currency regulations. If the stock-based benefit plans are adopted more than 12 months after the completion of the offering, they would not be subject to the percentage limitations set forth above. Our employment agreement with Mr. Zanco provides that we will offer him the maximum allocation allowed for stock options and restricted stock awards (currently 25% of the respective plans), and that he will receive a $100,000 bonus upon completion of the conversion.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve for restricted stock awards and stock options, respectively, a number of shares of common stock equal to 4% and 10% of the shares sold in the offering. The table shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased					Value of Grants (In thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	As a Percentage of Common Stock to be Outstanding	Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan(2)	261,800	407,330	8.00%	8.00%	0.00%	$2,618,000	$4,073,300
Restricted stock awards	130,900	203,665	4.00	4.00	3.85	1,309,000	2,036,650
Stock options	327,250	509,163	10.00	10.00	9.09	1,037,383	1,614,045
Total	719,950	1,120,158	22.00%	22.00%	12.28%	$4,964,383	$7,723,995

(1)	The actual value of restricted stock awards will be determined based on their fair value at the date of grant. For purposes of this table, the fair value for awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.17 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 0.93%; and expected volatility of 22.94%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership shares because such shares are assumed to be purchased in the offering.

Tax Consequences

Catalyst Bancorp and St. Landry Homestead Federal Savings Bank have received an opinion of counsel, Silver, Freedman, Taff & Tiernan LLP, regarding the material federal income tax consequences, and have received the opinion of Castaing, Hussey & Lolan, LLC regarding the material Louisiana income tax consequences, of the conversion and offering. As a general matter, the conversion and offering will not be a taxable transaction for purposes of federal or state income taxes to Catalyst Bancorp, St. Landry Homestead Federal Savings Bank or persons eligible to subscribe for shares of stock in the subscription offering.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we so qualify we exempt ourselves from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision by us to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

We intend to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Risk Factors

An investment in Catalyst Bancorp’s common stock is subject to risk, including risks related to our business and this offering.

Specific risks related to our business include, but are not limited to, those related to the ongoing coronavirus disease 2019 (“COVID-19”) pandemic and the associated economic slowdown; our emphasis on residential mortgage lending; our planned increase in commercial and multi-family real estate and commercial lending; our allowance for loan losses; the susceptibility of the markets we operate in to natural disasters; the geographic concentration of our loan portfolio and local and national economic conditions; our net loss for the year ended December 31, 2020 and our prospects for profitability in the near-term; economic conditions in our local market areas; our business strategy to grow our business and operations; our dependence on our management team; our strategy to grow through mergers and acquisitions; our branch office strategy; our liquidity management; competition within our market area; changes in interest rates; reputation risk; our dependence on information technology and telecommunications systems and third-party service providers; cybersecurity risks; our ability to keep pace with technological changes; operational risks resulting from the high volume of transactions we process; acts of terrorism or other external events; and changes in and compliance with laws and regulations and accounting rules and best practices.

Specific risks related to this offering include, but are not limited to, those related to the future trading price of the common stock of Catalyst Bancorp; the trading market for the common stock of Catalyst Bancorp; the broad discretion we have over the use of the net offering proceeds; the intended new stock-based benefit plans; the return on equity after the completion of the offering; anti-takeover factors; the potential lack of dividends on our common stock; the potential for delay in an investor’s ability to sell shares of common stock immediately following the offering; the irrevocability of your investment decision; and, our status as an emerging growth company.

Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion and offering, call our Stock Information Center at (___) ___-____. The Stock Information Center is open Monday through Friday between __:__a.m. and __:__ p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

Risks Related to the COVID-19 Pandemic and the Associated Economic Slowdown

The widespread outbreak of COVID-19 pandemic has adversely affected, and will likely continue to adversely affect, our business, financial condition, and results of operations. Moreover, the longer the pandemic persists, the more material the ultimate effects are likely to be.

The COVID-19 pandemic continues to negatively impact economic and commercial activity and financial markets, both globally and within the United States. In our market area, stay-at-home orders and travel restrictions — and similar orders imposed across the United States to restrict the spread of COVID-19 — resulted in significant business and operational disruptions, including business closures, supply chain disruptions, and mass layoffs and furloughs. Local jurisdictions have subsequently lifted stay-at-home orders and moved to phased reopening of businesses, although capacity restrictions and health and safety recommendations that encourage continued physical distancing and working remotely have limited the ability of businesses to return to pre-pandemic levels of activity.

We have implemented business continuity plans and continue to provide financial services to clients, while taking health and safety measures such as limiting access to the interior of our facilities, frequently cleaning our facilities, and using a remote workforce where possible. Despite these safeguards, we may nonetheless experience business disruptions.

The COVID-19 pandemic has negatively affected our business and is likely to continue to do so. As of December 31, 2020, we had provided $3.5 million in Paycheck Protection Program (“PPP”) loans for 86 new and existing customers. During the year ended December 31, 2020, we also granted eligible loan modifications in the form of payment deferral of principal for $23.9 million of loans under the 2020 Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Generally, these modifications included the deferral of principal payments for a period of three months and a three-month extension of the maturity date. At December 31, 2020, we had five loans with an outstanding balance of $1.5 million on COVID-19 related extensions. In addition, at December 31, 2020, included in our commercial real estate loans portfolio were nine loans, with an aggregate outstanding balance of $11.7 million at such date, which were secured by hotel properties. While all of such loans were performing in accordance with their terms at such date, the hospitality industry has been particularly hard-hit by the COVID-19 pandemic, and we are closely monitoring our loans in the hotel segment.

The extent to which COVID-19 will continue to negatively affect our business is unknown and will depend on the geographic spread of the virus, the overall severity of the disease, the duration of the pandemic, the actions undertaken by national, state and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume. The longer the pandemic persists, the more material the ultimate effects are likely to be.

The continued spread of COVID-19 and the efforts to contain the virus, including stay-at-home orders and travel restrictions, could, among other things: (1) cause changes in consumer and business spending, borrowing and saving habits, which may affect the demand for loans and other products and services we offer, as well as the creditworthiness of potential and current borrowers; (2) cause our borrowers to be unable to meet existing payment obligations, particularly those borrowers that may be disproportionately affected by business shut downs and travel restrictions, such as those operating in the lodging, retail, travel and entertainment industries, resulting in increases in loan delinquencies, problem assets, and foreclosures; (3) cause the value of collateral for loans, especially real estate, to decline in value; (4) reduce the availability and productivity of our employees; (5) require us to increase our allowance for credit losses; (6) cause our vendors and counterparties to be unable to meet existing obligations to us; (7) negatively impact the business and operations of third party service providers that perform critical services for our business; (8) impede our ability to close mortgage loans, if appraisers and title companies are unable to perform their functions; (9) cause the value of our securities portfolio to decline; and (10) cause the net worth and liquidity of loan guarantors to decline, impairing their ability to honor commitments to us.

Any one or a combination of the above events could have a material, adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Lending Activities

Our emphasis on residential mortgage loans exposes us to lending risks.

At December 31, 2020, $99.9 million, or 65.8%, of our loan portfolio was secured by one- to four-family residential real estate and we intend to continue to make loans of this type after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral. In addition, a significant portion of our one- to four-family residential loans are considered non-conforming loans. We estimate that, during the years ended December 31, 2020 and 2019, approximately 57% and 66%, respectively, of our newly originated one -to four-family residential mortgage loans were non-conforming, primarily due to relatively low credit scores or relatively high debt to income ratios of our borrowers and/or high loan to value ratios of the properties securing the loans. By making such non-conforming loans, we believe we are serving the credit needs of our low- and moderate-income customers in our service areas. However, by their terms, non-conforming mortgage loans are not readily saleable into the secondary mortgage market. Accordingly, such loans have increased risk as we likely will have to continue to hold such loans in our portfolio until their maturity or refinancing with another institution.

Our planned increase in commercial and multi-family real estate and commercial lending could expose us to increased lending risks and related loan losses.

At December 31, 2020, we had an aggregate of $41.8 million in commercial real estate, multi-family and commercial and industrial loans (which include non-residential real estate loans, multi-family loans and commercial business loans), which represented 27.6% of our total loan portfolio at that date. Our current business strategy is to increase our originations of commercial real estate loans and commercial and industrial loans in accordance with our underwriting guidelines. Commercial real estate loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.

The offering will allow us to increase our loans-to-one borrower limit which may result in larger loan balances. In addition, to the extent that borrowers have more than one commercial loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

In determining the amount of the allowance for loan losses, we analyze, among other things, our loss and delinquency experience by portfolio segments and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the actual results are different from our estimates, or our analyses are inaccurate, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth and on increasing our portfolio, as well as any future credit deterioration, will require us to increase our allowance further in the future.

In addition, Federal banking regulators periodically review our allowance for loan losses. While management is responsible for the establishment of the allowance for loan losses and for adjusting such allowance through provisions for loan losses, management may determine, as a result of such regulatory reviews, that an increase or decrease in the allowance or provision for loan losses may be necessary or that loan charge-offs are needed. Any increase in our allowance for loan losses or loan charge-offs may have a material adverse effect on our results of operations and financial condition.

The markets in which we operate are susceptible to hurricanes and other natural disasters, which could result in a disruption of our operations and increases in loan losses.

A significant portion of our business is generated from markets in southern Louisiana that have been, and may continue to be, damaged by major hurricanes, floods, tropical storms, tornadoes and other natural disasters. Natural disasters can disrupt our operations, cause widespread property damage, and severely depress the local economies in which we operate. Natural disasters could harm our operations directly through interference with communications and damage to our facilities and our operational, financial and management information systems, any of which could impair our ability to conduct business. In addition, if the economies in our primary markets experience an overall decline as a result of adverse weather or other natural disasters, demand for loans and our other products and services could be reduced. The rates of delinquencies, foreclosures, bankruptcies and losses in our loan portfolios may increase substantially, as uninsured property losses or sustained job interruption or loss may materially impair borrowers’ abilities to repay their loans. Moreover, the value of real estate or other collateral that secures our loans could be materially and adversely affected by a natural disaster. A natural disaster could, therefore, result in decreased revenue and increased loan losses. All of these consequences could have a material adverse effect on our business, financial condition and results of operations.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by property located in the Acadiana region, particularly in St. Landry Parish and contiguous parishes in south central Louisiana. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions, recent changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our allowance for loan losses, which in turn could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital. Although the markets we operate in have not, during the past year, experienced any material declines in real estate values or material increases in the number of foreclosures, no assurance can be given that such adverse events will not occur.

Economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investment securities, and our ongoing operations, costs and profitability. Further, declines in real estate values and sales volumes and elevated unemployment levels may result in higher loan delinquencies, increases in our non-performing and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. Reduction in problem assets can be slow, and the process can be exacerbated by the condition of the properties securing non-performing loans and the foreclosure process in Louisiana, where the majority of our borrowers reside. To the extent that we must work through the resolution of assets, economic problems may cause us to incur losses and adversely affect our capital, liquidity, and financial condition.

Risks Related to our Business Strategy

We incurred a net loss in the year ended December 31, 2020, and we may not achieve significant profitability from our business strategies and growth plan in the near term.

During the year ended December 31, 2020, we had a net loss of $684,000. Our loss in 2020 compared to net income of $1.3 million in the year ended December 31, 2019, primarily was the result of a $1.6 million increase in non-interest expense, which included $1.5 million (pre-tax) in prepayment penalties recognized on Federal Home Loan Bank advances, and a $910,000 increase in the provision for loan losses.

We believe growth and expansion of our business operations is essential to our future profitability. We expect to incur expenses related to the implementation of our growth plan, including possible hiring initiatives, and the development and marketing of new products and services. In addition, the conversion and offering will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of a stock-based benefit plan after the completion of the conversion and offering.

Our ability to achieve profitability depends upon a number of factors, including, we believe, most importantly our ability to increase our revenues and grow our asset size. In order to grow, we need to successfully implement our business strategy, including increasing our loan originations, especially commercial loans, while managing expenses. Our ability to achieve profitability will also be affected by competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section.

We are not in a high-growth market area, and continued adverse economic conditions, especially affecting our market area, could adversely affect our financial condition and results of operations. Additionally, economic growth in the United States has been slow and unemployment levels are high.

Our success depends primarily on the general economic conditions in our market area which we consider to be St. Landry Parish, Lafayette Parish and adjoining areas in the Acadiana region of south central Louisiana. We have relatively few loans outside of our market area, and, as a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. According to the United States census, the estimated July 2019 population of St. Landry Parish was 82,124, representing a 1.5% decrease from the 2010 census population of 83,390. The estimated July 2019 population of Lafayette Parish was 244,390, a 10.2% increase from the 2010 census population. During the same period, the population in Louisiana is estimated to have grown by 2.5%. According to U.S. Census data, the median household income in St. Landry Parish and Lafayette Parish, in 2019 dollars (for 2015-2019), was $36,403 and $56,999, respectively, compared to median household income of $49,969 and $62,843, respectively, for Louisiana and the United States for such period. For the same period, 22.6% and 16.6% of residents of St. Landry Parish and Lafayette Parish, respectively, lived below the poverty level.

Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in this area. The local economic conditions in our market area, therefore, have a significant impact on our lending, the ability of the borrowers to repay their loans and the value of the collateral securing loans.

Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the level of competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in executing our business strategy.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and will be integral in implementing our business strategy. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

We are subject to certain risks in connection with our strategy of growing through mergers and acquisitions.

We expect that acquisitions of banking institutions and other financial service companies within and surrounding our market area will be a component of our business strategy. While we do not currently have any understandings, commitments or agreements regarding any acquisitions, we anticipate that we will seek to acquire other banking institutions, other financial services companies or branches of financial institutions in the future. Acquisitions typically involve the payment of a premium over book and trading values and, therefore, may result in the dilution of our tangible book value per share. Our ability to engage in future mergers and acquisitions depends on various factors, including: (1) our ability to identify suitable merger partners and acquisition opportunities; (2) our ability to finance and complete transactions on acceptable terms and at acceptable prices; and (3) our ability to receive the necessary regulatory and, when required, shareholder approvals. Our inability to engage in an acquisition or merger for any of these reasons could have an adverse impact on the implementation of our business strategies. Furthermore, mergers and acquisitions involve a number of risks and challenges, including (1) our ability to achieve planned synergies and to integrate the branches and operations we acquire, and the internal controls and regulatory functions of the acquired entity into our current operations and (2) the diversion of management’s attention from existing operations, which may adversely affect our ability to successfully conduct our business and negatively impact our financial results.

The building of market share through our branch office strategy, and our ability to achieve profitability on new branch offices, may increase our expenses and negatively affect our earnings.

We have opened two new branch banking offices in the past two years and we recently contracted to purchase an office in Lafayette, which we expect to open as a new branch office by year-end 2021. We anticipate that the capitalized costs for the purchase and renovation of this new office site will be approximately $1.4 million. We may open additional offices within our market area and adjacent markets after the conversion as part of our efforts to grow our deposit base. There are considerable costs involved in opening branch offices, especially in light of the capabilities needed to compete in today’s environment. Moreover, new branch offices generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Based on our two newest branch offices, we anticipate that a three- to five-year period is required before a new branch banking office becomes profitable to our operations. Accordingly, new branch offices could negatively impact our earnings and may do so for some period of time. Our investments in products and services, and the related personnel required to implement new policies and procedures, take time to earn returns and can be expected to negatively impact our earnings for the foreseeable future. The profitability of our expansion strategy will depend on whether the income that we generate from the new branch offices will offset the increased expenses resulting from operating these branch offices.

Risks Related to Our Business and Industry Generally

Ineffective liquidity management could adversely affect our financial results and condition.

Effective liquidity management is essential for the operation of our business. We require sufficient liquidity to meet customer loan requests, customer deposit maturities/withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances causing industry or general financial market stress. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy generally. Factors that could detrimentally impact our access to liquidity sources include a downturn in the geographic markets in which our loans and operations are concentrated or difficult credit markets. Our access to deposits may also be affected by the liquidity needs of our depositors. In particular, a majority of our liabilities are checking accounts and other liquid deposits, which are payable on demand or upon several days’ notice, while by comparison, a substantial majority of our assets are loans, which cannot be called or sold in the same time frame. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future, especially if a large number of our depositors seek to withdraw their accounts, regardless of the reason. A failure to maintain adequate liquidity could materially and adversely affect our business, results of operations or financial condition.

Strong competition within our market area could hurt our profits and slow growth.

Our profitability depends upon our continued ability to compete successfully in our market area. We face intense competition both in making loans and attracting deposits. We continue to face stiff competition for one- to four-family residential loans from other financial service providers, including large national residential lenders, local community banks and credit unions. Other competitors for one- to four-family residential loans include credit unions and mortgage brokers which keep overhead costs and mortgage rates down by selling loans and not holding or servicing them. Our competitors for commercial real estate loans include other community banks and commercial lenders, some of which are larger than us and have greater resources and lending limits than we have and offer services that we do not provide. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We expect competition to remain strong in the future.

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may adversely affect our performance.

We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers or otherwise, our business and operating results may be materially adversely affected.

We are dependent on our information technology and telecommunications systems and third-party service providers; systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.

Our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities.

Security breaches and cybersecurity threats could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, as well as personally identifiable information about our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. We, our customers, and other financial institutions with which we interact, are subject to ongoing, continuous attempts to penetrate key systems by individual hackers, organized criminals, and in some cases, state-sponsored organizations. We have established policies and procedures to prevent or limit the impact of cyber-attacks and cybersecurity threats. Although to date we have not experienced any losses or other material consequences relating to cyber-attacks, cybersecurity threats, or data collection and storage, there can be no assurance that such events will not occur or will be adequately addressed if they do. In addition, we also outsource certain cybersecurity functions, such as penetration testing, to third party service providers, and the failure of these service providers to adequately perform such functions could increase our exposure to security breaches and cybersecurity threats. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other malicious code and cyber-attacks that could have an impact on information security. Any such breach or attacks could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties; disrupt our operations and the services we provide to customers; damage our reputation; and cause a loss of confidence in our products and services, all of which could adversely affect our financial condition and results of operations.

We must keep pace with technological change to remain competitive.

Financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available, as well as related essential personnel. In addition, technology has lowered barriers to entry into the financial services market and made it possible for financial technology companies and other non-bank entities to offer financial products and services traditionally provided by banks. The ability to keep pace with technological change is important, and the failure to do so, due to cost, proficiency or otherwise, could have a material adverse impact on our business and therefore on our financial condition and results of operations.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or outside persons, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulations, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. Although our control testing has not identified any significant deficiencies in our internal control system, a breakdown in our internal control system, improper operation of our systems or improper employee actions could result in material financial loss to us, the imposition of regulatory action, and damage to our reputation.

Acts of terrorism and other external events could impact our business.

Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. The occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Regulation of the financial services industry is intense, and we may be adversely affected by changes in laws and regulations.

St. Landry Homestead Federal Savings Bank is subject to extensive government regulation, supervision and examination by the Office of the Comptroller of the Currency. In addition, Catalyst Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation, supervision and examination govern the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund and St. Landry Homestead Federal Savings Bank’s depositors and not for the protection of shareholders. Federal and state regulatory agencies have the ability to take strong supervisory actions against financial institutions that have experienced increased loan production and losses and other underwriting weaknesses or have compliance weaknesses. These actions include the entering into of formal or informal written agreements and cease and desist orders that place certain limitations on their operations. If we were to become subject to a regulatory action, such action could negatively impact our ability to execute our business plan, and result in operational restrictions, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions. See “Supervision and Regulation — Federal Banking Regulation — Capital Requirements” for a discussion of regulatory capital requirements.

A tightening of credit markets and liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. A tightening of the credit markets and the inability to obtain adequate funding to replace deposits and fund continued loan growth may affect asset growth, our earnings capability and capital levels negatively. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of liquidity are increases in deposit accounts, including brokered deposits, as well as cash flows from loan payments and our securities portfolio. Borrowings, especially from the Federal Home Loan Bank, also provide us with a source of funds to meet liquidity demands. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include adverse regulatory action against us or a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated. Our ability to borrow also could be impaired by factors that are not specific to us, such as a disruption in the financial markets, negative views and expectations about the prospects for the financial services industry or deterioration in credit markets.

Future changes in interest rates could reduce our profits and affect the value of our assets and liabilities.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense, the provision for loan losses and taxes. Net interest income makes up a majority of our net income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many financial institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed-rate mortgage loans. At December 31, 2020, 25.3% of our loans with maturities after December 31, 2021 consisted of fixed-rate loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and liabilities and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of net portfolio value (“NPV”), which is the estimated market value of assets minus the market value of liabilities adjusted for off-balance sheet items, would change in the event of a range of assumed changes in market interest rates. As of December 31, 2020, in the event of an immediate and sustained 300 basis point increase in interest rates, we estimate that we would experience a 2.7% decrease in NPV. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Exposure to Changes in Interest Rates.”

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

St. Landry Homestead Federal Savings Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and Catalyst Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of St. Landry Homestead Federal Savings Bank, rather than for our shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan and lease losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations. See “— We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.”

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.

The nature of our business makes us sensitive to the large body of accounting rules in the United States. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we calculate the allowance for loan and lease losses on the basis of the current expected credit losses over the lifetime of our loans, referred to as the CECL model, which is expected to be applicable to us, as an emerging growth company, beginning in 2023. CECL adoption will have broad impact on our financial statements, which will affect key profitability and solvency measures, including, but not limited to higher loan loss reserve levels and related deferred tax assets. Increased reserve levels also may lead to a reduction in capital levels. Any such changes could have a material adverse effect on our business, financial condition and results of operations.

Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current GAAP, which delays recognition until it is probable a loss has been incurred. The forward-looking modeling required by CECL relies on a number of macroeconomic variables. Unexpected changes to such indicators between periods could potentially result in greater earnings volatility from period to period. Our reserves may need to be adjusted in response to not only our actual experience, but also to external factors. If we are required to materially increase the level of the allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.

An additional impact of CECL will be the asymmetry in accounting between loan related income, which will continue to be recognized on a periodic basis based on the effective interest method, and the related credit losses, which will be recognized up front at origination. This will make periods of loan expansion seem less profitable due to the immediate recognition of expected credit losses. Periods of stable or declining loan levels will look comparatively more profitable as the income trickles in for loans, where losses had been previously recognized.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. Although to date we have not been subject to any fines or other sanctions related to these rules and regulations, there can be no assurance that we will not suffer any penalties or other consequences in the future.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in management’s estimates and assumptions may have a material impact on our financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan and lease losses and our determinations with respect to amounts owed for income taxes.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the Offering

The future price of our common stock may be less than the $10.00 per share purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 per share purchase price in the offering. In some cases, shares of common stock issued by newly converted financial institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Catalyst Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $15.7 million and $21.4 million, or $24.7 million if the offering is increased by 15%, of the net proceeds of the offering in St. Landry Homestead Federal Savings Bank. We also expect to use a portion of the net proceeds we retain to fund a loan to the employee stock ownership plan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase of shares of common stock and the payment of dividends. St. Landry Homestead Federal Savings Bank generally intends to use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. We currently have no understandings, agreements or commitments regarding any acquisitions. Recently, we entered into an agreement to purchase an office site in Lafayette to establish an additional branch office. The anticipated capitalized costs for the purchase and renovation of this new office site will be approximately $1.4 million. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock.

At December 31, 2020, St. Landry Homestead Federal Savings Bank had equity of  $50.6 million, and for the year ended December 31, 2020 a return on average equity of -1.33%. Upon completion of the conversion, Catalyst Bancorp, on a consolidated basis, will have shareholders’ equity of between $78.1 million and $93.9 million at the minimum and adjusted maximum of the offering range, respectively. For additional information see “How We Intend to Use the Proceeds from the Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the Nasdaq Capital Market under the symbol “CLST” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” shareholders (shareholders owning more than 100 shares) and at least three companies making a market for our common stock. Piper Sandler & Co. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.

Our stock-based and other benefit plans will increase our costs, which will reduce our net income.

We intend to adopt new stock-based benefit plans after the conversion and offering, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the offering, our costs would increase further.

We also will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased by the employee stock ownership plan in the offering and for our new stock-based benefit plans has been estimated to be approximately $934,000 ($789,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share.

For further discussion of our proposed stock-based plans, see “Management — New Benefit Plans  —  Employee Stock Ownership Plan” and “— Stock Option and Recognition and Retention Plans.”

The implementation of our stock-based benefit plans may dilute your ownership interest.

We intend to adopt stock-based benefit plans following the conversion and offering. The stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, shareholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options and restricted stock awards in an amount equal to 10.0% and 4.0%, respectively, of the total shares issued in the offering.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Catalyst Bancorp without our board of directors’ prior approval.

Under Federal Reserve Board regulations no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including St. Landry Homestead Federal Savings Bank.

There also are provisions in our articles of incorporation that may be used to delay or block a takeover attempt, including a provision that prohibits any person from acquiring or voting more than 10% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Catalyst Bancorp without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

See “Restrictions on Acquisition of Catalyst Bancorp” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions and provisions in our articles of incorporation and bylaws that could impact acquisitions of control of Catalyst Bancorp.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Catalyst Bancorp will depend primarily upon the proceeds it retains from the offering as well as earnings of St. Landry Homestead Federal Savings Bank to provide funds to pay dividends on our common stock. The payment of dividends by Catalyst Bancorp also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations. As a result, any payment of dividends in the future by Catalyst Bancorp will depend, in large part, on St. Landry Homestead Federal Savings Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

You may not revoke your decision to purchase Catalyst Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond ____________, or the number of shares to be sold in the offering is increased to more than 5,091,625 shares or decreased to fewer than 3,272,500 shares.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or on any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We intend to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of  (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our shareholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

SELECTED FINANCIAL AND OTHER DATA

Set forth below is selected financial and other data of St. Landry Homestead Federal Savings Bank at and for the dates indicated. The following is only a summary and should be read in conjunction with the business and financial information regarding St. Landry Homestead Federal Savings Bank included elsewhere in this prospectus, including the financial statements beginning on page F-1 of this prospectus. The information at and for the years ended December 31, 2020 and 2019 is derived in part from the audited financial statements that appear elsewhere in this prospectus.

	At December 31,
	2020	2019
	(In thousands)
Selected Financial Condition Data:
Total assets	$224,652	$218,473
Cash and cash equivalents	25,245	17,909
Investment securities:
Held to maturity	17,523	13,129
Available for sale	20,730	14,221
FHLB stock	1,394	1,372
Loans receivable, net	148,778	161,582
Total deposits	164,598	141,629
FHLB advances	8,838	25,000
Total equity	50,603	51,168

	For the Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$8,490	$8,968
Total interest expense	1,705	1,907
Net interest income	6,785	7,061
Provision for loan losses	985	75
Net interest income after provision for loan losses	5,800	6,986
Total non-interest income	966	954
Total non-interest expense	7,914	6,268
Income (loss) before income taxes	(1,148)	1,672
Income taxes	(464)	334
Net income (loss)	$(684)	$1,338

Selected Performance Ratios:(1)
Average yield on interest-earning assets	3.90%	4.31%
Average rate on interest-bearing liabilities	1.09%	1.24%
Average interest rate spread(2)	2.81%	3.07%
Net interest margin(2)	3.12%	3.39%
Average interest-earning assets to average interest-bearing liabilities	138.83%	135.07%
Net interest income after provision for loan losses to non-interest expense	73.29%	111.46%
Total non-interest expense to average assets	3.40%	2.83%
Efficiency ratio(3)	102.10%	78.20%
Return on average assets (ratio of net income to average total assets)	-0.29%	0.60%
Return on average equity (ratio of net income to average total equity)	-1.33%	2.66%

(Footnotes on following page)

	At or For the Year Ended December 31,
	2020	2019
Asset Quality Ratios:(4)
Non-accrual loans as a percent of total loans outstanding	0.85%	0.97%
Non-performing assets as a percent of total assets(5)	0.93%	1.31%
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	2.60%	1.97%
Allowance for loan losses as a percent of total loans outstanding	1.99%	1.27%
Allowance for loan losses as a percent of non-performing loans	180.74%	114.55%
Net charge-offs to average loans receivable	0.02%	0.08%

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	40.99%	40.07%
Tier 1 leverage (core) capital (to adjusted tangible assets)	21.09%	23.23%
Tier 1 risk-based capital (to risk-weighted assets)	40.99%	40.07%
Total risk-based capital (to risk-weighted assets)	42.42%	41.32%
Average equity to average assets	22.18%	22.71%

Other Data:
Banking offices	5	4
Full-time equivalent employees	52	48

(1)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of St. Landry Homestead Federal Savings Bank for the periods and at the dates indicated. The information at December 31, 2020 is derived in part from, and should be read together with, the audited financial statements and notes thereto of St. Landry Homestead Federal Savings Bank beginning at page F-1 of this prospectus. The information at March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2021.

	At March 31,	At December 31,
	2021	2020
	(In thousands)
Selected Financial Condition Data:
Total assets	$236,706	$224,652
Cash and cash equivalents	37,071	25,245
Investment securities:
Held to maturity	17,517	17,523
Available for sale	26,493	20,730
FHLB stock	1,397	1,394
Loans receivable, net	142,929	148,778
Total deposits	176,669	164,598
FHLB advances	8,883	8,838
Total equity	50,427	50,603

	For the Three Months Ended March 31,
	2021	2020
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$1,907	$2,178
Total interest expense	223	458
Net interest income	1,684	1,720
Provision for loan losses	--	71
Net interest income after provision for loan losses	1,684	1,649
Total non-interest income	223	190
Total non-interest expense	1,726	1,634
Income before income taxes	181	205
Income taxes	30	50
Net income	$151	$155

Selected Performance Ratios:(1)
Average yield on interest-earning assets	3.64%	4.29%
Average rate on interest-bearing liabilities	0.60%	1.23%
Average interest rate spread(2)	3.04%	3.06%
Net interest margin(2)	3.21%	3.39%
Average interest-earning assets to average interest-bearing liabilities	140.58%	136.27%
Net interest income after provision for loan losses to non-interest expense	97.57%	100.92%
Total non-interest expense to average assets	3.05%	3.00%
Efficiency ratio(3)	90.51%	85.55%
Return on average assets (ratio of net income to average total assets)	0.27%	0.28%
Return on average equity (ratio of net income to average total equity)	1.21%	1.22%

(Footnotes on following page)

	At or For the Three Months Ended March 31,
	2021	2020
Asset Quality Ratios:(4)
Non-accrual loans as a percent of total loans outstanding	0.98%	1.01%
Non-performing assets as a percent of total assets(5)	0.94%	1.31%
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	2.55%	1.94%
Allowance for loan losses as a percent of total loans outstanding	2.07%	1.34%
Allowance for loan losses as a percent of non-performing loans	178.22%	109.26%
Net charge-offs to average loans receivable	0.16%	0.03%

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	41.16%	39.75%
Tier 1 leverage (core) capital (to adjusted tangible assets)	21.66%	23.27%
Tier 1 risk-based capital (to risk-weighted assets)	41.16%	39.75%
Total risk-based capital (to risk-weighted assets)	42.43%	41.00%
Average equity to average assets	22.06%	23.30%

Other Data:
Banking offices	5	4
Full-time equivalent employees	54	52

(1)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

Comparison of Financial Condition at March 31, 2021 and December 31, 2020

Total Assets. Total assets increased $12.1 million, or 5.4%, to $236.7 million at March 31, 2021 from $224.7 million at December 31, 2020. The increase resulted primarily from an $11.8 million increase in cash and cash equivalents and a $5.8 million increase in investment securities, offset in part by a decrease of $5.8 million in net loans receivable.

Cash and Cash Equivalents. Cash and cash equivalents increased by $11.8 million, or 46.8%, to $37.1 million at March 31, 2021 compared to $25.2 million at December 31, 2020. The increase in cash and cash equivalents reflects increased cash flows from loan principal repayments, which amounted to $11.0 million in the first quarter of 2021, as well as deposit inflows associated with SBA PPP loans originated during the quarter and government stimulus payments received by our customers. The level of loan principal repayments during the quarter ended March 31, 2021, reflects in part the continuing effect of the historically low market rates of interest on residential mortgage loans and increased repayments by our mortgage loan customers who have re-financed their loans with other institutions.

Net loans. Our loans receivable, net, decreased by $5.8 million, or 3.9%, to $142.9 million at March 31, 2021 compared to $148.8 million at December 31, 2020. During the first quarter of 2021, our total real estate loan portfolio decreased by $5.9 million, due primarily to a $4.8 million decrease in one- to four-family residential mortgage loans, a $628,000 decrease in construction and land loans and a $322,000 decrease in commercial real estate loans. Our total commercial and industrial loans increased by $219,000 to $7.0 million at March 31, 2021 compared to $6.7 million at December 31, 2020. The increase in commercial and industrial loans during the first quarter of 2021 primarily reflects the origination of SBA PPP loans, which amounted to $3.7 million at March 31, 2021 compared to $3.5 million at December 31, 2020.

Investment Securities. Our total investment securities, available-for-sale and held-to-maturity, amounted to $44.0 million at March 31, 2021, an increase of $5.8 million, or 15.1%, compared to $38.3 million in investment securities at December 31, 2020. At March 31, 2021, $26.5 million, or 60.2%, of our total investment securities were classified as available-for-sale. Our investment securities portfolio at such date consisted primarily of debt obligations issued by the U.S. government and government agencies and government sponsored mortgage-backed securities. During the quarter ended March 31, 2021, purchases of $8.2 million of investment securities exceeded $1.9 million of maturities, calls and principal repayments.

Deposits. Our total deposits amounted to $176.7 million at March 31, 2021, an increase of $12.1 million, or 7.3%, compared to December 31, 2020. The increase in total deposits at March 31, 2021 compared to December 31, 2020 reflects in part depository inflows related to SBA PPP loan proceeds as well as government stimulus payments received by our banking customers.

Borrowings. Our borrowings, which consist of FHLB advances, amounted to $8.9 million at March 31, 2021 compared to $8.8 million at December 31, 2020. The $45,000 increase in the carrying value of our FHLB advances reflects the amortization of prepayment penalties on $10.0 million in advances taken during the quarter ended December 31, 2020.

Total Equity. Total equity decreased $176,000 to $50.4 million at March 31, 2021 compared to $50.6 million at December 31, 2020. The primary reason for the decrease in total equity was a $327,000 decrease in accumulated unrealized gains/losses on available for sale securities which was partially offset by net income of $151,000 for the quarter. At March 31, 2021, our ratio of total equity to total assets was 21.3%.

Comparison of Operating Results for the Three Months Ended March 31, 2021 and 2020

General. We had net income of $151,000 for the three months ended March 31, 2021, compared to $155,000 for the three months ended March 31, 2020, a decrease of $4,000. The decrease in net income resulted from a decrease in net interest income of $36,000 and a $92,000 increase in non-interest expense, which were partially offset by a decrease in the provision for loan losses of $71,000, a $33,000 increase in non-interest income and a $20,000 reduction in income tax expense.

Interest Income. Interest income decreased $271,000, or 12.4%, to $1.9 million for the three months ended March 31, 2021 from $2.2 million for the three months ended March 31, 2020. This decrease was primarily attributable to a $231,000 decrease in interest income on loans receivable. The decrease in interest income on loans was due to a reduction in the average balance of our loans of $14.4 million, or 9.0%, to $146.4 million for the three months ended March 31, 2021 from $160.8 million for the three months ended March 31, 2020, coupled with a decrease in the average yield on loans of 14 basis points to 4.91% for the three months ended March 31, 2021 from 5.05% for the three months ended March 31, 2020.

Interest Expense. Total interest expense decreased $235,000, or 51.3%, to $223,000 for the three months ended March 31, 2021 from $458,000 for the three months ended March 31, 2020. The decrease was primarily due to a $130,000, or 65.7%, reduction in interest expense on FHLB advances to $68,000 in the three months ended March 31, 2021 compared to $198,000 in the three months ended March 31, 2020. As a result of the prepayment of FHLB advances in the fourth quarter of 2020, the average balance of our FHLB advances was $8.9 million during the three months ended March 31, 2021 compared to $25.0 million during the three months ended March 31, 2020. Interest expense on deposits was $155,000 during the three months ended March 31, 2021, a $105,000, or 40.4%, reduction compared to $260,000 of interest expense on deposits in the three months ended March 31, 2020. While the average balance of our total interest-bearing deposits increased by $16.6 million, or 13.2%, to $142.5 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, the average rate paid on interest-bearing deposits decreased by 40 basis points to 0.44% in the first quarter of 2021 compared to the first quarter of 2020.

Net Interest Income. Net interest income was $1.7 million for the three months ended March 31, 2021, a decrease of $36,000, or 2.1%, compared to the three months ended March 31, 2020. Our interest rate spread decreased to 3.04% for the three months ended March 31, 2021 from 3.06% for the three months ended March 31, 2020, and our net interest margin decreased to 3.21% for the three months ended March 31, 2021 from 3.39% for the three months ended March 31, 2020. The decreases in interest rate spread and net interest margin primarily reflect the effects of the continuing low interest rate environment.

Provision for Loan Losses. We recorded no provision for loan losses for the three months ended March 31, 2021, compared to a $71,000 provision for the three months ended March 31, 2020. The decrease in the provision for loan losses for the three months ended March 31, 2021 compared to for the three months ended March 31, 2020 resulted from our analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Allowance for Loan Losses.” The ratio of non-accrual loans as a percent of total loans outstanding was 0.98% at March 31, 2021 compared to 1.01% at March 31, 2020, and the ratio of our allowance for loan losses to non-performing loans was 178.2% at March 31, 2021 compared to 109.3% at March 31, 2020.

Non-interest Income. Non-interest income increased $33,000, or 17.4%, to $223,000 for the three months ended March 31, 2021 from $190,000 for the three months ended March 31, 2020. The increase was primarily due to a $71,000 increase in other non-interest income, primarily related to an increase in SBA fee income, partially offset by a $37,000 decrease in service charges on deposit accounts in the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020.

Non-interest Expense. Non-interest expense increased $92,000, or 5.6%, to $1.7 million for the three months ended March 31, 2021 from $1.6 million for the three months ended March 31, 2020. The increase was due primarily to an $80,000 increase in salaries and employee benefit expense, due in part to new employee hires, a $37,000 increase in occupancy and equipment expense, primarily reflecting expense related to the additional branch office that we opened in 2020, and a $24,000 increase in computer services expense, primarily reflecting systems upgrades. These increases were partially offset by a $31,000 reduction in real estate owned expense and a $25,000 reduction in advertising and marketing expense in the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020.

Upon consummation of the conversion and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company, including the Louisiana shares tax, the expected hiring of additional personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our shareholders.

Income Tax Expense. Income tax expense decreased $20,000 to $30,000 for the three months ended March 31, 2021 compared to $50,000 for the three months ended March 31, 2020. The decrease resulted primarily from lower income before income taxes and an increase in non-taxable income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are different than expected;

•	conditions relating to the Covid-19 pandemic, or other infectious disease outbreaks, including the severity and duration of the associated economic slowdown, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	major catastrophes such as hurricanes, floods or other natural disasters, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us and our customers and other constituencies;

•	technological changes that may be more difficult or expensive than expected;

•	success or consummation of new business initiatives may be more difficult or expensive than expected;

•	the inability of third party service providers to perform;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to continue to implement our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to manage market risk, credit risk and operational risk in the current economic conditions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees; and

•	our compensation expense associated with equity allocated or awarded to our employees.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net offering proceeds will be until the offering is completed, we estimate that the net proceeds will be between $31.4 million and $42.8 million, or $49.4 million if the offering range is increased by 15.0%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	3,272,500 Shares		3,850,000 Shares		4,427,500 Shares		5,091,625 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$32,725		$38,500		$44,275		$50,916
Less: offering expenses	(1,347)		(1,395)		(1,443)		(1,498)
Net offering proceeds	$31,378	100.0%	$37,105	100.0%	$42,832	100.0%	$49,418	100.0%

Distribution of net proceeds:
Proceeds contributed to St. Landry Homestead Federal Savings Bank	$15,689	50.0%	$18,553	50.0%	$21,416	50.0%	$24,709	50.0%
Loan to employee stock ownership plan	2,618	8.3	3,080	8.3	3,542	8.3	4,073	8.2
Proceeds retained by Catalyst Bancorp	$13,071	41.7%	$15,473	41.7%	$17,874	41.7%	$20,636	41.8%

(1)	As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce St. Landry Homestead Federal Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated offering than we have assumed.

Catalyst Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	for capital management strategies, including repurchases to fund stock-based benefit plans and additional stock repurchases, subject to regulatory limitations;

•	to finance the potential acquisitions of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards or tax-qualified employee stock benefit plans.

St. Landry Homestead Federal Savings Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investment securities of the type currently held by St. Landry Homestead Federal Savings Bank. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions.

We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering. See “Risk Factors—Risks Related to the Offering—We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock” and “—Risks Related to the Offering—The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our financial condition and results of operations, tax considerations, capital requirements and available alternative uses for capital, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or, if dividends are paid, that any such dividends will not be reduced or eliminated in the future.

The source of dividends will depend on the net proceeds retained by Catalyst Bancorp and earnings thereon, and dividends from St. Landry Homestead Federal Savings Bank to Catalyst Bancorp. In addition, Catalyst Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Louisiana law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities (subject to the amount necessary to satisfy the payment due any shareholders with preferential rights).

After the completion of the conversion, St. Landry Homestead Federal Savings Bank will not be permitted to pay dividends to Catalyst Bancorp, its sole shareholder, if St. Landry Homestead Federal Savings Bank’s shareholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, St. Landry Homestead Federal Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. St. Landry Homestead Federal Savings Bank must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.

Any payment of dividends by St. Landry Homestead Federal Savings Bank to Catalyst Bancorp that would be deemed to be drawn from St. Landry Homestead Federal Savings Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by St. Landry Homestead Federal Savings Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. St. Landry Homestead Federal Savings Bank does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with St. Landry Homestead Federal Savings Bank. Accordingly, it is anticipated that any cash distributions made by Catalyst Bancorp to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the conversion and stock offering, Catalyst Bancorp will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “CLST”, subject to completion of the conversion and compliance with certain listing conditions, including the presence of at least three registered and active market makers. Piper Sandler & Co. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2020, St. Landry Homestead Federal Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of St. Landry Homestead Federal Savings Bank at December 31, 2020, and the pro forma equity capital and regulatory capital of St. Landry Homestead Federal Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that St. Landry Homestead Federal Savings Bank receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	St. Landry Homestead Federal Savings Bank Historical at		St. Landry Homestead Federal Savings Bank Pro Forma at December 31, 2020 Based Upon the Sale in the Offering of:
	December 31, 2020		3,272,500 Shares		3,850,000 Shares		4,427,500 Shares		5,091,625 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$50,603	22.53%	$62,365	25.95%	$64,536	26.54%	$66,706	27.11%	$69,202	27.75%

Tier 1 leverage capital (2)(3)	$50,496	21.09%	$62,258	24.41%	$64,429	24.98%	$66,599	25.53%	$69,095	26.16%
Tier 1 leverage requirement	11,970	5.00	12,755	5.00	12,898	5.00	13,041	5.00	13,206	5.00
Excess	$38,526	16.09%	$49,503	19.41%	$51,531	19.98%	$53,558	20.53%	$55,889	21.16%

Tier 1 risk-based capital (2)(3)	$50,496	40.99%	$62,258	49.28%	$64,429	50.77%	$66,599	52.24%	$69,095	53.92%
Tier 1 risk-based requirement	9,856	8.00	10,107	8.00	10,152	8.00	10,198	8.00	10,251	8.00
Excess	$40,640	32.99%	$52,151	41.28%	$54,277	42.77%	$56,401	44.24%	$58,844	45.92%

Common equity tier 1 risk-based capital (2)(3)	$50,496	40.99%	$62,258	49.28%	$64,429	50.77%	$66,599	52.24%	$69,095	53.92%
Common equity tier 1 risk-based requirement	8,008	6.50	8,212	6.50	8,249	6.50	8,286	6.50	8,329	6.50
Excess	$42,488	34.49%	$54,046	42.78%	$56,180	44.27%	$58,313	45.74%	$60,766	47.42%

Total risk-based capital (2)(3)	$52,257	42.42%	$64,019	50.67%	$66,190	52.16%	$68,360	53.62%	$70,856	55.30%
Total risk-based requirement	12,319	10.00	12,633	10.00	12,691	10.00	12,748	10.00	12,814	10.00
Excess	$39,938	32.42%	$51,386	40.67%	$53,499	42.16%	$55,612	43.62%	$58,042	45.30%

Reconciliation of capital infused into St. Landry Homestead Federal Savings Bank:
Net proceeds			$15,689		$18,553		$21,416		$24,709
Less: Common stock acquired by employee stock ownership plan			(2,618)		(3,080)		(3,542)		(4,073)
Less: Common stock acquired by recognition and retention plan			(1,309)		(1,540)		(1,771)		(2,037)
Pro forma increase			$11,762		$13,933		$16,103		$18,599

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents, at December 31, 2020, the historical capitalization of St. Landry Homestead Federal Savings Bank and the pro forma consolidated capitalization of Catalyst Bancorp after giving effect to the conversion and offering based upon the assumptions set forth under “Pro Forma Data.”

	St. Landry Homestead Federal Savings Bank Historical at	Catalyst Bancorp Pro Forma at December 31, 2020 Based upon the Sale in the Offering at $10.00 per Share of:
	December 31, 2020	3,272,500 Shares	3,850,000 Shares	4,427,500 Shares	5,091,625 Shares (1)
	(Dollars in thousands)
Deposits (2)	$164,598	$164,598	$164,598	$164,598	$164,598
Borrowings	8,838	8,838	8,838	8,838	8,838

Total deposits and borrowed funds	$173,436	$173,436	$173,436	$173,436	$173,436

Shareholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized	$--	$--	$--	$--	$--
Common stock, $0.01 par value, 30,000,000 shares authorized; shares to be issued as reflected (3)	--	33	39	44	51
Additional paid-in capital	--	31,345	37,066	42,788	49,367
Retained earnings (4)	50,496	50,496	50,496	50,496	50,496
Accumulated other comprehensive income	107	107	107	107	107
Less:
Common stock to be acquired by employee stock ownership plan (5)	--	(2,618)	(3,080)	(3,542)	(4,073)
Common stock to be acquired by stock-based benefit plans (6)	--	(1,309)	(1,540)	(1,771)	(2,037)

Total shareholders’ equity	$50,603	$78,054	$83,088	$88,122	$93,911

Pro Forma Shares Outstanding	--	3,272,500	3,850,000	4,427,500	5,091,625
Total shareholders’ equity as a percentage of total assets	22.53%	30.96%	32.31%	33.61%	35.05%

(1)	As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts at St. Landry Homestead Federal Savings Bank for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. The implementation of such plans will require shareholder approval. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)	The retained earnings of St. Landry Homestead Federal Savings Bank will be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulations – Capital Distributions.”

(Footnotes continued on following page)

(5)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Catalyst Bancorp. The loan will be repaid principally from St. Landry’s Homestead Federal Savings Bank’s contributions to the employee stock ownership plan. Since Catalyst Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Catalyst Bancorp’s consolidated balance sheet. Accordingly, the dollar amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity. See “Management – New Stock Benefit Plans - Employee Stock Ownership Plan.”

(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by a stock-based recognition and retention plan. The funds to be used by such plan to purchase the shares will be provided by Catalyst Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Catalyst Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such recognition and retention plan and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require shareholder approval. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

PRO FORMA DATA

The following table illustrates the pro forma impact of the conversion and offering on our net income and shareholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following table is based upon the following assumptions, although actual expenses may vary from these estimates:

•	all of the shares of common stock will be sold in the subscription offering and no shares will be sold in the syndicated offering;

•	our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from Catalyst Bancorp that will be repaid in equal installments over 20 years;

•	our directors, executive officers and their associates will purchase an aggregate of 155,000 shares of common stock in the offering;

•	we will pay Piper Sandler & Co. a fee equal to 0.90% of the aggregate amount of common stock sold in the subscription offering, except that no fee will be paid with respect to shares purchased by our employee stock ownership plan and by our officers, directors and employees or members of their immediate families; and

•	total expenses of the offering, excluding selling agent fees and commissions, will be approximately $1,090,000.

We calculated pro forma consolidated net income for the year ended December 31, 2020, as if the estimated net investable proceeds had been invested at an assumed interest rate of 0.36% (0.28% on an after-tax basis using an assumed tax rate of 21.0%). This represents the yield on the five-year United States Treasury Note at December 31, 2020, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal banking regulators.

We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a new stock-based Recognition and Retention Plan (“RRP”). We have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same $10.00 per share price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plan will vest over a five-year period.

We also have assumed that options will be granted under a new stock option plan to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the table below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.15 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the conversion and offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net offering proceeds to St. Landry Homestead Federal Savings Bank, and Catalyst Bancorp will retain the remainder of the net proceeds from the stock offering. Catalyst Bancorp will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the offering;

•	Increased fees that we would pay Piper Sandler & Co. and other broker-dealers in the event that we have to conduct a syndicated offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of St. Landry Homestead Federal Savings Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering — Liquidation Rights.”

	At or for the Year Ended December 31, 2020 Based upon the Sale at $10.00 Per Share of
	3,272,500 Shares	3,850,000 Shares	4,427,500 Shares	5,091,625 Shares
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering:	$32,725	$38,500	$44,275	$50,916
Expenses	(1,347)	(1,395)	(1,443)	(1,498)
Estimated net proceeds	31,378	37,105	42,832	49,418
Common stock purchased by ESOP(1)	(2,618)	(3,080)	(3,542)	(4,073)
Common stock purchased by RRP(2)	(1,309)	(1,540)	(1,771)	(2,037)
Estimated net proceeds, as adjusted	$27,451	$32,485	$37,519	$43,308

For the Year Ended December 31, 2020
Consolidated net income (loss):
Historical	$(684)	$(684)	$(684)	$(684)
Income on net proceeds	78	92	107	123
Less: state shares tax(3)	(252)	(311)	(338)	(358)
Employee stock ownership plan(1)	(103)	(122)	(140)	(161)
RRP awards(2)	(207)	(243)	(280)	(322)
Stock options(4)	(197)	(231)	(266)	(306)
Pro forma net income (loss)	$(1,365)	$(1.499)	$(1,601)	$(1,708)

Net income (loss) per share(5):
Historical	(0.23)	(0.19)	(0.17)	(0.14)
Income on net proceeds	0.03	0.03	0.03	0.03
Less: state shares tax(3)	(0.08)	(0.09)	(0.08)	(0.08)
Employee stock ownership plan(1)	(0.03)	(0.03)	(0.03)	(0.03)
RRP awards(2)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options(4)	(0.07)	(0.07)	(0.07)	(0.07)
Pro forma net income (loss) per share(5)	$(0.45)	$(0.42)	$(0.39)	$(0.36)

Offering price to pro forma net earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	3,023,790	3,557,400	4,091,010	4,704,662

At December 31, 2020
Shareholders’ equity:
Historical	$50,603	$50,603	$50,603	$50,603
Estimated net proceeds	31,378	37,105	42,832	49,418
Common stock acquired by ESOP(1)	(2,618)	(3,080)	(3,542)	(4,073)
RRP awards(2)	(1,309)	(1,540)	(1,771)	(2,037)
Pro forma shareholders’ equity	$78,054	$83,088	$88,122	$93,911

Shareholders’ equity per share:
Historical	$15.46	$13.14	$11.43	$9.94
Estimated net proceeds	9.59	9.64	9.67	9.70
Common stock acquired by ESOP (1)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by RRP(2)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(6)	23.85	21.58	19.90	18.44
Less: Intangibles	--	--	--	--
Pro forma tangible shareholders’ equity per share(6)	$23.85	$21.58	$19.90	$18.44

Pro forma price to book value	41.93%	46.34%	50.25%	54.23%
Pro forma price to tangible book value	41.93%	46.34%	50.25%	54.23%

Number of shares outstanding for pro forma book value per share calculations	3,272,500	3,850,000	4,427,500	5,091,625

(footnotes begin on next page)

(1)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Catalyst Bancorp. St. Landry Homestead Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. St. Landry Homestead Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation-Stock Compensation-Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by St. Landry Homestead Federal Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 21.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that shares were committed to be released over 20 equal annual installments during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)	Assumes that a new stock-based recognition and retention plan purchases an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Catalyst Bancorp or through open market purchases. Shares in the recognition and retention plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Catalyst Bancorp. The table assumes that (i) the recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2020, and (iii) the plan expense reflects an effective tax rate of 21.0%. Assuming shareholder approval of the recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

(3)	Following the offering, St. Landry Homestead Federal Savings Bank will be subject to the Louisiana shares tax. The shares tax is based upon the bank’s retained earnings and capital stock accounts minus certain real and personal property credits. The amount shown is an estimate. For additional information, see “Taxation – State Taxation.”

(4)	Assumes that options are granted under a new stock option plan to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Shareholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.17 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 21.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 9.9%. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note (1) above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)	Shareholders’ equity per share calculations are based upon the number of shares assumed to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of the financial condition and results of operations of St. Landry Homestead Federal Savings Bank (which we also refer to as “St. Landry Homestead” or “the Bank”). The information in this section has been derived from the audited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Catalyst Bancorp provided in this prospectus.

Overview

The Bank is a community-oriented savings bank headquartered in Opelousas, Louisiana. We currently operate four full-service banking offices in St. Landry Parish, Louisiana and one full-service banking office in Lafayette Parish, Louisiana. We are evaluating sites for an additional banking office in Lafayette Parish and expect to open an additional office by year-end 2021. Our primary business consists of attracting deposits from the general public and using those funds together with funds we borrow from the Federal Home Loan Bank (“FHLB”) of Dallas and other sources to originate loans to our customers and invest in securities. At December 31, 2020, we had total assets of $224.7 million, including $148.8 million in net loans and $38.3 million of investment securities, total deposits of $164.6 million and total equity of $50.6 million. For the year ended December 31, 2020, we recorded a net loss of $684,000 compared to net income of $1.3 million for the year ended December 31, 2019. The primary reasons for our net loss in 2020 were $1.5 million of prepayment penalties recognized on the extinguishment of $15.0 million of FHLB advances and a $910,000 increase in the provision for loan losses in 2020 compared to the year ended December 31, 2019.

Historically, we operated as a traditional thrift relying on long-term, single-family residential mortgage loans secured by properties located primarily in St. Landry Parish and adjoining areas to generate interest income. As discussed below, we are re-focusing our business strategy to a relationship-based community bank model. The conversion and offering are important factors in our efforts to become a more dynamic, profitable and growing institution.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fee income and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. After the conversion, we expect that our non-interest expenses will increase as we grow and expand our operations. In addition, our compensation expense will increase due to the new stock benefit plans we intend to implement. See “Pro Forma Data.” Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, the impact of the COVID-19 pandemic and the on-going economic slowdown, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

Business Strategy

Our business strategy is focused on transforming St. Landry Homestead Federal Savings Bank into a more dynamic institution by embracing a relationship-oriented community bank model targeting small- to mid-sized businesses and business professionals in our market areas while continuing to serve our traditional customer base. Highlights of our business strategy, which is designed to facilitate our ability to operate and grow as a profitable community-based banking institution, include the following:

•	Growing the loan portfolio with greater diversification. Our primary lending focus has been the origination of one- to four-family residential mortgage loans. At December 31, 2020, $99.9 million, or 65.8% of our loan portfolio, was secured by single-family residential mortgage loans. We believe that increased commercial lending offers an opportunity to enhance our profitability and our growth prospects. We intend to increase our commercial lending activities, particularly with respect to commercial real estate loans, commercial and industrial loans and multi-family residential real estate loans. We plan to emphasize building full-service banking relationships with small- to mid-sized businesses and business professionals in our market area. We anticipate that our commercial real estate lending originations will focus on loans ranging in size from $500,000 to $2.0 million and that the focus of our commercial and industrial lending originations will be on loans ranging in size from $100,000 to $500,000.

•	Grow our franchise organically through enhanced banking products and services. We expect to embark on a strategy of prudent growth following the conversion and offering. We believe we have an opportunity to grow organically by focusing on building relationships with small- to mid-sized businesses and business professionals in our market area and by enhancing the products and services we offer. We expect to increase our commercial loan originations while building strong relationships with an increased base of small- to mid-sized business and professional banking customers. To accomplish our goal, we are reviewing policies and procedures to facilitate our abilities to compete for new business customers. We will continue to enhance our staff capacity through training and hiring of new employees as needed to facilitate our growth. In addition, we continue to review our technology and infrastructure and will implement new and enhanced technology tools and on-line services preferred by many of our existing and prospective customers.

•	Recruiting and retaining top talent and personnel. Mr. Zanco was hired as our new President and Chief Executive Officer in August 2020. Since then, we have also hired a new Chief Risk Officer and two commercial bankers. Recruiting and retaining talented individuals to guide us through the implementation of our business strategy will be critical to our success. While we believe we have assembled a strong management team, we will continue assessing our personnel needs and expect to add new bankers and management staff in order to complement the group that we have assembled. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with federal banking regulations, after the conversion.

•	Expand our franchise through de novo branching and possible acquisition of other financial institutions. We opened an additional office in Opelousas, Louisiana in July 2019, and expanded our branch network into Lafayette Parish with our Carencro office which was opened in October 2020. We are planning to add to our presence in Lafayette Parish and we recently entered into an agreement to purchase a building in Lafayette, which we expect to open as a new branch office by the end of 2021. In addition, after the conversion and offering, we believe there will be opportunities for expansion through acquisitions of other financial institutions in our current market area and adjoining markets in south Louisiana. While we do not currently have any understandings or agreements regarding any specific transactions, the conversion and offering will enhance our ability to undertake future acquisitions.

•	Rebranding our banking franchise. Once we have largely implemented our business strategy, we expect to rebrand St. Landry Homestead Federal Savings Bank. Such re-branding efforts may include a new name, a new marketing campaign, updated on-line and website materials and new signage and logos to capture and reflect the new focus of the bank.

•	Manage credit risk to reduce our level of non-performing assets. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our ratio of non-performing assets to total assets was 0.93% at December 31, 2020.

Critical Accounting Policies

In reviewing and understanding financial information for St. Landry Homestead, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus. Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses.  We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. The allowance for loan losses represents management’s estimate for probable losses that are inherent in our loan portfolio but which have not yet been realized as of the date of our balance sheet. It is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios, and general amounts for historical loss experience. All of these estimates may be susceptible to significant changes as more information becomes available.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of the Comptroller of the Currency as an integral part of their examination processes periodically reviews our allowance for loan losses. While management is responsible for the establishment of the allowance for loan losses and for adjusting such allowance through provisions for loan losses, management may determine, as a result of such regulatory reviews, that an increase or decrease in the allowance or provision for loan losses may be necessary or that loan charge-offs are needed. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes.  Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws. Realizing our deferred tax assets principally depends upon our achieving projected future taxable income. We may change our judgments regarding future profitability due to future market conditions and other factors. We may adjust our deferred tax asset balances if our judgments change.

COVID-19

In light of the recent events surrounding the COVID-19 epidemic, St. Landry Homestead is continually assessing the effects of the pandemic on its employees, customers and communities. In March 2020, the CARES Act was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation. The Bank has been working diligently to help support its customers through the PPP, loan modifications and loan deferrals. As of December 31, 2020, St. Landry Homestead has funded 86 SBA PPP loans totaling approximately $3.5 million with an average loan balance of $40,763 to existing customers and key prospects located primarily in our markets in south central Louisiana. In addition, during the year ended December 31, 2020, we granted loan modifications under the CARES Act generally in the form of three-month deferrals of principal payments and a three-month extension of the maturity date. The Bank handles loan modification requests on a case-by-case basis considering the effects of the COVID-19 pandemic, the related economic slowdown and stay-at-home orders on our customers and their current and projected cash flows through the terms of their respective loans. We believe the customer interaction during this time provides us with an opportunity to broaden and deepen our customer relationships while benefiting the local communities we serve. Through December 31, 2020, we modified 167 loans with principal balances totaling $23.9 million. As of December 31, 2020, our COVID-19 loan modifications consisted of five loans with an aggregate outstanding principal balance of $1.5 million at such date.

The Bank is working with customers affected by COVID-19 through modifications of their loans. In accordance with guidance from the Federal Deposit Insurance Corporation (the “FDIC”), borrowers who were current prior to becoming affected by COVID-19, that received loan modifications as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses. The Bank is evaluating all loan modifications to customers to identify and quantify any impact they may have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect St. Landry Homestead in the future.

Comparison of Financial Condition At December 31, 2020 and December 31, 2019

Total Assets. Total assets increased $6.2 million, or 2.8%, to $224.7 million at December 31, 2020 compared to $218.5 million at December 31, 2019. The increase resulted primarily from increases in investment securities, held to maturity and available for sale, which increased by an aggregate of $10.9 million, and $7.3 million in cash and cash equivalents, which were partially offset by a $12.8 million decrease in loans receivable, net.

Cash and Cash Equivalents. Cash and cash equivalents increased by $7.3 million, or 41.0%, to $25.2 million at December 31, 2020 compared to $17.9 million at December 31, 2019. The increase in cash and cash equivalents reflects increased cash flows from loan principal repayments, which increased by $7.7 million, or 30.3%, in 2020 compared to 2019, as well as deposit inflows associated with SBA PPP loans originated during the year. The increase in loan principal repayments during the year end December 31, 2020, reflects in part the highly competitive market for residential mortgage loans and increased repayments by our mortgage loan customers who have re-financed their mortgage loans with other institutions in the continuing low interest rate environment.

Net loans. Our loans receivable, net, decreased by $12.8 million, or 7.9%, to $148.8 million at December 31, 2020 compared to $161.6 million at December 31, 2019. During the year ended December 31, 2020, our total loan originations, which amounted to $17.1 million, and purchases, which amounted to $1.3 million, were more than offset by $33.2 million in loan principal repayments. During 2020, we moderated our loan origination efforts in light of the changes to our management team, the uncertainty in the economy due to COVID-19 and the economic slow-down. In addition, our new management team has invested considerable time and effort in assessing the risk profile of our current loan portfolio and updating and revising our loan policies and procedures to position us for loan growth and diversification consistent with our business strategy. During the year ended December 31, 2020, our total real estate loan portfolio decreased by $14.8 million, due primarily to a $12.7 million decrease in one- to four-family residential mortgage loans, which was partially offset by at $1.5 million increase in commercial real estate loans. Our total other loans (commercial and industrial loans and consumer loans) increased by $2.9 million to $11.2 million at December 31, 2020 compared to $8.3 million at December 31, 2019. The increase in total other loans was due primarily to a $3.9 million increase in commercial and industrial loans, primarily reflecting the origination of SBA PPP loans, which amounted to $3.5 million at December 31, 2020. At December 31, 2020, the allowance for loan losses was $3.0 million, an increase of $951,000 compared to December 31, 2019.

Investment Securities. Our total investment securities amounted to $38.3 million at December 31, 2020, an increase of $10.9 million, or 39.9%, compared to $27.4 million in investment securities at December 31, 2019. At December 31, 2020, $20.7 million, or 54.2%, of our total investment securities were classified as available-for-sale. Our investment securities portfolio at such date consisted primarily of debt obligations issued by the U.S. government and government agencies and government sponsored mortgage-backed securities. During the year ended December 31, 2020, purchases of $34.1 million of investment securities exceeded $23.2 million of maturities, calls and principal repayments.

Foreclosed Real Estate. Our foreclosed real estate amounted to $415,000 at December 31, 2020, a $644,000, or 60.8%, decrease compared to $1.1 million of foreclosed real estate properties at December 31, 2019. During the year ended December 31, 2020, we sold an aggregate of 11 foreclosed real estate properties at a net loss of $120,000.

Bank Owned Life Insurance. Total bank owned life insurance (“BOLI”) increased by $1.1 million, or 49.9%, to $3.2 million at December 31,2020. The increase was due to our purchase of an additional $1.0 million of BOLI coverage during the year. BOLI provides us with a funding offset for our employee benefit plans and obligations. BOLI also provides a source of non-interest income that generally is non-taxable.

Deposits. Our total deposits amounted to $164.6 million at December 31, 2020, an increase of $23.0 million, or 16.2%, compared to December 31, 2019. Our core deposits, which we consider to be all deposits except certificate of deposit accounts, increased by $18.5 million during the year ended December 31, 2020, and constituted 57.9% of total deposits at such date. Our certificate of deposit accounts increased by $4.4 million in 2020 and constituted 42.1% of total deposits at December 31, 2020. The increase in total deposits at December 31, 2020 compared to December 31, 2019 reflects in part depository inflows related to SBA PPP loan proceeds as well as the tendency of many of our banking customers to increase their liquidity and reduce spending in the current environment.

Borrowings. Our borrowings, which consist of FHLB advances, amounted to $8.8 million at December 31, 2020 compared to $25.0 million at December 31, 2019. During the fourth quarter of 2020, we repaid $25.0 million of outstanding FHLB advances ($10.0 million of which was treated as a debt modification under GAAP), which had a weighted average cost of 3.18% and remaining terms to maturity ranging from three to five years, and obtained $10.0 million (contractual amount) in new FHLB advances with a weighted average contractual rate of 0.93%, an estimated weighted average effective rate of 2.73% for the year ending December 31, 2021 and maturities ranging from five to eight years. As a result, we recognized $1.5 million in prepayment penalties as non-interest expense in 2020. An additional $1.2 million in prepayment penalties is being deferred and amortized as an adjustment to interest expense with respect to the new $10.0 million of FHLB advances and is accounted for as a debt modification. The new FHLB advances had a carrying value of $8.8 million at December 31, 2020. The $10.0 million in new FHLB advances were accounted for as a debt modification and not extinguishment based on guidance under ASC 470-50, “-Debt-Modification and Extinguishment” given that the previous advances and the new advances were not deemed to be substantially different. In reaching this conclusion, the Bank considered that the FHLB of Dallas was the creditor for both the old and the new debt, the transaction involved the contemporaneous exchanges of cash, the Bank was not experiencing any financial difficulty and there was not more than a 10% difference in the present value of the cash flows of the two advances.

Total Equity. Total equity decreased $565,000, or 1.1%, to $50.6 million at December 31, 2020 compared to $51.2 million at December 31, 2019. The primary reason for the decrease in total equity was the net loss of $684,000 for the year. At December 31, 2020, our ratio of total equity to total assets was 22.5%.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances. The table also reflects the yields on the Bank’s interest-earning assets and costs of interest-bearing liabilities at December 31, 2020.

		Year Ended December 31,
		2020			2019
	Yield/Rate at December 31, 2020	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.65%	$158,909	$7,827	4.93%	$161,568	$7,943	4.92%
Investment securities	2.21	34,663	568	1.64	30,914	688	2.22
Other interest-earning assets	0.25	24,038	95	0.39	15,520	337	2.17
Total interest-earning assets	3.76	217,610	8,490	3.90	208,002	8,968	4.31
Non-interest-earning assets		15,056			13,576
Total assets		$232,666			$221,578
Interest-bearing liabilities:
Savings, NOW and money market accounts	0.18	65,833	191	0.29	59,804	315	0.53
Certificates of deposit	0.81	66,525	729	1.10	69,195	797	1.15
Total deposits	0.49	132,358	920	0.69	128,999	1,112	0.86
FHLB advances	0.93 (2)	24,382	785	3.22	25,000	795	3.18
Total interest-bearing liabilities	0.52	156,740	1,705	1.09	153,999	1,907	1.24
Non-interest-bearing liabilities		24,331			17,259
Total liabilities		181,071			171,258
Retained earnings		51,595			50,320
Total liabilities and retained earnings		$232,666			$221,578
Net interest-earning assets	3.24%	$60,870			$54,003
Net interest income; average interest rate spread			$6,785	2.81%		$7,061	3.07%
Net interest margin(3)				3.12%			3.39%
Average interest-earning assets to average interest-bearing liabilities				138.83%			135.07%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Contractual rate at December 31, 2020.
(3)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31, 2020 compared to 2019
	Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)
	(In thousands)
Interest income:
Loans receivable	$15	$(131)	$(116)
Investment securities	(196)	76	(120)
Other interest-earning assets	(366)	124	(242)
Total interest income	(547)	69	(478)
Interest expense:
Savings, NOW and money market accounts	(153)	29	(124)
Certificates of deposit	(38)	(30)	(68)
Total deposits	(191)	(1)	(192)
FHLB advances and other borrowings	10	(20)	(10)
Total interest expense	(181)	(21)	(202)
Increase (decrease) in net interest income	$(366)	$90	$(276)

Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

General. For the year ended December 31, 2020, we had a net loss of $684,000 compared to net income of $1.3 million for the year ended December 31, 2019, a difference of $2.0 million. The primary reasons for the net loss in 2020 were $1.5 million in penalties recognized as non-interest expense upon the prepayment of $15.0 million of FHLB advances and a $910,000 increase in the provision for loan losses in 2020 compared to 2019.

Interest Income. Total interest income decreased $478,000, or 5.3%, to $8.5 million for the year ended December 31, 2020 compared to $9.0 million for the year ended December 31, 2019. Interest income on loans decreased by $116,000, or 1.5%, in 2020. The average balance of our loan portfolio decreased by $2.7 million, or 1.6%, which was partially offset by a one basis point (100 basis points being equal to 1.0%) increase in the average yield earned on loans in the year ended December 31, 2020 compared to the year ended December 31, 2019. Interest income earned on our investment securities portfolio decreased by $120,000 for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in 2020 was due primarily to a 58 basis point reduction in the average yield earned on our investment securities, which was partially offset by a $3.7 million increase in the average balance during the year. The average yield earned on our investment securities portfolio was 1.64% for the year ended December 31, 2020 compared to 2.22% for the year ended December 31, 2019, primarily reflecting the continuing historically low market rates of interest during the period. Interest income on other interest-earning assets, consisting primarily of cash and cash equivalent deposits at other financial institutions and other equity investments, decreased by $242,000 in the year ended December 31, 2020 compared to the year ended December 31, 2019. The average yield earned on our other interest-earning assets decreased by 178 basis points to 0.39% for the year ended December 31, 2020 compared 2.17% for the year ended December 31, 2019, which more than offset the effects of an $8.5 million increase in the average balance of other interest-earning assets.

Interest Expense. Total interest expense decreased $202,000, or 10.6%, to $1.7 million for the year ended December 31, 2020 compared to $1.9 million for the year ended December 31, 2019. The decrease in interest expense in 2020 was due primarily to a 17 basis point reduction in the average rate paid on total deposits in the year ended December 31, 2020 compared to the year ended December 31, 2019, which more than offset the effects of a $3.4 million increase in the average balance of total deposits during the period. Interest expense paid on total deposits was $920,000 and $1.1 million for the years ended December 31, 2020 and 2019, respectively. Interest expense on FHLB advances decreased by $10,000 to $785,000 for the year ended December 31, 2020 compared to $795,000 for the year ended December 31, 2019.

Net Interest Income.  Net interest income amounted to $6.8 million for the year ended December 31, 2020, a decrease of $276,000, or 3.9%, compared to $7.1 million for the year ended December 31, 2019. Our interest rate spread decreased to 2.81% for the year ended December 31, 2020 from 3.07% for the year ended December 31, 2019, and our net interest margin decreased to 3.12% for the year ended December 31, 2020 from 3.39% for the year ended December 31, 2019. The decreases in interest rate spread and net interest margin was primarily the result of the continuing low interest rate environment which reduced the average yields earned on our interest-earning assets in an amount which more than offset the reduction in the average cost of our interest-bearing liabilities.

Provision for Loan Losses.  The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in our loan portfolio. Loan losses are charged against the allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information or events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, we will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

An allowance is also established for uncollectible interest on loans classified as substandard. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make interest and principal payments is back to normal, the loan is returned to accrual status.

We recorded a provision for loan losses of $985,000 for the year ended December 31, 2020, compared to a $75,000 provision for the year ended December 31, 2019. The increase in the provision for loan losses in 2020 compared to 2019 reflects our analysis of the known and inherent losses in the portfolio that were both probable and reasonable to estimate. During 2020, during our evaluation of the allowance for loan losses, particular consideration was given to the continuing economic impact of the COVID-19 pandemic as well as the increases of $1.3 million and $919,000, respectively, on the amounts of our impaired loans and substandard loans at December 31, 2020 compared to December 31, 2019.

The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. While management is responsible for the establishment of the allowance for loan losses and for adjusting such allowance through provisions for loan losses, management may determine, as a result of such regulatory reviews, that an increase or decrease in the allowance or provision for loan losses may be necessary or that loan charge-offs are needed.

Non-interest Income. Non-interest income increased $12,000 to $966,000 for the year ended December 31, 2020 from $954,000 for the year ended December 31, 2019. The increase was primarily due to gains of $16,000 on sales of fixed assets.

Non-interest Expense. Non-interest expense increased by $1.6 million, or 26.3%, to $7.9 million for 2020 from $6.3 million for 2019. The increase was due primarily to the recognition of $1.5 million in FHLB prepayment penalties recognized in the year ended December 31, 2020. During the fourth quarter of 2020, we repaid $25.0 million of outstanding FHLB advances, which had a weighted average cost of 3.18% and remaining terms to maturity of three to five years. We obtained $10.0 million (contractual amount) in new advances from the FHLB with a weighted average contractual rate of 0.93%, an estimated weighted average effective rate of 2.73% for the year ending December 31, 2021 and maturities ranging from five to eight years. The repayment and modification of FHLB advances is expected to reduce our interest expenses in future periods. Salaries and employee benefit expense increased by $103,000, or 2.9%, to $3.6 million for the year ended December 31, 2020 compared to $3.5 million for the year ended December 31, 2019. Occupancy and equipment expense increased by $48,000, or 7.6%, in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Upon consummation of the conversion and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company, including the Louisiana shares tax, the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of stock-based benefit plans, if approved by our shareholders. In addition, we will incur increased non-interest expense related to the implementation of our business strategy related to planned additions to our employee base and our planned new branch opening.

Provision for Income Tax Expense. Due to our net loss for the year, we recorded a $464,000 income tax credit for the year ended December 31, 2020, compared to income tax expense of $334,000 in the prior year.

Exposure to Changes in Interest Rates

Our ability to maintain net interest income depends upon our ability to earn a higher yield on interest-earning assets than the rates we pay on deposits and borrowings. Our interest-earning assets consist primarily of securities available-for-sale and long-term residential and commercial mortgage loans, which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise.

Net Portfolio Value Analysis. Our interest rate sensitivity is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) over a range of interest rate scenarios. NPV represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (that is, the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Office of the Comptroller of the Currency provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of the Comptroller of the Currency, which show the impact of changing interest rates on net portfolio value. The following table sets forth our NPV as of December 31, 2020 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

Change in Interest Rates	Net Portfolio Value			NPV as % of Portfolio Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$52,540	$(1,449)	-2.7%	24.8%	0.8%
200	52,646	(1,343)	-2.5	24.1	0.1
100	53,889	(100)	-0.2	24.4	0.4
Static	53,989			24.0
(50)	51,770	(2,219)	-4.1	22.7	-1.3
(100)	50,356	(3,633)	-6.7	21.9	-2.1
(200)	50,309	(3,680)	-6.8	21.8	-2.2

Net Interest Income Analysis. In addition to modeling changes in NPV, we also analyze potential changes to net interest income (“NII”) for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of December 31, 2020.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in thousands)
300bp	$7,485	$144	2.50%
200	7,548	207	3.60
100	7,425	84	1.50
Static	7,185	(156)	-2.70
(50)	7,034	(307)	-5.40
(100)	6,911	(430)	-7.50
(200)	6,888	(453)	-7.90

The above table indicates that as of December 31, 2020, in the event of an immediate and sustained 300 basis point increase in interest rates, our net interest income for the 12 months ending December 31, 2021 would be expected to increase by $144,000 or 2.5% to $7.5 million.

Liquidity and Capital Resources

St. Landry Homestead maintains levels of liquid assets deemed adequate by management. We adjust our liquidity levels to fund deposit outflows, repay our borrowings, and to fund loan commitments. We also adjust liquidity, as appropriate, to meet asset and liability management objectives.

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the FHLB. At December 31, 2020, we had $8.8 million outstanding in advances from the FHLB, and had the capacity to borrow approximately an additional $54.7 million from the FHLB and an additional $17.8 million on a line of credit with First National Bankers Bank at such date.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $857,000 and $1.7 million for the years ended December 31, 2020 and 2019, respectively. Net cash used in investing activities, which consists primarily of net change in loans receivable and net change in investment securities, was ($313,000) and $4.2 million for the years ended December 31, 2020 and 2019, respectively. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and FHLB advances, was $6.8 million and $(4.8) million for the years ended December 31, 2020 and 2019, respectively, resulting from our ability to generate liquidity through our deposit base at lower interest rates to fund loan originations.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. We also anticipate continued use of FHLB advances.

At December 31, 2020, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $50.5 million, or 21.1% of adjusted total assets, which was above the well-capitalized required level of $12.0 million, or 5.0%, and total risk-based capital of $52.3 million, or 42.4% of risk-weighted assets, which was above the well-capitalized required level of $12.3 million, or 10.0%. At December 31, 2019, we also exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $51.2 million, or 23.2% of adjusted total assets, which was above the well-capitalized required level of $11.0 million, or 5.0%, and total risk-based capital of $52.8 million, or 41.3% of risk-weighted assets, which was above the well-capitalized required level of $12.8 million, or 10.0%. Accordingly, St. Landry Homestead was categorized as well-capitalized at December 31, 2020 and 2019. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance Sheet Arrangements. At December 31, 2020, we had $1.0 million of remaining funds to be disbursed on construction loans in process and $82,000 of outstanding commitments to originate loans. Our total letters and lines of credit, unused overdraft privilege amounts and unused lines of credit totaled $3.5 million at December 31, 2020. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2020, totaled $53.2 million at December 31, 2020. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Commitments. The following table summarizes our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at December 31, 2020.

	Total Amounts	Amount of Commitment Expiration – Per Period
	Committed at December 31, 2020	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Letters of credit	$500	$500	$--	$--	$--
Unused overdraft privilege amounts	1,004	--	--	--	1,004
Lines of credit	1,815	581	--	--	1,234
Unused lines of credit	156	151	--	5	--
Undisbursed portion of loans in process	1,007	1,007	--	--	--
Commitments to originate loans	82	82	--	--	--
Total commitments	$4,564	$2,321	$--	$5	$2,238

Contractual Cash Obligations. The following table summarizes our contractual cash obligations at December 31, 2020.

	Total at	Payments Due By Period
	December 31, 2020	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$69,341	$53,232	$13,854	$2,255	$--
FHLB advances	10,000	--	--	3,000	7,000
Total long-term debt	79,341	53,232	13,854	5,255	7,000
Operating lease obligations	--	--	--	--	--
Total contractual obligations	$79,341	$53,232	$13,854	$5,255	$7,000

Impact of Inflation and Changing Prices

The financial statements and related financial data presented herein regarding St. Landry Homestead have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on St. Landry Homestead’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus.

BUSINESS OF CATALYST BANCORP

Catalyst Bancorp was incorporated in the State of Louisiana on February 26, 2021, and has not engaged in any business to date. Upon completion of the conversion, Catalyst Bancorp will own all of the issued and outstanding stock of St. Landry Homestead Federal Savings Bank. We intend to contribute at least 50% of the net proceeds from the stock offering to St. Landry Homestead Federal Savings Bank. Catalyst Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to repurchase shares of common stock, subject to our planned growth, capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Catalyst Bancorp, as the holding company of St. Landry Homestead Federal Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Supervision and Regulation–Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from St. Landry Homestead Federal Savings Bank. St. Landry Homestead Federal Savings Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation – Federal Banking Regulation – Capital Distributions.” Initially, Catalyst Bancorp will neither own nor lease any property, but will instead utilize the premises, equipment and furniture of St. Landry Homestead Federal Savings Bank. At the present time, we intend to employ only persons who are officers of St. Landry Homestead Federal Savings Bank to serve as officers of Catalyst Bancorp. We will, however, use the support staff of St. Landry Homestead Federal Savings Bank from time to time. Catalyst Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

General. St. Landry Homestead Federal Savings Bank is a federally chartered community-oriented savings bank which was originally organized in 1922 and is headquartered in Opelousas, Louisiana. The Bank currently conducts its business from its main office as well as four additional full-service branch offices. Our branch offices are located in Eunice, Port Barre and Opelousas, in St. Landry Parish, and Carencro, in Lafayette Parish. Our branch offices in Opelousas and Carencro were opened in July 2019 and October 2020, respectively. We recently entered into an agreement to purchase an office site in Lafayette, which we expect to add as our newest branch office by year-end 2021.

We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are customer deposits, repayments of loans, maturities of investments and funds borrowed from outside sources such as the FHLB of Dallas. These funds are primarily used for the origination of loans, including single-family residential first mortgage loans, commercial real estate mortgage loans, multi-family residential mortgage loans, commercial and industrial loans, construction and land loans and other loans. The Bank derives its income principally from interest earned on loans and investment securities and, to a lesser extent, from fees received in connection with the origination of loans, service charges on deposit accounts and for other services. The Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses.

We are an active originator of residential home mortgage loans in our market area. Historically, St. Landry Homestead Federal Savings Bank was a traditional thrift institution with an emphasis on long-term single-family residential first mortgage loans secured by residences located in our traditional market area centered in Opelousas, Louisiana. At December 31, 2020, $99.9 million, or 65.8% of our total loan portfolio, was comprised of single-family residential mortgage loans. As previously indicated, our business strategy is to enhance our products and services and embrace a full-service community bank model by re-focusing our efforts in order to attract a greater number of small-to mid-sized businesses and business professionals in our market area and to increase our holdings of commercial and multi-family residential real estate loans and commercial and industrial loans. Commercial real estate loans and commercial and industrial loans are deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans.

Our headquarters office is located at 235 N. Court Street, Opelousas, Louisiana, and our telephone number is (337) 948-3033. We maintain a website at www.stlandryhomestead.com, and we provide our customers with on-line banking services. Information on our website should not be considered a part of this prospectus.

Market Area and Competition

We are headquartered in Opelousas, Louisiana, which is the parish seat for St. Landry Parish. In addition to our main office, we have an additional branch office in Opelousas, as well as branch offices in Eunice and Port Barre, both in St. Landry Parish, and a branch office in Carencro, Louisiana, located in Lafayette Parish, which we opened in October 2020. We currently are evaluating sites in Lafayette Parish for an additional branch office which we plan to open by year-end 2021. St. Landry and Lafayette Parishes are in the Acadiana region of south central Louisiana.

Historically, our business focus has centered on areas within a short drive from our banking offices in St. Landry Parish and adjoining areas. The opening of our branch office in Carencro, Louisiana marked our first branch office in Lafayette Parish. In recent years, St. Landy Parish has seen little growth or expansion. Lafayette, on the other hand, has experienced more growth and expansion. In the future, we expect to focus on increasing our penetration in the Lafayette area. We expect to open a second branch office in Lafayette Parish by year-end 2021 and hope to increase our market share of banking relationships with small- to mid-sized businesses and professionals, particularly in Lafayette.

According to the U.S. Census Bureau, as of July 1, 2019, (i) St. Landry Parish had an estimated population of 82,124, representing a 1.5% decrease from the 2010 census population of 83,390, and (ii) Lafayette Parish had an estimated population of 244,390, a 10.2% increase from the 2010 census population. During the same period, the estimated population in the state of Louisiana grew by 2.5%. The U.S. Census Bureau also indicates that (i) St. Landry Parish had a median household income of $36,403 in 2019 dollars (for 2015-2019) and 22.6% of its population was below poverty level and (ii) Lafayette Parish had median household income of $56,999 and 16.6% of its population was below poverty level in 2019. For the state of Louisiana and the United States, the U.S. Census Bureau reports median household income, in 2019 dollars (for the period 2015-2019), of $49,469 and $62.843, respectively. The December 2020 unemployment rates for St. Landry and Lafayette Parishes were 7.5% and 5.6%, respectively, compared to 6.9% and 6.5%, respectively, for the state of Louisiana and the United States.

Economic activity in the Acadiana region of south-central Louisiana is influenced by the oil and gas industry, in addition to business services such as energy services, healthcare, technology, manufacturing, finance, tourism and other service-related industries. The education/healthcare/social service sector represents the largest employment sector in St. Landry Parish, while the services sector is the largest employment sector in Lafayette Parish. In December 2020, Amazon announced the planned construction of a 1 million square foot fulfillment center in Carencro, which is expected to create 500 new full-time jobs.

We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations, credit unions and mortgage-banking companies. Many of the financial service providers operating in our market area are significantly larger, and have greater financial resources, than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. At December 31, 2020, our net loan portfolio totaled $148.8 million or 66.2% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as “single-family,” residential real estate loans located in our market area. We also originate commercial real estate and multi-family residential mortgage loans, commercial and industrial loans, construction and land loans, consumer loans, consisting primarily of loans secured by deposits at the Bank, automobile, recreational vehicle and boat loans, and other loans.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31,
	2020		2019
	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$99,869	65.8%	$112,616	68.8%
Commercial real estate	30,304	20.0	28,840	17.6
Construction and land	5,538	3.6	8,306	5.1
Multi-family residential	4,801	3.2	5,492	3.4
Farmland	53	--	61	--
Total real estate loans	140,565	92.6	155,315	94.9
Other loans:
Consumer	4,499	3.0	5,477	3.4
Commercial and industrial	6,736	4.4	2,861	1.7
Total other loans	11,235	7.4	8,338	5.1
Total loans	151,800	100.0%	163,653	100.0%
Less: Allowance for loan losses	(3,022)		(2,071)
Net loans	$148,778		$161,582

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of December 31, 2020, before giving effect to net items and the allowance for loan losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four- Family Residential	Commercial Real Estate	Construction and Land	Multi-Family Residential	Farmland	Consumer	Commercial and Industrial	Total
	(In thousands)
Amounts due after December 31, 2020 in:
One year or less	$473	$1,343	$2,608	$--	$--	$355	$916	$5,695
After one year through two years	322	2,908	48	31	--	407	3,534	7,250
After two years through three years	958	2,036	197	--	--	789	396	4,376
After three years through five years	1,882	1,961	404	557	26	1,422	1,312	7,564
After five years through ten years	12,565	6,347	1,386	--	--	1,068	275	21,641
After ten years through 15 years	23,359	5,578	497	2,393	27	256	39	32,149
After 15 years	60,310	10,131	398	1,820	--	202	264	73,125
Total	$99,869	$30,304	$5,538	$4,801	$53	$4,499	$6,736	$151,800

The following table shows the dollar amount of our loans at December 31, 2020, due after December 31, 2021, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2020
	(In thousands)
One- to four-family residential	$20,274	$79,122	$99,396
Commercial real estate	6,659	22,302	28,961
Construction and land	1,704	1,226	2,930
Multi-family residential	401	4,400	4,801
Farmland	26	27	53
Consumer	2,136	2,008	4,144
Commercial and industrial	5,820	--	5,820
Total	$37,020	$109,085	$146,105

Loan Originations. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. Single-family residential mortgage loan applications and consumer loan applications are taken at any of the Bank’s branch offices or customers may submit an application on-line. Applications for other loans typically are taken personally by one of our loan officers, although they may be received by a branch office initially and then referred to a loan officer. All loan applications are processed and underwritten centrally at our main office.

Our single-family residential first mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) and Federal National Mortgage Association (“FNMA” or “Fannie Mae”). However, our underwriting standards do not require that new single-family residential mortgage loans conform to secondary market standards and a significant portion of our single-family residential mortgage loans are considered “non-conforming” due to factors such as the borrower’s job status or income, the condition or age of the residence or other factors. For loans which are secured by real estate, property valuations are undertaken by an independent third-party appraiser approved by our board of directors.

In addition to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate mortgage loans or construction and land development loans, from other financial institutions in our market area or other markets in Louisiana. At December 31, 2020, we had purchased participation interests in four loans with an aggregate outstanding balance of $3.3 million. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. Generally, we have purchased such loans without any recourse to the seller. However, we actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower. One of our purchased participation interests, with an outstanding balance of $998,000 at December 31, 2020, was a 12.8% participation interest in a $7.8 million commercial real estate loan secured by a hotel property located in Lake Charles, Louisiana. Such hotel was damaged by two hurricanes in 2020 but the loan was performing in accordance with its terms at December 31, 2020.

In addition, the Bank also occasionally sells participation interests in loans it originates. At December 31, 2020, sold loan participation interests totaled $4.0 million and consisted of a 48.2% participation interest sold in one loan. We generally have sold participation interests in loans when a loan would exceed our loans-to-one borrower limits. Our legal loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus or $8.0 million at December 31, 2020. At December 31, 2020, our five largest loans to one borrower and related entities amounted to $4.3 million, $3.3 million, $2.1 million, $1.4 million and $1.3 million, respectively, and all of such loans were performing in accordance with their terms.

Loan Originations. The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

	Year Ended December 31,
	2020	2019
	(In thousands)
Loan originations:
One- to four-family residential	$3,793	$7,601
Commercial real estate	1,322	5,349
Construction and land	2,349	1,576
Multi-family residential	--	1,675
Farmland	--	--
Consumer	2,302	3,133
Commercial and industrial	7,331	1,910
Total loan originations	17,097	21,244
Loans purchased	1,250	3,100
Loans sold	--	--
Loan principal repayments	(33,166)	(25,446)
Total loans sold and principal repayments	(33,166)	(25,446)
Increase or (decrease) due to other items, net(1)	2,015	1,767
Net increase (decrease) in total loans	$(12,804)	$665

(1)	Other items consist of loans in process, deferred fees, the allowance for loan losses and the transfer of loans to real estate owned.

One- to Four-Family Residential Mortgage Lending. One of our primary lending activities continues to be the origination of loans secured by first mortgages on one- to four-family residences in our market area. At December 31, 2020, $99.9 million, or 65.8% of our total loan portfolio, consisted of single-family residential mortgage loans. As of December 31, 2020, the average outstanding balance of our one- to four-family residential mortgage loans was $64,000.

Applications for one-to four-family residential mortgage loans are accepted at any of our banking offices or on-line and are then referred to our main office for processing, which consists primarily of obtaining all documents required to complete the underwriting, which includes making a determination whether the loan meets our underwriting standards. While our single-family residential first mortgage loans are written on standardized documents used by Freddie Mac and Fannie Mae, our underwriting standards do not require that new single-family residential mortgage loans conform to secondary market standards. A significant portion of our single-family residential mortgage loans are considered “non-conforming”, due to factors such as the borrower’s job status or income, the condition or age of the residence or other factors, and are not readily saleable into the secondary mortgage market. We currently originate fixed-rate, fully amortizing mortgage loans with maturities up to 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial three or five years and then adjusts every three or five years thereafter. At December 31, 2020, approximately 79.6% of our single-family residential mortgage loans maturing after December 31, 2021 were ARM loans. Our ARM loans have a cap on any increase or decrease in the interest rate of up to 2.5% at any adjustment date and a 6% cap above or below the initial interest rate over the life of the loan. The interest rate on our ARM loans is based on the Semi-Annual Weighted Average Cost of Funds Index of the FHLB for the 11th District.

Although adjustable-rate one- to four-family residential real estate loans may reduce our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable-rate one- to four-family residential real estate loans in compensating for changes in market interest rates may be limited during periods of rapidly rising interest rates.

We underwrite one- to four-family residential mortgage loans with loan-to-value ratios which generally do not exceed 89% in the case of ARM loans and 85% in the case of fixed-rate loans, provided that the borrower obtains private mortgage insurance on loans that exceed 89% of the appraised value of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties securing one- to four-family first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.

Commercial Real Estate Loans and Multi-Family Residential Loans. At December 31, 2020, our commercial real estate and multi-family residential loans amounted to an aggregate of $35.1 million, or 23.2% of our total loan portfolio at such date. We plan to increase our emphasis on commercial real estate loans and multi-family residential real estate loans as they generally have shorter terms to maturity, improving the Bank’s interest rate risk profile, and provide higher yields than single-family residential mortgage loans.

Our commercial real estate loan portfolio amounted to $30.3 million, or 20.0% of the total loan portfolio, at December 31, 2020. Our commercial real estate loans consist primarily of loans secured by hotels, retail and industrial use buildings, strip shopping centers, restaurants and other properties used for commercial purposes located in our market area. At December 31, 2020, our commercial real estate loan portfolio included nine loans, with an aggregate outstanding balance of $11.7 million, secured by hotel properties. At such date, the average commercial real estate loan size was $250,000. The five largest commercial real estate loans outstanding were $4.3 million, $3.3 million, $1.4 million, $1.2 million and $1.0 million, and all of such loans were performing in accordance with all their terms.

At December 31, 2020, the Bank’s multi-family residential mortgage loans amounted to $4.8 million, or 3.2% of the total loan portfolio. The Bank’s multi-family residential mortgage loans, which are underwritten and approved in a manner consistent with the Bank’s commercial real estate loans, are secured by residential properties with more than four units located in the Bank’s market area. At December 31, 2020, the Bank’s largest multi-family residential mortgage loan was a $2.1 million loan secured by an 86 unit apartment complex located in Opelousas, Louisiana, which is performing in accordance with its terms. At December 31, 2020, we had a total of 12 multi-family residential mortgage loans and the average size of the Bank’s multi-family residential mortgage loans was $400,000.

Although terms for commercial real estate and multi-family residential loans vary, our underwriting standards generally allow for terms not exceeding 20 years and loan-to-value ratios of not more than 80%. Interest rates are typically adjustable, based upon designated market indices such as The Wall Street Journal prime rate, or fixed-rate, and fees are charged to the borrower at the origination of the loan. The actual lives of such loans generally are less than their contractual terms to maturity due to prepayments and re-financings. Generally, we obtain personal guarantees of the principals as additional collateral for commercial real estate, multi-family residential and land loans.

Commercial real estate and multi-family residential lending involve a greater degree of risk than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. These risks can be affected by supply and demand conditions of rental housing units, office and retail space and other commercial space in the project’s market area. We attempt to minimize these risks for loans we originate by soliciting loans from businesses with existing operating performance. We also use conservative debt coverage ratios in our underwriting, and periodically monitor the operation of the business or project and the physical condition of the property. At December 31, 2020, an aggregate of $192,000 of our commercial real estate and multi-family residential loans were delinquent for more than 30 days, although none of such loans were on non-accrual status. We have had an aggregate of $1,000 in charge-offs of commercial real estate and multi-family residential loans during the past two years.

Various aspects of commercial real estate and multi-family residential transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In our underwriting procedures, consideration is given to the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 120% in the case of commercial real estate and multi-family residential loans. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed by us prior to the closing of the loan.

Construction and Land Loans. The Bank also makes construction and land loans. At December 31, 2020, such loans amounted to $5.5 million, or 3.6% of our total loans outstanding. The largest component of our construction and land loans at December 31, 2020, was loans secured by raw land (unimproved and unplatted) and lot loans (land which has been subdivided and platted), which had an aggregate outstanding balance of $3.3 million at such date. We had 106 of such land and lot loans at December 31, 2020, with an average outstanding balance of approximately $31,000. Such loans are generally secured by properties in our market area and have maximum terms to maturity of five years in the case of raw land or eight years in the case of lot loans. Our policy generally is that such loans have maximum loan-to-value ratios of 65% in the case of raw land or 85% in the case of lot loans, although, on an exception basis, we have approved loan-to-value ratios up to 100% for land and lot loans not exceeding $100,000 and up to 90% for land and lot loans over $100,000.

Our construction and land loans at December 31, 2020, included a $1.3 million, 36.4% participation interest in a $5.5 million acquisition, development and construction loan secured by property in a 143 acre mixed-use, master-planned development located in Scott, Louisiana, a suburb of Lafayette. Such loan has a remaining term to maturity of four months and has performed in accordance with its terms.

Our construction and land loans also included 10 single-family residential construction loans with an aggregate outstanding balance of $935,000 at December 31, 2020. Of our 10 single-family residential construction loans at December 31, 2020, nine, with an outstanding loan balance of $850,000 at such date, consisted of construction loans to individuals for the construction and permanent financing (“construction/permanent loans”) of their homes. The Bank’s construction/permanent loans are structured to provide one closing for both the construction loan and the permanent financing. During the construction phase, employees of the Bank make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors as construction progresses. Typically, disbursements are made in five draws during the construction period. Construction/permanent loans require payment of interest only during the construction phase and are structured to be converted to fixed- or adjustable-rate permanent loans at the end of the construction phase. Prior to making a commitment to fund a construction loan, the Bank requires an appraisal. Our construction/permanent loans have a maximum loan-to-value ratio of 80% during the construction phase. The Bank’s staff also reviews and inspects each project prior to every disbursement of funds during the term of the construction loan. Loan proceeds are disbursed based on a percentage of completion. All of such loans had terms to maturity of 12 or 13 months and all were performing in accordance with their terms.

Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value less than the loan amount. The Bank has attempted to minimize these risks by generally concentrating on residential construction loans in its market area to contractors with whom it has established relationships.

Commercial and Industrial Loans. Our commercial and industrial loans amounted to $6.7 million or 4.4% of the total loan portfolio at December 31, 2020, compared to $2.9 million, or 1.7% of our total loan portfolio at December 31, 2019. Our commercial and industrial loans typically are to small to mid-sized businesses in our market area and may be for working capital, equipment financing, inventory financing or accounts receivable financing. Commercial and industrial loans may have adjustable or fixed rates of interest and generally have terms of five years or less but may go up to seven years. Our commercial and industrial loans include unsecured loans and loans secured by equipment, machinery or other corporate assets. Our maximum loan to value ratio for commercial and industrial loans generally is 75% and we typically require a debt service coverage ratio of 150% on such loans. In addition, we generally obtain personal guarantees from the principals of the borrower with respect to all commercial industrial loans. At December 31, 2020, approximately $4.3 million of our commercial and industrial loans were unsecured. This amount included 86 SBA PPP loans with an aggregate outstanding balance of $3.5 million at such date. Our participation in the PPP was the primary reason for the $3.9 million increase in the outstanding balance of our commercial and industrial loans at December 31, 2020 compared to December 31, 2019.

We are seeking to increase our commercial loan portfolio. In particular, we are targeting loans from small to mid-sized firms and business and industrial professionals located in our markets that generally are considered too small by the regional and super-regional banks operating in our market. Commercial and industrial loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. Repayment of our commercial and industrial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans, such as inventory or equipment, may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Consumer Lending Activities. In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans. Our consumer loans amounted to $4.5 million, or 3.0%, of our total loan portfolio at December 31, 2020. Our consumer loans are comprised primarily of loans secured by deposits at the Bank, which amounted to $2.3 million at December 31, 2020. In addition, our consumer loans include automobile loans, boat loans, recreational vehicle loans and unsecured personal loans.

Consumer loans generally have higher interest rates and shorter terms than residential loans, however, they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the years ended December 31, 2020 and 2019, we charged off $40,000 and $31,000, respectively, of consumer loans.

Loan Approval Procedures and Authority. Our Board of Directors establishes the Bank’s lending policies and procedures. Our Loan Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our Board of Directors.

Various officers or combinations of officers of the Bank have the authority within specifically identified limits to approve new loans. The maximum loan amount that may be approved by an individual officer is $100,000. Loans up to $300,000 may be approved by the President and an additional designated officer. Our Board level Loan Committee has authority to approve loans up to $500,000. All other loans must be approved by the Board of Directors of the Bank.

Asset Quality

General. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made within 30 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans which are designated as “special mention,” classified or which are delinquent 90 days or more are reported to the Board of Directors of the Bank on a monthly basis.

We stop accruing interest on loans (“non-accrual” loans) when the loan is determined by management to be uncollectable due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, or the depreciation of underlying collateral. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Property acquired by the Bank through foreclosure is initially recorded at the lower of cost, which is the carrying value of the loan, or fair value at the date of acquisition, which is fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, we charge earnings for the diminution in value. The Bank’s policy is to obtain an appraisal on real estate subject to foreclosure proceedings prior to the time of foreclosure. We obtain re-appraisals on a periodic basis, generally on at least an annual basis, on foreclosed properties. We also conduct inspections on foreclosed properties.

We account for our impaired loans in accordance with generally accepted accounting principles. An impaired loan generally is one for which it is more likely than not, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial real estate, construction and land development and commercial business loans are individually evaluated for impairment on at least a quarterly basis by management. At December 31, 2020 and 2019, loans identified and impaired and individually evaluated for expected losses, amounted to $4.5 million and $3.1 million, respectively.

Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with Federal banking regulations, as a part of our credit monitoring system. We currently classify problem and potential problem assets as “special mention,” “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.”

When an insured institution classifies one or more assets, or portions thereof, as “substandard” or “doubtful,” it is required that a general valuation allowance for loan losses be established for loan losses in accordance with established methodology. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allocations, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required to charge off such amount.

Our allowance for loan losses includes a portion which is allocated by type of loan, based primarily upon our periodic reviews of the risk elements within the various categories of loans. The specific components relate to certain impaired loans. The general components cover non-classified loans and are based on historical loss experience adjusted for qualitative factors in response to changes in risk and market conditions. Our management believes that, based on information currently available, the allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of the allowance for loan losses may become necessary.

We review and classify loans on no less frequently than a quarterly basis and the Board of Directors is provided with reports on our classified and criticized assets. We classify assets in accordance with the management guidelines described above. At December 31, 2020 and 2019, we had no loans classified as “doubtful” or “loss” and $6.5 million and $5.6 million, respectively, of loans classified as “substandard.” In addition, there were $4.3 million and $4.3 million of loans designated as “special mention” as of December 31, 2020 and 2019, respectively.

A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2020 and 2019, our loans which were classified as troubled debt restructurings (“TDRs”) and were on accrual status and not more than 90 days past due (“performing TDRs”) amounted to $3.6 million and $1.3 million, respectively. All of such TDRs were performing in accordance with their restructured terms at December 31, 2020. Certain COVID-19 related loans which have been modified are not deemed to be TDRs pursuant to provisions of the CARES Act. See “—CARES Act,” below.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	December 31, 2020				December 31, 2019
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in thousands)
One- to four-family residential	39	$1,949	9	$495	73	$3,658	16	$952
Commercial real estate	3	192	--	--	4	584	--	--
Construction and land	4	201	--	--	--	--	1	49
Multi-family residential	--	--	--	--	--	--	1	122
Farmland	--	--	--	--	--	--	--	--
Consumer	8	38	2	13	18	93	4	6
Commercial and industrial	1	95	--	--	1	3	--	--
Total delinquent loans	55	$2,475	11	$508	96	$4,338	22	$1,129
Delinquent loans to total net loans		1.66%		0.34%		2.68%		0.70%
Delinquent loans to total loans		1.63%		0.33%		2.65%		0.69%

The following table sets forth the amounts of our classified loans at the dates indicated. The related specific valuation allowance in the allowance for loan losses on our classified loans was $888,000 and $458,000 at December 31, 2020 and 2019, respectively.

	At December 31,
	2020	2019
	(Dollars in thousands)
Substandard loans	$6,505	$5,586
Doubtful loans	--	--
Loss loans	--	--
Total classified loans	$6,505	$5,586

In addition to classified loans, our other real estate owned, which amounted to $415,000 and $1.1 million, respectively, at December 31, 2020 and 2019, was classified substandard at such dates.

Non-performing Assets. The following table shows the amounts of our non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due and real estate owned at the dates indicated, and our performing TDRs.

	December 31,
	2020	2019
	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$1,241	$1,412
Commercial real estate	--	--
Construction and land	47	49
Multi-family residential	--	122
Farmland	--	--
Consumer	--	--
Commercial and industrial	4	6
Total non-accruing loans	1,292	1,589
Accruing loans 90 days or more past due:
One- to four-family residential	367	213
Commercial real estate	--	--
Construction and land	--	--
Multi-family residential	--	--
Farmland	--	--
Consumer	13	6
Commercial and industrial	--	--
Total accruing loans 90 days or more past due	380	219
Total non-performing loans	1,672	1,808
Real estate owned	415	1,059
Total non-performing assets	2,087	2,867
Performing troubled debt restructurings	3,625	1,284
Total non-performing assets and performing TDRs	$5,712	$4,151
Total loans outstanding	$151,800	$163,653
Total assets outstanding	$224,652	$218,473
Total non-accruing loans as a percentage of total loans outstanding	0.85%	0.97%
Total non-performing loans as a percentage of total loans outstanding	1.10%	1.10%
Total non-performing loans as a percentage of total assets	0.74%	0.83%
Total non-performing assets as a percentage of total assets	0.93%	1.31%

Allowance for Loan Losses. The following table shows changes in our allowance for loan losses during the periods presented.

	At or for the Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Total loans outstanding at end of period	$151,800	$163,653
Total non-accrual loans at end of period	1,292	1,589
Total non-performing loans at end of period	1,672	1,808

Average loans outstanding:
One- to four-family residential	107,585	115,084
Commercial real estate	30,713	26,299
Construction and land	6,922	8,635
Multi-family residential	5,147	5,082
Farmland	57	65
Consumer	4,973	5,625
Commercial and industrial	5,784	2,840
Total average loans outstanding	$161,181	$163,630

Allowance for loan losses, beginning of period	$2,071	$2,125
Provision for loan losses	985	75
Charge-offs:
One- to four-family residential	84	201
Commercial real estate	--	--
Construction and land	--	3
Multi-family residential	1	--
Farmland	--	--
Consumer	40	31
Commercial and industrial	15	--
Total charge-offs	140	235
Recoveries on loans previously charged-off:
One- to-four-family residential	67	80
Commercial real estate	--	--
Construction and land	--	9
Multi-family residential	1	--
Farmland	--	--
Consumer	23	14
Commercial and industrial	15	3
Total recoveries	106	106
Net charge-offs	34	129
Allowance for loan losses, end of period	$3,022	$2,071
Allowance for loan losses as a percent of non-performing loans	180.74%	114.55%

Allowance for loan losses as a percent of total loans outstanding	1.99%	1.27%
Allowance for loan losses as a percent of total non-accrual loans	233.9%	130.3%
Ratio of net charge-offs during the period to average loans outstanding during the period	0.02%	0.08%

CARES Act.  Under the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief will not be considered troubled debt restructurings.

The Bank administers loan payment modification requests on a case-by-case basis. Through December 31, 2020, we modified 167 loans with principal balances totaling $23.9 million. At December 31, 2020, our COVID-19 modifications consisted of five loans with an aggregate outstanding balance of $1.5 million at such date. A majority of deferrals were three-month deferrals of principal payments and a three-month extension of the maturity date.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, national and local economic conditions and industry experience. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. During 2020, our provision for loan losses amounted to $985,000. In our evaluation of the allowance for loan losses in 2020, particular consideration was given to the continuing economic impact of the COVID-19 pandemic, as well as the increases of $1.3 million and $919,000, respectively, on the amounts of our impaired assets and substandard assets at December 31, 2020 compared to December 31, 2019. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. While management is responsible for the establishment of the allowance for loan losses and for adjusting such allowance through provisions for loan losses, management may determine, as a result of such regulatory reviews, that an increase or decrease in the allowance or provision for loan losses may be necessary or that loan charge-offs are needed.

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	December 31,
	2020			2019
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
One-to four-family residential	$1,910	63.2%	65.8%	$1,162	56.1%	68.8%
Commercial real estate	744	24.6	20.0	637	30.8	17.6
Construction and land	81	2.7	3.6	56	2.7	5.1
Multi-family residential	68	2.3	3.2	76	3.7	3.4
Farmland	1	--	--	1	--	--
Consumer	78	2.6	3.0	80	3.9	3.4
Commercial and industrial	101	3.3	4.4	12	0.6	1.7
Unallocated	39	1.3	N/A	47	2.2	N/A
Total	$3,022	100.0%	100.0%	$2,071	100.0%	100.0%

Investment Securities

We have authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, and federal funds. Our investment strategy is established by the board of directors.

	December 31,
	2020		2019
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$15,968	$16,140	$9,236	$9,230
U.S. Government and agency obligations	2,000	1,961	5,000	4,991
Municipal obligations	2,628	2,629	--	--
Total securities available-for-sale	20,596	20,730	14,236	14,221

Securities held to maturity:
Mortgage-backed securities	--	--	--	--
U.S. Government and agency obligations	17,034	17,006	13,000	12,866
Municipal obligations	489	499	129	129
Total securities held to maturity	17,523	17,505	13,129	12,995
Total investment securities	$38,119	$38,235	$27,365	$27,216

The investment policy is designed primarily to manage the interest rate sensitivity of the assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement the lending activities and to provide and maintain liquidity. The current investment policy generally permits investments in debt securities issued by the U.S. government and U.S. agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Dallas (federal agency securities). The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae.

At December 31, 2020, our investment securities portfolio totaled $38.3 million, or 17.0% of total assets at such date. The largest component of our investment securities portfolio at December 31, 2020, was investment in U.S. government and federal agency obligations, which amounted to $19.0 million at such date, followed by pass-through mortgage-backed securities issued by Fannie Mae, Ginnie Mae and Freddie Mac, which amounted to $16.1 million. Our investment in tax-exempt municipal obligations at December 31, 2020, was $3.1 million.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government.

Investments in mortgage-backed securities involve the risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Investment securities are classified at the time of acquisition as available for sale, held to maturity or trading. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held-to-maturity securities are accounted for based upon the amortized cost of the security. Available-for-sale securities can be sold at any time based upon needs or market conditions. Available-for-sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected as accumulated other comprehensive income. At December 31, 2020, we had $20.7 million of investment securities classified as available for sale, $17.5 million of investment securities classified as held to maturity and no securities classified as trading securities. At December 31, 2020, we had no investments in a single issuer other than securities issued by U.S. Government agencies or U.S. Government sponsored enterprises, which had an aggregate book value in excess of 10% of the Company’s stockholders’ equity.

The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2020.

	Amounts at December 31, 2020, Which Mature In
	One Year or Less	After One through Five Years	After Five through 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Total investment securities:
Mortgage-backed securities	$--	$1	$1,394	$14,745	$16,140
U.S. Government and agency obligations	--	--	12,962	6,033	18,995
Municipal obligations	--	--	489	2,629	3,118
Total	$--	$1	$14,845	$23,407	$38,253

Weighted average yield:
Mortgage-backed securities	--%	2.85%	2.45%	2.81%	2.78%
U.S. Government and agency obligations	--	--	1.33	2.23	1.62
Municipal obligations	--	--	3.18	2.83	2.89

Total weighted average yield	--%	2.85%	1.49%	2.66%	2.19%

The following table sets forth the composition of our investment securities portfolio at each of the dates indicated.

	December 31,
	2020	2019
	(In thousands)
Fixed-rate:
Available for sale	$20,649	$14,092
Held to maturity	17,523	13,129
Total fixed-rate	38,172	27,221

Adjustable-rate:
Available for sale	81	129
Held to maturity	--	--
Total adjustable-rate	81	129
Total investment securities	$38,253	$27,350

Investment Activities

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Sources of Funds

General. Deposits, loan repayments and prepayments, proceeds from investment sales, calls, maturities and pay-downs, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At December 31, 2020, 57.9% of the funds deposited with the Bank were in core deposits, which are deposits other than certificates of deposit.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

In addition, we solicit deposits from local government municipalities. At December 31, 2020, our municipal deposits totaled $17.8 million.

The Bank uses traditional means of advertising its deposit products, including broadcast and print media and we generally do not solicit deposits from outside our market area. In recent years, we have emphasized the origination of core deposits.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	December 31,
	2020		2019
	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
0.00% - 0.99%	$46,672	28.36%	$21,975	15.52%
1.00% - 1.99%	21,502	13.06	25,488	18.00
2.00% - 2.99%	1,167	0.71	17,441	12.31
3.00% or more	--	--	--	--
Total certificate accounts	69,341	42.13	64,904	45.83

Transaction accounts:
Savings	22,209	13.49%	19,180	13.54%
Checking:
Interest-bearing	30,890	18.77	26,421	18.66
Non-interest-bearing	26,169	15.90	17,438	12.31
Money market	15,989	9.71	13,686	9.66
Total transaction accounts	95,257	57.87	76,725	54.17
Total deposits	$164,598	100.00%	$141,629	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Year Ended December 31,
	2020			2019
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Savings accounts	$20,544	$59	0.29%	$18,937	$105	0.55%
Checking-interest bearing	30,550	78	0.25	26,678	120	0.45
Money market	14,739	54	0.37	14,189	90	0.63
Certificates of deposit	66,525	729	1.10	69,195	797	1.15
Total interest-bearing deposits	$132,358	$920	0.69	$128,999	$1,112	0.86
Total deposits	$155,697	$920	0.59%	$145,489	$1,112	0.76%

The following table shows our deposit flows during the periods indicated.

	Year Ended December 31,
	2020	2019
	(In thousands)
Total deposits	$333,009	$260,122
Total withdrawals	(310,969)	(266,048)
Interest credited	929	1,120
Total increase (decrease) in deposits	$22,969	$(4,806)

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at December 31, 2020.

	Balance at December 31, 2020 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2021	2022	2023	Thereafter	Total
	(In thousands)
0.00% - 0.99%	$37,722	$8,443	$309	$198	$46,672
1.00% - 1.99%	15,348	3,196	901	2,057	21,502
2.00% - 2.99%	162	1,005	--	--	1,167
3.00% - or more	--	--	--	--	--
Total certificate accounts	$53,232	$12,644	$1,210	$2,255	$69,341

The following table shows the maturities of our certificates of deposit with balances of $100,000 or more at December 31, 2020 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2021	$10,762	0.9347%
June 30, 2021	8,569	0.6482
September 30, 2021	6,544	0.8441
December 31, 2021	11,348	0.7971
After December 31, 2021	10,258	0.9921
Total certificates of deposit with balances of $100,000 or more	$47,481	0.8500%

The following table shows the maturities of our certificates of deposit in excess of the FDIC insurance limit (generally, $250,000) at December 31, 2020 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2021	$4,280	1.09%
June 30, 2021	3,280	0.53
September 30, 2021	2,164	0.66
December 31, 2021	1,581	0.80
After December 31, 2021	3,074	1.28
Total certificates of deposit with balances in excess of $250,000	$14,379	0.91%

The amount of our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit) was $29.6 million and $21.8 million, respectively, at December 31, 2020 and December 31, 2019.

Borrowings. We utilize advances from the FHLB as an alternative to retail deposits to fund operations as part of our operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the FHLB. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Year Ended December 31,
	2020		2019
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$24,382		$25,000
Maximum amount outstanding at any month-end during the period	25,000		25,000
Balance outstanding at end of period	8,838		25,000
Average interest rate during the period	3.22%		3.18%
Weighted average interest rate at end of period	0.93	%(1)	3.18%

(1)	Reflects the weighted average contractual rate of FHLB advances at December 31, 2020.

At December 31, 2020, none of our borrowings were short-term (maturities of one year or less).

During the fourth quarter of 2020, we repaid $25.0 million of outstanding FHLB advances ($10.0 million of which was treated as a debt modification under GAAP), which had a weighted average cost of 3.18% and remaining terms to maturity of three to five years. We obtained $10.0 million (contractual amount) in new advances from the FHLB with a weighted average contractual rate of 0.93%, an estimated weighted average effective rate of 2.73% for the year ending December 31, 2021 and maturities ranging from five to eight years. We recognized $1.5 million in FHLB prepayment penalties as non-interest expense in the year ended December 31, 2020. The new advances are accounted for as a debt modification and had a carrying value of $8.8 million at December 31, 2020, with $1.2 million to be recognized as an adjustment to interest expense over the terms of the advances. The repayment and modification of FHLB advances is expected to reduce our interest expenses.

Properties

We currently conduct business from our main office and four full-service banking offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at December 31, 2020. We owned all of such offices at December 31, 2020; none were leased.

Description/Address	Net Book Value of Property	Amount of Deposits
	(In thousands)
Main Office:

235 N. Court Street Opelousas, Louisiana 70570	$1,413	$138,554

Branch Offices:

840 E. Laurel Avenue Eunice, Louisiana 70535	275	15,722

341 Saizan Avenue Port Barre, Louisiana 70577	780	6,738

231 Harry Guilbeau Road Opelousas, Louisiana 70570(1)	1,711	3,140

800 Veterans Drive Carencro, Louisiana 70520(2)	1,310	444

Total	$5,489	$164,598

(1)	Opened in July 2019.

(2)	Opened in October 2020.

In addition to our current offices, we recently entered into an agreement to purchase an office site in Lafayette, Louisiana, which we expect to open as our newest branch office by year-end 2021. We anticipate that the capitalized costs for the purchase and renovation of this new office site will be approximately $1.4 million.

Subsidiaries

St. Landry Homestead Federal Savings Bank has no subsidiaries.

Employees and Human Capital Resources

At December 31, 2020, we had 52 full-time equivalent employees. None of such employees are represented by a collective bargaining group, and we believe that our relationship with our employees is excellent.

We believe that our ability to attract and retain top quality employees will be a key to the Bank’s future success. During the year ended December 31, 2020, we hired a new President and Chief Executive Officer and Senior Vice President/Chief Risk Officer. We have added two new commercial bankers in 2021, and we expect to continue to assess our management and staffing needs and are likely to add personnel in the future in order to fully implement our business strategy.

Legal Proceedings

We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by the Bank.

SUPERVISION AND REGULATION

General

As a federal savings association, St. Landry Homestead Federal Savings Bank is subject to examination and regulation by the Office of the Comptroller of the Currency (the “OCC”), and is also subject to examination by the FDIC as deposit insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which St. Landry Homestead Federal Savings Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of shareholders. St. Landry Homestead Federal Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Dallas, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as St. Landry Homestead Federal Savings Bank or its holding company, Catalyst Bancorp, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a bank holding company following the conversion, Catalyst Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board (the “FRB”). It will be required to file certain reports with the FRB and will be subject to examination by and the enforcement authority of the FRB. Catalyst Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the FRB, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Catalyst Bancorp and St. Landry Homestead Federal Savings Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to St. Landry Homestead Federal Savings Bank and Catalyst Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on St. Landry Homestead Federal Savings Bank and Catalyst Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, a federal savings association may generally invest in mortgage loans secured by residential real estate without an aggregate limit, and commercial business, commercial real estate and consumer loans, certain types of debt securities and certain other assets, subject to overall percentage of assets or capital limits. Federal savings associations are also subject to a “Qualified Thrift Lender Test,” or “QTL Test,” which generally requires that a specified percentage of overall assets be residential mortgages and related investments. However, these limitations do not apply to St. Landry Homestead Federal Savings Bank, as described below.

Effective July 1, 2019, the OCC issued a final rule, pursuant to a provision of the Economic Growth Regulatory Relief and Consumer Protection Act (“EGRRCPA”), that permits a federal savings association to elect to exercise national bank powers without converting to a national bank charter. The election is available to federal savings associations that had total consolidated assets of $20 billion or less as of December 31, 2017. St. Landry Homestead Federal Savings Bank exercised the covered savings association election effective October 16, 2019.

A federal savings association that has exercised the “covered savings association” election generally has the same rights and privileges as a national bank that has its main office in the same location as the home office of the covered savings association. The covered savings association is also subject to the same duties, restrictions, liabilities and limitations applicable to a national bank. A covered savings association retains its federal savings association charter and continues to be subject to the corporate governance laws and regulations applicable to such associations, including as to its bylaws, board of directors and shareholders, capital distributions and mergers.

A covered savings association may make loans to its customers without regard to the lending restrictions applicable to federal savings associations, such as the percentage of capital or assets limits on various types of loans and the QTL Test. However, federal savings associations that have made such an election are subject to the narrower authority of national banks in certain areas such as branching and subsidiary activities in certain respects. A covered savings association may generally not retain any assets, subsidiaries or activities not permitted for national banks.

Applicable regulations authorize a federal association that has exercised the covered savings association election to terminate the election and thereby again operate as a federal savings association that has not made a covered savings association election. St. Landry Homestead Federal Savings Bank has no current plans to terminate its election.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

At December 31, 2020, St. Landry Homestead Federal Savings Bank’s capital exceeded all applicable requirements.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common shareholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

EGRRCPA required the federal banking agencies, including the OCC, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. St. Landry Homestead Federal Savings Bank has not elected to utilize the community bank leverage ratio.

CARES Act and CAA, 2021. In response to the COVID-19 pandemic, Congress, through the enactment of the CARES Act, and the federal banking agencies, though rulemaking, interpretive guidance and modifications to agency policies and procedures, have taken a series of actions to provide national emergency economic relief measures including, among others, the following:

•	The CARES Act allows banks to elect to suspend requirements under GAAP for loan modifications related to the COVID-19 pandemic (for loans that were not more than 30 days past due as of December 31, 2019) that would otherwise be categorized as a TDR, including impairment for accounting purposes, until the earlier of 60 days after the termination date of the national emergency or December 31, 2020. The suspension of GAAP is applicable for the entire term of the modification. The federal banking agencies also issued guidance to encourage banks to make loan modifications for borrowers affected by COVID-19 by providing that short-term modifications made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification is implemented is not a TDR. St. Landry Homestead Federal Savings Bank is applying this guidance to qualifying COVID-19 Modifications.

•	The CARES Act amended the SBA’s loan program to create a guaranteed, unsecured loan program, the PPP, to fund payroll and operational costs of eligible businesses, organizations and self-employed persons during the COVID-19 pandemic. The loans are provided through participating financial institutions, such as St. Landry Homestead Federal Savings Bank, that process loan applications and service the loans and are eligible for SBA repayment and loan forgiveness if the borrower meets the PPP conditions. The application period for a SBA PPP loan closed on August 8, 2020. The SBA began approving PPP forgiveness applications and remitting forgiveness payments to PPP lenders on October 2, 2020. The Consolidated Appropriations Act (“CAA, 2021”), which was signed into law on December 27, 2020, renews and extends the PPP until March 31, 2021. As a result, as a participating lender, St. Landry Homestead Federal Savings Bank began originating PPP loans again in January 2021 and will continue to monitor legislative, regulatory, and supervisory developments related to the PPP.

As the on-going COVID-19 pandemic evolves, federal regulatory authorities continue to issue additional guidance with respect to the implementation, lifecycle, and eligibility requirements for the various CARES Act programs as well as industry-specific recovery procedures for COVID-19. In addition, it is possible that Congress will enact supplementary COVID-19 response legislation. We continue to assess the impact of the CARES Act and other statutes, regulations and supervisory guidance related to the COVID-19 pandemic. For additional information regarding actions taken by regulatory agencies to provide relief to consumers who have been adversely impacted by the COVID-19 pandemic, see the discussion below under “Risk Factors—Risks Related to our Business-Risks Related to the COVID-19 Pandemic and the Associated Economic Slowdown.”

Loans-to-One Borrower. Generally, a federal savings association, including a covered savings association, may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the excess is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2020, St. Landry Homestead Federal Savings Bank was in compliance with the loans-to-one borrower limitations.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

An application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

In June 2020, the OCC issued a final rule clarifying and expanding the activities that qualify for Community Reinvestment Act credit and, according to the agency, seeking to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule became effective October 1, 2020, but compliance with the revised requirements is not mandatory until January 1, 2024 for institutions of St. Landry Homestead Federal Savings Bank’s asset size.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. St. Landry Homestead Federal Savings Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as St. Landry Homestead Federal Savings Bank. Catalyst Bancorp will be an affiliate of St. Landry Homestead Federal Savings Bank because of its control of St. Landry Homestead Federal Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

St. Landry Homestead Federal Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the FRB. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of St. Landry Homestead Federal Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by St. Landry Homestead Federal Savings Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular federal savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Branching. A federal savings association that has elected covered savings association status is subject to the laws and regulations governing the establishment of branches by national banks. Generally, intrastate and interstate branching is authorized to the extent that the law of the state involved authorizes branching for banks that it charters. Such authority is subject to OCC approval for new branches.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At December 31, 2020, St. Landry Homestead Federal Savings Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as St. Landry Homestead Federal Savings Bank, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of St. Landry Homestead Federal Savings Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

Privacy Regulations. Federal regulations generally require that St. Landry Homestead Federal Savings Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, St. Landry Homestead Federal Savings Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. St. Landry Homestead Federal Savings Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA PATRIOT Act. St. Landry Homestead Federal Savings Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by St. Landry Homestead Federal Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of St. Landry Homestead Federal Savings Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

St. Landry Homestead Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions, and such member institutions are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. St. Landry Homestead Federal Savings Bank is required to own stock in the Federal Home Loan Bank of Dallas in specified amounts. St. Landry Homestead Federal Savings Bank was in compliance with this requirement at December 31, 2020 based on its ownership of $1.4 million in capital stock of the Federal Home Loan Bank of Dallas. The stock has no quoted market value and is carried at cost. St. Landry Homestead Federal Savings Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Dallas stock. At December 31, 2020, no impairment had been recognized.

Holding Company Regulation

Catalyst Bancorp will be a bank holding company subject to regulation and supervision by the FRB under the Bank Holding Company Act of 1956, as amended. The FRB will have enforcement authority over Catalyst Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the FRB to restrict or prohibit activities that are determined to be a risk to St. Landry Homestead Federal Savings Bank. The FRB has promulgated regulations implementing the “source of strength” doctrine that require bank holding companies, to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Catalyst Bancorp will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Catalyst Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Catalyst Bancorp will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis) which have historically been similar to, though less stringent than, those required of banks and savings associations. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies; as is the case with institutions themselves, the capital conservation buffer was phased in between 2016 and 2019. However, the Federal Reserve Board has provided a “small bank holding company” exception to its consolidated capital requirements, and legislation and the related issuance of regulations by the Federal Reserve Board has increased the threshold for the exception to $3.0 billion. As a result, Catalyst Bancorp will not be subject to the capital requirement until such time as its consolidated assets exceed $3.0 billion.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The FRB has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the FRB supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Catalyst Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire “control” of a bank holding company, such as Catalyst Bancorp, unless the FRB has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Securities Exchange Act of 1934, or, if the holding company involved does not have its shares registered under the Securities Exchange Act of 1934, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

The FRB has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the Bank Holding Company Act, has a “controlling influence” over a bank or bank holding company.

Federal Securities Laws

Catalyst Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Catalyst Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Catalyst Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Catalyst Bancorp may be resold without registration. Shares purchased by an affiliate of Catalyst Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Catalyst Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Catalyst Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Catalyst Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

Emerging Growth Company Status

Catalyst Bancorp will also be an emerging growth company. For as long as Catalyst Bancorp continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, Catalyst Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We plan to elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Catalyst Bancorp will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

TAXATION

Federal Taxation

General.  Catalyst Bancorp and St. Landry Homestead Federal Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. St. Landry Homestead Federal Savings Bank’s tax returns have not been audited during the past five years.

Following completion of the conversion, Catalyst Bancorp will file a consolidated federal income tax return with St. Landry Homestead Federal Savings Bank. Accordingly, it is anticipated that any cash distributions made by Catalyst Bancorp to its shareholders would be treated as cash dividends and not as non-taxable returns of capital to shareholders for federal and state tax purposes.

Method of Accounting.  For federal income tax purposes, we report income and expenses on the accrual method of accounting and use a December 31 tax year for filing our federal income tax return.

Bad Debt Reserves.  The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, St. Landry Homestead Federal Savings Bank was permitted to establish a reserve for bad debts.

Taxable Distributions and Recapture.  If St. Landry Homestead Federal Savings Bank makes certain non-dividend distributions or ceases to maintain a bank charter, then its pre-1988 reserves remain subject to recapture into taxable income. At December 31, 2020, the total federal pre-1988 reserve was approximately $1.9 million. The reserve reflects the cumulative effects of federal tax deductions by St. Landry Homestead Federal Savings Bank for which no federal income tax provisions have been made.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations was repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of any unused minimum tax credit is refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2018, St. Landry Homestead Federal Savings Bank had no minimum tax credit carryforward.

Corporate Dividends-Received Deduction.  Catalyst Bancorp will be able to exclude from its income for federal tax purposes 100% of dividends received from St. Landry Homestead Federal Savings Bank as a member of the same affiliated group of corporations.

State Taxation

Catalyst Bancorp will be subject to the Louisiana Corporation Income Tax based on its Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. Catalyst Bancorp will file its Louisiana corporation income tax return on a separate corporation basis. Because St. Landry Homestead Federal Savings Bank is subject to the Louisiana bank shares tax, its income is exempt from the Louisiana corporation income tax and any future dividends paid by St. Landry Homestead Federal Savings Bank to Catalyst Bancorp will not be included in the Louisiana taxable income of Catalyst Bancorp.

The Louisiana bank shares tax is imposed on the assessed value of the Bank’s retained earnings and, following the Conversion, the Bank’s retained earnings and capital stock accounts. The formula for deriving the assessed value is to calculate 15% of the sum of:

(a)	20% of the Bank’s capitalized earnings, plus

(b)	80% of the Bank’s taxable stockholders’ equity, minus

(c)	50% of the Bank’s real and personal property assessment.

Various items may also be subtracted in calculating the Bank’s capitalized earnings. We believe that the Louisiana bank shares tax will significantly increase on an annual basis following the Conversion.

MANAGEMENT

Management of Catalyst Bancorp and St. Landry Homestead Federal Savings Bank

Catalyst Bancorp’s board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Kidder and Kleiser, will have a term of office expiring at the first annual meeting of shareholders after the conversion, a second class, consisting of Messrs. Scruggins and Lafleur will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. LeBouef, Bellard and Zanco will have a term of office expiring at the third annual meeting of shareholders. None of our directors are related to any of Catalyst Bancorp’s or St. Landry Homestead Federal Savings Bank’s other directors or executive officers by first cousin or closer. We have determined that directors Bellard, Kidder, Kleiser, Lafleur, LeBouef and Scruggins are independent directors as defined in the rules of the Nasdaq Stock Market.

The following table sets forth certain information regarding our directors, all of whom also serve as directors of St. Landry Homestead Federal Savings Bank. Ages are reflected as of December 31, 2020.

Catalyst Bancorp, Inc.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Todd A. Kidder	56	Chairman of the Board of St. Landry Homestead Federal Savings Bank since December 2016. Engineering Technician, Louisiana State Department of Transportation since July 1987.	2022

		Mr. Kidder brings management expertise to the board as a utility relocation specialist responsible for coordinating the relocation of utilities in connection with state highway projects in an eight Parish area in Louisiana. Mr. Kidder serves as a committee member of the Opelousas Chapter of Ducks Unlimited and has served on the Board of Directors of Indian Hills Country Club, Opelousas, Louisiana. Director of St. Landry Homestead since 2009.

Ted D. Bellard	52	Director and Secretary. President and owner of Targil, Inc., a seasoning supply company located in Opelousas, Louisiana since July 1995 and President and owner of Juneau’s Cajun Meats, Mansura, Louisiana since July 2002.	2024

		Mr. Bellard brings business and management expertise to the board as the owner of local businesses in the communities served by St. Landry Homestead Federal Savings Bank. Director of St. Landry Homestead since 2014.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Kirk E. Kleiser	65	Director. Senior Managing Principal and founder, K&G On the Geaux LLC, a convenience store located in Lafayette, Louisiana and Kleiser Enterprises, Carencro, Louisiana.	2022

		Mr. Kleiser brings to the board experience in business planning and small business development as well as knowledge of the communities served by St. Landry Homestead. Mr. Kleiser serves on the Chevron National Dealer Council and is a member of both the Crowley and Carencro Chambers of Commerce. Director of St. Landry Homestead since January 2021.

Frederick R. Lafleur, CPA	62	Director. President and Chief Executive Officer of Savoie’s Sausage & Food Products, Inc. (“Savoie’s”) since October 2019. Prior thereto, Executive Vice President and Chief Operations Officer of Savoie’s from January 2016 through September 2019.	2023

		Mr. Lafleur brings management and leadership experience to the board as the Chief Executive Officer of a food processing and distribution company located in Opelousas, Louisiana. Mr. Lafleur serves on the Board of Directors of Vision St. Landry. He is a member of the American Institute of CPAs (“AICPA”) and the Society of Louisiana CPAs (“LCPA”). Director of St. Landry Homestead since 2016.

Craig C. LeBouef, MBA,CPA, CFP	62	Director. Partner of Going, Sebastien, Fisher & LeBouef, LLP and Owner of Craig C. LeBouef CPA, LLC Opelousas, Louisiana, since September 1994 and December 2008, respectively.	2024

		Mr. LeBouef brings to the board a broad knowledge in accounting and financial management and expertise in investment management and personal financial planning. Mr. LeBouef serves on the Board of Directors and was past President of the St. Landry-Evangeline United Way. Mr. LeBouef is a member of the Board of Directors of the Louisiana Citizens Property Insurance Corporation (Chair of Audit and Investment Committee). He is a member of the AICPA and LCPA. He is a current member and past President of the Rotary Club of Opelousas. Director of St. Landry Homestead since 2017.

Matthew L. Scruggins	52	Director. Supervisor of Personnel, St. Landry Parish School System since 2009.	2023

		Mr. Scruggins brings oversight experience to the board as supervisor of employees and staffing and oversight of payroll and benefits for the local St. Landry Parish School System. Mr. Scruggins is a member of the Louisiana Association of School Executives and the Louisiana State Association of School Personnel Administrators. Director of St. Landry Homestead since 2014.

Joseph B. Zanco, CPA, CIA	50	Director, President and Chief Executive Officer of St. Landry Homestead Federal Savings Bank since August 2020. Prior thereto, Executive Vice President and Chief Financial Officer of Home Bancorp, Inc. and Home Bank, National Association, Lafayette, Louisiana from April 2008 until August 2020. Mr. Zanco served as Controller and Principal Accounting Officer of IBERIABANK from February 2005 to April 2008.	2024

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Mr. Zanco brings public company experience to the board as a former Chief Financial Officer of a publicly traded company headquartered in Lafayette, Louisiana. Mr. Zanco serves on the Board of Trustees of Ochsner Lafayette General, the Board of Directors of the Louisiana Association of Business and Industry and is the Past Chairman of the Board of Directors of One Acadiana (the Greater Lafayette Chamber of Commerce). Director of St. Landry Homestead since January 2021.

Executive Officers Who Are Not Also Directors of Catalyst Bancorp

Our executive officers are elected annually and hold office until their successors have been elected and qualified or until death, resignation or removal by the board of directors. The following table sets forth certain information regarding our executive officers who are not also directors of Catalyst Bancorp. Ages are reflected as of December 31, 2020.

Name	Age	Principal Occupation During the Past Five Years
Jutta A. Codori	58	Senior Vice President of Deposit Operations and Chief Financial Officer of St. Landry Homestead Federal Savings Bank since October 2006. Previously, Assistant Vice President of Teche Federal Savings Bank, a subsidiary of Teche Holding Co. Prior thereto, Assistant Vice President and Chief Financial Officer of First Federal Savings and Loan, a subsidiary of St. Landry Financial Co. from 1997 to 2004.
Kevin J. Brown	60	Senior Vice President and Chief Lending Officer of St. Landry Homestead Federal Savings Bank since 2012. Prior thereto, Mr. Brown served as Branch Lender/Manager and in various other positions with St. Landry Homestead since 2001. Mr. Brown also serves as a member of the Advisory Board of St. Landry Homestead.
Gina McCoy	58	Senior Vice President and Chief Risk Officer of St. Landry Homestead Federal Savings Bank since November 2020. Previously, Senior Vice President, Retail Services, Compliance and Technology at Pedestal Bank, Houma, Louisiana, a subsidiary of Pedestal Bancshares, Inc. from February 2018 through May 2020. Prior thereto, Executive Vice President and Chief Operations Officer of Tri Parish Bank, Eunice, Louisiana, from 2004 through February 2018 and served in various other positions with Tri Parish Bank since 1996.

Meetings and Committees of the Board of Directors of Catalyst Bancorp

The board of directors of Catalyst Bancorp has met one time since the incorporation of Catalyst Bancorp to address certain organizational matters. The board of directors will establish the following standing committees: the audit committee, the nominating and corporate governance committee and the compensation committee. Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations. Each member of each committee will satisfy the applicable independence requirements of Nasdaq and the Securities and Exchange Commission.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both Catalyst Bancorp and St. Landry Homestead including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Each director of St. Landry Homestead Federal Savings Bank currently receives $2,000 monthly, regardless of meeting attendance, and $600 and $400 per month for loan and audit committee meetings, respectively. During fiscal 2020, directors received a discretionary annual bonus of $5,000. The Chairman and Secretary receive an additional $250 per month. Each of the current directors of Catalyst Bancorp also serves as a director of St. Landry Homestead Federal Savings Bank. No additional director fees are being paid to directors for their service on the Catalyst Bancorp Board of Directors. Upon completion of the conversion, we do not expect that additional director fees will be paid for Catalyst Bancorp director meetings, although no such determination has been made at this time.

The following table sets forth total compensation paid to directors of St. Landry Homestead Federal Savings Bank during the year ended December 31, 2020, other than Mr. Zanco whose compensation is set forth below under “—Executive Compensation.”

Name	Board/Committee Fees Earned or Paid in Cash	All Other Compensation (1)	Total
Todd A. Kidder	$39,000	$7,275	$46,275
Ted D. Bellard	39,000	5,690	44,690
Frederick K. Lafleur	31,200	5,788	36,988
Craig C. LeBouef	31,200	5,788	36,988
Matthew L. Scruggins	36,000	7,751	43,751

(1) Includes annual bonuses of $5,000 paid in December 2020, premiums paid for supplemental health insurance benefits for all directors and premiums paid for long term care coverage for Messrs. Kidder and Scruggins (the Bank pays premiums for supplemental long term healthcare insurance for non-employee directors whose service commenced prior to 2015).

Board Leadership Structure

Our Board of Directors is led by a Chairman selected by the Board from time to time. Presently, Mr. Kidder serves as Chairman of the Board. Other than Mr. Zanco, our President and Chief Executive Officer, all of our other directors are independent.

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President enhances Board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities of managing the daily operations of St. Landry Homestead Federal Savings Bank, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing independent oversight and advice to management. Mr. Kidder is an independent director under the rules of the Nasdaq Stock Market.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cybersecurity risk and reputational risk. Management is responsible for the day-to-day management of the risks St. Landry Homestead Federal Savings Bank faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board of Directors regularly discusses with management our major risk exposures, their potential impact on our business and steps taken to address them.

Members of senior management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as St. Landry Homestead Federal Savings Bank’s lending and investment policies, ratification or approval of investments and loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets. In addition, members of management keep the Board informed of the state of the Bank’s cybersecurity posture and any developments or incidents related to the Bank’s cybersecurity exposure.

Executive Compensation

The following table shows the compensation paid by St. Landry Homestead Federal Savings Bank to its President and Chief Executive Officer, former President and Chief Executive Officer, Chief Financial Officer and our only other executive officer whose compensation exceeded $100,000 for the year ended December 31, 2020.

Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation (2)	Total
Joseph B. Zanco President and Chief Executive Officer (since August 17, 2020)	2020	$90,000	$54,500	$44,661	$189,161
Anthony K. Bertrand President and Chief Executive Officer (through May 15, 2020)	2020	131,846	--	--	131,846
Jutta A. Codori Chief Financial Officer	2020	108,334	5,000	13,559	126,893
Kevin J. Brown Chief Lending Officer	2020	97,279	3,000	14,468	114,747

(1)	Includes for Mr. Zanco a $4,500 bonus paid in January 2021 pursuant to his employment agreement in lieu of a 401(k) match for 2020.

(2)

All other compensation does not include amounts attributable to other miscellaneous benefits. The costs to St. Landry Homestead Federal Savings Bank of providing such benefits during fiscal 2020 did not exceed $10,000 for any individual officer. Includes for Mr. Zanco, life insurance premiums of $25,600 and reimbursement of taxes of $18,931 under his Restricted Executive Benefit Agreement, for Ms. Codori and Mr. Brown life insurance premiums, matching contributions under St. Landry Homestead Federal Savings Bank’s 401(k) retirement plan and for Mr. Brown, an Advisory Board fee.

The board of directors approved Mr. Zanco’s base salary of $260,000 in 2020, which will increase to $300,000 after completion of the conversion. The dollar amount of total salary was based on the board’s perception of the local market for chief executive officer compensation and was intended to ensure that St. Landry Homestead Federal Savings Bank remained competitive in attracting and retaining a qualified chief executive officer. St. Landry Homestead Federal Savings Bank does not maintain a written bonus plan, although we have historically paid bonuses to our employees. Mr. Zanco received a signing bonus of $50,000 upon commencement of his employment in 2020.

Employment Agreement

St. Landry Homestead Federal Savings Bank has entered into an employment agreement with Mr. Zanco. Pursuant to the agreement, Mr. Zanco serves as President and Chief Executive Officer for a term of three years ending August 17, 2023. Prior to the expiration of the term of the agreement, the board of directors will review the agreement to determine whether to extend the term of the employment agreement for three additional years or such other time period mutually agreed upon. The employment agreement provides for an initial base salary of $260,000, which will increase to $300,000 after completion of the conversion. Mr. Zanco’s base salary may be increased at the discretion of the Board of Directors of St. Landry Homestead Federal Savings Bank.

The employment agreement provides that Mr. Zanco will receive a $100,000 bonus upon completion of the conversion. St. Landry Homestead Federal Savings Bank will offer Mr. Zanco the maximum allocation allowed for stock options and restricted stock awards under any established stock-based benefit plan (currently 25% of the stock compensation pools). In addition to life insurance benefits applicable for all employees, Mr. Zanco receives additional life insurance of $500,000 payable to his spouse or other beneficiary upon his death. The employment agreement provides that Mr. Zanco will receive a supplemental benefit of $750,000 vesting over 15 years. Such supplemental benefit is provided in the form of a Restricted Executive Retirement Agreement which provides that St. Landry Homestead will pay the annual premium of $25,600 plus reimbursement of the related tax obligation on a $750,000 (face amount) life insurance policy owned by Mr. Zanco. Mr. Zanco will become vested in the cash value of the policy over 10 years commencing on December 31, 2024. Mr. Zanco is also provided with a monthly vehicle allowance of $1,500, a monthly mobile phone allowance of $150 and health insurance premium for Mr. Zanco and his eligible family members.

The employment agreement is terminable with or without cause by St. Landry Homestead Federal Savings Bank. Mr. Zanco has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. The employment agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by Mr. Zanco as a result of a material breach of the agreement by St. Landry Homestead Federal Savings Bank or for “good reason”, including a change in the executive’s position, salary or duties without his consent), Mr. Zanco would be entitled to (1) a lump sum cash severance payment which is equal to twelve months of his base salary as of the date of termination, subject to Mr. Zanco executing a release of any claims against St. Landry Homestead or its affiliates and (2) continued health insurance coverage until the earlier of twelve months or the date he receives substantially similar benefits from another employer.

The employment agreement provides that if Mr. Zanco’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then Mr. Zanco would be entitled to (1) a lump sum cash severance payment equal to 36 months of the greater of his base salary at the time of the change in control or the date of his termination and (2) continued health insurance coverage until the earlier of 36 months or the date he receives substantially similar benefits from another employer. If the agreement terminates as a result of Mr. Zanco’s death, his estate or beneficiary will be paid his base salary for twelve weeks and continued health coverage for his family over the same period.

401(k) Plan

St. Landry Homestead Federal Savings Bank sponsors the St. Landry Homestead Federal Savings Bank 401(k) Plan, which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. An employee of St. Landry Homestead Federal Savings Bank is eligible to become a participant in the plan after reaching age 21 and completing one month of employment in which the employee completed at least 83.3 hours of service. Eligible employees are entitled to enter the 401(k) plan on a monthly basis.

Under the 401(k) plan, during 2020 participants were permitted to make salary deferral contributions (in whole percentages or specific dollar amounts) in any amount up to 100% of their plan salary up to the maximum percentage of compensation allowed by law ($19,500 for 2020). Participants who are age 50 or older are permitted to make “catch up” contributions to the plan up to $6,500 (for 2020, as indexed annually). St. Landry Homestead Federal Savings Bank currently contributes a matching contribution amount equal to 50% of the participant’s elective deferral. St. Landry Homestead Federal Savings Bank may also make a discretionary, fully-vested profit sharing contribution to the Plan.

Upon termination of employment, including following retirement or disability, a participant may withdraw his or her vested account balance or defer commencement of the receipt of benefits until April 1 of the calendar year following the later of (i) the calendar year in which the participant reaches age 72, or (ii) the calendar year in which he or she retires. Normal retirement age under the 401(k) plan is age 65. A participant may elect a single lump sum payment or annual installments over a period not in excess of the participant’s remaining life expectancy. If a participant dies prior to receipt of the entire value of his or her 401(k) plan account, the beneficiary can elect from among the benefit payment forms available under the 401(k) plan, including a lump sum distribution, installment payments and life expectancy distributions.

New Stock Benefit Plans

Employee Stock Ownership Plan. Catalyst Bancorp has established an employee stock ownership plan for our employees to become effective upon completion of the conversion. Employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in Catalyst Bancorp’s employee stock ownership plan.

As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock issued in the conversion, or 261,800 shares and 354,200 shares based on the minimum and maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Catalyst Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering, we expect that the employee stock ownership plan will purchase shares in the open market after the conversion is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan, which will have a term of 20 years, will be repaid principally from St. Landry Homestead Federal Savings Bank contributions to the employee stock ownership plan, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at the prime rate on the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Catalyst Bancorp or upon the sale of treasury shares by Catalyst Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from St. Landry Homestead Federal Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will be 100% vested after five years of service. Credit is given for years of service with St. Landry Homestead Federal Savings Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from St. Landry Homestead Federal Savings Bank, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option and Recognition and Retention Plans. Following completion of the conversion, we intend to adopt stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 10.0% and 4.0%, respectively, of the shares issued in the offering. These limitations may not apply if the plans are implemented more than one year after the completion of the conversion, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the completion of the conversion and, if adopted within one year after the completion of the conversion, the plans must be approved by a majority of the votes eligible to be cast by our shareholders. If a stock-based benefit plan is established more than one year after completion of the conversion, it must be approved only by a majority of votes cast by our shareholders.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after completion of the conversion, including:

•	non-employee directors in the aggregate may not receive more than 30% of the stock options and of the shares of restricted common stock authorized under the plan;

•	any non-employee director may not receive more than 5% of the stock options and of the restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the stock options and of the restricted stock awards authorized under the plan (our employment agreement with Mr. Zanco provides that he will be offered 25% of any stock options and restricted stock awards);

•	the stock options and the shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of the date of grant; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank.

We have not yet determined whether we will present our stock-based benefit plans for shareholder approval within one year following the completion of the conversion or whether we will present them for shareholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions With Related Persons

St. Landry Homestead Federal Savings Bank offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other purposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to St. Landry Homestead Federal Savings Bank, and none of such loans involve more than the normal risk of collectability or present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as St. Landry Homestead Federal Savings Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the offering is closed at the minimum and the maximum of the offering range and assuming sufficient shares are available to satisfy their subscriptions. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 155,000 shares of common stock, equal to 4.7% and 3.5%, respectively, of the number of shares of common stock to be sold in the offering at the minimum and maximum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering – Additional Limitations on Common Stock Purchases.”

Name	Number of Shares	Amount($)	Percent at the Minimum of the Offering Range		Percent at the Maximum of the Offering Range
Directors and their associates (1):

Ted D. Bellard	25,000	$250,000		*		*
Todd A. Kidder	10,000	100,000		*		*
Kirk E. Kleiser	25,000	250,000		*		*
Frederick R. Lafleur	25,000	250,000		*		*
Craig C. LeBouef	25,000	250,000		*		*
Matthew L. Scruggins	10,000	100,000		*		*
Joseph B. Zanco	25,000	250,000		*		*

Other executive officers and their associates (1):

Kevin Brown	2,500	25,000		*		*
Jutta Codori	5,000	50,000		*		*
Gina McCoy	2,500	25,000		*		*
All directors and executive officers as a group (10 persons)	155,000	$1,550,000	4.7%		3.5%

(*)	Less than 1.0%.

(1)	The amounts shown reflect proposed stock purchase amounts by individual directors or executive officers plus purchases by his associates, such as his spouse or other relative living in his home, an affiliated corporation or other organization or a trust or estate in which he has a substantial beneficial interest or serves as a fiduciary.

THE CONVERSION AND OFFERING

General

The board of directors of St. Landry Homestead Federal Savings Bank has approved the plan of conversion. The plan of conversion must also be approved by St. Landry Homestead Federal Savings Bank’s members (depositors). A special meeting of members has been called for this purpose. We have filed an application for conversion with respect to the conversion and stock offering with the OCC, and have filed a holding company application with the FRB. The final approvals of the FRB and the OCC are required before we can consummate the conversion and stock offering. Any approval by the FRB or the OCC does not constitute a recommendation or endorsement of the plan of conversion.

The board of directors of St. Landry Homestead Federal Savings Bank unanimously adopted the plan of conversion on January 27, 2021. Pursuant to the plan of conversion, St. Landry Homestead Federal Savings Bank will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, St. Landry Homestead Federal Savings Bank has organized a new Louisiana stock holding company named Catalyst Bancorp, which will sell shares of common stock to the public in this offering. When the conversion and offering are completed, all of the outstanding capital stock of St. Landry Homestead Federal Savings Bank will be owned by Catalyst Bancorp, and all of the common stock of Catalyst Bancorp will be owned by shareholders.

Pursuant to the plan of conversion, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee stock ownership plan, supplemental eligible account holders and other members. To the extent shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OCC. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering in which Piper Sandler & Co. will be sole manager. See “—Syndicated Offering.”

We intend to retain between $13.1 million and $17.9 million of the net proceeds of the offering (or $20.6 million at the adjusted maximum of the offering range) and to invest between $15.7 million and $21.4 million of the net proceeds in St. Landry Homestead Federal Savings Bank (or $24.7 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Catalyst Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. The plan of conversion should be consulted for further information about the conversion and offering. A copy of the plan of conversion is available for inspection at each office of St. Landry Homestead Federal Savings Bank. The plan of conversion is also filed as an exhibit to St. Landry Homestead Federal Savings Bank’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Enhance our capital base to support growth on a prudent basis. We intend to grow our franchise, both organically and through strategic transactions as opportunities arise, on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth. In addition, the offering proceeds will enhance our lending capacity by increasing our legal lending limit. We believe this increased capacity will improve our competitive position relative to the many larger banks operating in our market area.

•	Offer our employees and directors an equity ownership interest in St. Landry Homestead Federal Savings Bank. We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•	Facilitate future mergers and acquisitions, if available, on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.

•	Offer our depositors an equity ownership interest. The offering will allow us to offer our depositors the ability to acquire our common stock, and, thus, have an equity interest in our future.

Approvals Required

The affirmative vote of a majority of the total outstanding votes eligible to be cast by the members (depositors) of St. Landry Homestead Federal Savings Bank, represented in person or by proxy, is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been called for ________ __ 31, 20__. We have filed an application for conversion with respect to the conversion and stock offering with the OCC. Such application, which includes the plan of conversion, must be approved by the OCC. The FRB’s approval of our holding company application also must be obtained. We cannot consummate the conversion and offering without receiving these approvals and non-objections and satisfying the conditions contained in them. Any approval by the FRB or the OCC does not constitute a recommendation or endorsement of the plan of conversion.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving St. Landry Homestead Federal Savings Bank at the time of the conversion will be the directors of St. Landry Homestead Federal Savings Bank and of Catalyst Bancorp after the conversion. The officers of St. Landry Homestead Federal Savings Bank at the time of the conversion will retain their positions after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of St. Landry Homestead Federal Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC, without interruption, to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from St. Landry Homestead Federal Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Members. All of our depositors are members of and have voting rights in St. Landry Homestead Federal Savings Bank as to all matters requiring membership action. Upon completion of the conversion, St. Landry Homestead Federal Savings Bank will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in St. Landry Homestead Federal Savings Bank will be vested in Catalyst Bancorp as the sole shareholder of St. Landry Homestead Federal Savings Bank. The shareholders of Catalyst Bancorp will possess exclusive voting rights with respect to Catalyst Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to St. Landry Homestead Federal Savings Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of St. Landry Homestead Federal Savings Bank has both a deposit account in St. Landry Homestead Federal Savings Bank and a pro rata ownership interest in the net worth of St. Landry Homestead Federal Savings Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized upon a complete liquidation of St. Landry Homestead Federal Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in St. Landry Homestead Federal Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of St. Landry Homestead Federal Savings Bank, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of St. Landry Homestead Federal Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that St. Landry Homestead Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors at December 31, 2019 and ________ __, 2021, who continue to maintain their deposit accounts at the date of liquidation, with any assets remaining thereafter distributed to Catalyst Bancorp as the holder of St. Landry Homestead Federal Savings Bank’s capital stock. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $42,500, as well as payment for reimbursable expenses and an additional $7,500 for each updated valuation prepared. We have paid RP Financial no other fees during the previous three years. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements of St. Landry Homestead Federal Savings Bank. RP Financial also considered the following factors, among others:

•	the present results and financial condition of St. Landry Homestead Federal Savings Bank and the projected consolidated results and financial condition of Catalyst Bancorp;

•	the economic and demographic conditions in St. Landry Homestead Federal Savings Bank’s existing market area;

•	certain historical, financial and other information relating to St. Landry Homestead Federal Savings Bank;

•	a comparative evaluation of the operating and financial characteristics of St. Landry Homestead Federal Savings Bank with those of other publicly traded savings institutions;

•	the effect of the offering on our shareholders’ equity and earnings potential;

•	the proposed dividend policy of Catalyst Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Catalyst Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Catalyst Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Catalyst Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Catalyst Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to the following two selection criteria: (i) institutions located in the Southeast and Southwest with assets less than $750 million, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings; (ii) institutions located in the Midwest, Mid-Atlantic and Northeast with assets less than $750 million, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The peer group consists of 10 publicly traded savings institutions or their holding companies that were deemed by RP Financial, based on regulatory guidelines, to be reasonably comparable to Catalyst Bancorp. In selecting the peer group, RP Financial considered certain key criteria such as asset size, market capitalization, capital, profitability and other financial characteristics, operating strategy, pricing characteristics and market area. To the extent there are differences between Catalyst Bancorp and the institutions comprising the peer group, RP Financial made certain valuation adjustments. RP Financial made a moderate downward adjustment for: (i) profitability growth and viability of earnings; and a slight downward adjustment for: (ii) primary market area and made no adjustments for: (i) dividends; (ii) liquidity of the shares; (iii) marketing of the issue; (iv) management; (v) effect of government regulations and regulatory reform; and (vi) financial condition. The slight downward adjustment applied for primary market area took into consideration St. Landry Parish’s relatively less favorable demographic measures with respect to population growth and income levels compared to the peer group’s primary market area counties. The moderate downward adjustment applied for profitability, growth and viability of earnings took into consideration Catalyst Bancorp’s less favorable efficiency ratio, higher implied credit risk exposure, and lower pro forma returns as a percent of assets and equity relative to the comparable peer group measures.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Catalyst Bancorp after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.28% at December 31, 2020 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that at February 5, 2021, the estimated pro forma market value of Catalyst Bancorp was $38.5 million. Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $32.7 million and a maximum of $44.3 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by offering price of $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 3,272,500 shares, the midpoint of the offering range is 3,850,000 shares and the maximum of the offering range is 4,427,500 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $50.9 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 5,091,625 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 5,091,625 shares.

The board of directors of St. Landry Homestead Federal Savings Bank reviewed the independent valuation and, in particular, considered the following:

•	St. Landry Homestead Federal Savings Bank’s financial condition and results of operations;

•	a comparison of financial performance ratios of St. Landry Homestead Federal Savings Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC as a result of subsequent developments in the financial condition of St. Landry Homestead Federal Savings Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Catalyst Bancorp to less than $32.7 million or to more than $50.9 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Catalyst Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for Catalyst Bancorp (on a pro forma basis) at and for the 12-months ended December 31, 2020, and for the peer group companies based on earnings and other information at and for the 12-months ended September 30, 2020, with stock prices at February 5, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 48.99% on a price-to-book value basis and a discount of 50.01% on a price-to-tangible book value basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the offering.

	Price-to-earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
Catalyst Bancorp (on a pro forma basis, assuming completion of the offering)(2)
Adjusted Maximum	NM		54.23%	54.23%
Maximum	NM		50.25%	50.25%
Midpoint	NM		46.34%	46.34%
Minimum	NM		41.93%	41.93%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	12.04	x	90.84%	92.70%
Medians	10.30	x	92.53%	92.73%

(1)	Price-to-earnings multiples calculated by RP Financial are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers St. Landry Homestead Federal Savings Bank as a going concern and should not be considered as an indication of the liquidation value of St. Landry Homestead Federal Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $50.9 million and a corresponding increase in the offering range to more than 5,091,625 shares, or a decrease in the minimum of the valuation range to less than $32.7 million and a corresponding decrease in the offering range to less than 3,272,500 shares, then we will promptly return with interest at 0.15% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the OCC in order to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days and aggregate extensions may not conclude beyond ___________ __, 20__, which is two years after the date on which the OCC approved the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Catalyst Bancorp’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Catalyst Bancorp’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of St. Landry Homestead Federal Savings Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2019 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her total Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2019. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of St. Landry Homestead Federal Savings Bank or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2019.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock ownership plan, will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 8.0% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the offering, subject to the approval of the OCC.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our employee stock ownership plan, each depositor of St. Landry Homestead Federal Savings Bank (other than directors and officers of St. Landry Homestead Federal Savings Bank, and their associates) with a Qualifying Deposit at the close of business on ____________ __, 2021, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on __________ __, 2021. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plan, and Supplemental Eligible Account Holders, each depositor on the voting record date of _______ __, 2021 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See ” – Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at ________ __, 2021. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 5:00 p.m., Central Time, on _________ __, 2021, unless extended by us for up to 45 days or such additional periods with the approval of the OCC. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 3,272,500 shares have not been sold in the offering by ___________ __, 2021 and the OCC has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.15% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond _________ __, 2021 is necessary and granted by the OCC, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, our tax-qualified employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

•	Natural persons and trusts or natural persons residing in St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana; and

•	Other members of the general public.

Subscribers in the community offering may purchase up to the greater of $150,000 (15,000 shares) of common stock or 0.10% of the total shares offered in the Subscription Offering, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana (“Preferred Subscribers”), we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

The term “residing” or “resident” as used in this prospectus with respect to St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana means any Person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the OCC. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond __________ __, 2021, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the OCC in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Piper Sandler & Co. will serve as sole manager. If shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate amount of common stock sold in the syndicated offering to Piper Sandler & Co. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Catalyst Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at St. Landry Homestead Federal Savings Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot undertake a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The OCC and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $150,000 (15,000 shares) in the offering;

•	Except for the employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $250,000 (25,000 shares) of common stock in all categories of the offering combined;

•	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued upon an increase in the offering range of up to 15%;

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

•	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Catalyst Bancorp and St. Landry Homestead Federal Savings Bank and their associates may not exceed 31% of the total shares sold in the offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of St. Landry Homestead Federal Savings Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.

If there is an increase in the offering range to up to 5,091,625 shares of common stock, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(ii)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 8% of the total number of shares of common stock sold in the offering and contributed to the charitable foundation;

(iii)	if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(iv)	if there is an oversubscription at the other members level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(v)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana, and then to members of the general public.

The term “associate” of a person means:

•	any corporation or organization (other than St. Landry Homestead Federal Savings Bank, Catalyst Bancorp or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of St. Landry Homestead Federal Savings Bank or Catalyst Bancorp.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Directors of Catalyst Bancorp and St. Landry Homestead Federal Savings Bank are not treated as associates of each other solely because of their membership on the boards of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank and except as described below. Any purchases made by any associate of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on Acquisition of Catalyst Bancorp.”

Plan of Distribution; Selling Agent and Underwriting Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Piper Sandler & Co., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Piper Sandler & Co. will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting as to the marketing implications of the plan of conversion;

•	reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;

•	assisting us in the design and implementation of a marketing strategy for the offering;

•	assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Piper Sandler & Co. will receive a fee of 0.90% of the aggregate dollar amount of all shares of common stock sold in the subscription offering and all shares sold in the State of Louisiana in a community offering. Piper Sandler & Co. will receive a fee of 3.0% of the aggregate purchase price of all shares of common sold in a community offering outside of the State of Louisiana. No fee will be payable to Piper Sandler & Co. with respect to shares purchased by directors, officers, employees or their immediate families and their personal trusts, shares purchased by our employee benefit plans or trusts established for the benefit of our directors, officers and employees.

Syndicated Offering. If shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate dollar amount of common stock sold in the syndicated offering to Piper Sandler & Co. and any other broker-dealers included in the syndicated offering.

Expenses. Piper Sandler & Co. also will be reimbursed for reasonable out-of-pocket accountable expenses, including legal fees, in an amount not to exceed $100,000. We have separately agreed to pay Piper Sandler & Co. up to $70,000 in fees and expenses for serving as records agent, as described below.

Records Management

We have also engaged Piper Sandler & Co. as records agent in connection with the subscription and community offerings. In its role as records agent, Piper Sandler & Co., will assist us in the offering by:

•	consolidating deposit accounts and depositor vote calculation;

•	coordinating vote solicitation and special meeting services;

•	assisting in designing and preparing stock order forms and depositor proxy forms;

•	organizing and supervising our Stock Information Center;

•	coordinating proxy solicitation and vote tabulation; and

•	providing subscription services.

Piper Sandler & Co. will receive fees of $30,000 for these services, $10,000 of which has been paid. Piper Sandler & Co. also will be reimbursed for reasonable out-of-pocket accountable expenses in an amount not to exceed $30,000 (plus up to an additional $10,000 for additional expenses related to Covid-19). Piper Sandler & Co. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses.

Indemnity

We will indemnify Piper Sandler & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Piper Sandler & Co.’s engagement with respect to the offering.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of St. Landry Homestead Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Piper Sandler & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 5:00 p.m., Central Time, on ______ __, 2021, unless we extend one or both for up to 45 days, with the approval of the OCC. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond __________ __, 2021 would require the OCC’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.15% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 5:00 p.m., Central Time, on __________ __, 2021. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at _________________________, ___________, ________, Louisiana ________. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices. Please do not mail stock order forms to St. Landry Homestead Federal Savings Bank’s other offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by St. Landry Homestead Federal Savings Bank, the FDIC or any other government agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Catalyst Bancorp; or

(ii)	authorization of withdrawal of available funds from the types of St. Landry Homestead Federal Savings Bank deposit accounts listed on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at St. Landry Homestead Federal Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at St. Landry Homestead Federal Savings Bank and will earn interest at 0.15% per annum from the date payment is processed until the offering is completed or terminated.

 You may not remit St. Landry Homestead Federal Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Catalyst Bancorp). You may not designate on your stock order form direct withdrawal from a retirement account held at St. Landry Homestead Federal Savings Bank. See “—Using Individual Retirement Account Funds.” If permitted by the OCC, if we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by ____________ __, 2021. If the subscription and community offerings are extended past ____________ __, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

OCC regulations prohibit St. Landry Homestead Federal Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or, subject to receipt of any necessary approval from the FRB, Catalyst Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, St. Landry Homestead Federal Savings Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at St. Landry Homestead Federal Savings Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at St. Landry Homestead Federal Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the _____________ __, 2021 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (____) ___-____. The Stock Information Center is open [Monday through Friday between 10:00 a.m. and 4:00 p.m.,] Central Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of St. Landry Homestead Federal Savings Bank before the conversion, all claims of creditors of St. Landry Homestead Federal Savings Bank, including those of its depositors (to the extent of their deposit balances), would be paid first, with any remaining assets distributed to St. Landry Homestead Federal Savings Bank’s depositors. In the unlikely event that St. Landry Homestead Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Catalyst Bancorp as the sole holder of St. Landry Homestead Federal Savings Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of St. Landry Homestead Federal Savings Bank at the date of its latest balance sheet contained in this prospectus. The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with St. Landry Homestead Federal Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of St. Landry Homestead Federal Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at St. Landry Homestead Federal Savings Bank would be entitled, on a complete liquidation of St. Landry Homestead Federal Savings Bank after the conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in St. Landry Homestead Federal Savings Bank on December 31, 2019. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in St. Landry Homestead Federal Savings Bank on _____________ __, 2021.

If, however, on any December 31, annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2019 or ___________ __, 2021, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be adjusted. Pursuant to the OCC’s conversion regulations, the balance of an eligible account holder's or supplemental eligible account holder's liquidation sub-account will be adjusted if the deposit balance in the account holder's deposit account at the close of business on any December 31 annual closing date falls below the lesser of:

•	The deposit balance in the account holder's deposit account as of the relevant eligibility record date; or
•	The deposit balance in the account holder's deposit account as of its lowest balance as of any subsequent annual closing date.

The reduction in the account holder's liquidation sub-account from its balance at the time of conversion will be proportionate to the reduction in the account holder's deposit account from its balance at the time of conversion. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Catalyst Bancorp, as the sole shareholder of St. Landry Homestead Federal Savings Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Catalyst Bancorp, St. Landry Homestead Federal Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except in case to the extent, if any that subscription rights are deemed to have fair market value on the date such rights are issued. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Catalyst Bancorp or St. Landry Homestead Federal Savings Bank would prevail in a judicial proceeding. While the Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and offering, such rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

Catalyst Bancorp and St. Landry Homestead Federal Savings Bank have received an opinion of counsel, Silver, Freedman, Taff & Tiernan LLP, regarding the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of St. Landry Homestead Federal Savings Bank to a federally-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	St. Landry Homestead Federal Savings Bank will not recognize any gain or loss upon the receipt of money from Catalyst Bancorp in exchange for shares of common stock of St. Landry Homestead Federal Savings Bank.

3.	The basis and holding period of the assets received by St. Landry Homestead Federal Savings Bank, in stock form, from St. Landry Homestead Federal Savings Bank, in mutual form, will be the same as the basis and holding period of such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of St. Landry Homestead Federal Savings Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in St. Landry Homestead Federal Savings Bank, in stock form, in the same dollar amount and under the same terms as their de[posit accounts in St. Landry Homestead Federal Savings Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in St. Landry Homestead Federal Savings Bank in exchange for their ownership interests in St. Landry Homestead Federal Savings Bank.

5.	The basis of the account holders’ deposit accounts in St. Landry Homestead Federal Savings Bank, in stock form, will be the same as the basis of their deposit accounts in St. Landry Homestead Federal Savings Bank, in mutual form. The basis of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ interests in the liquidation account will be zero, which is the cost of such interests to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Catalyst Bancorp common stock or upon the exercise of such rights, provided that the amount to be paid for Catalyst Bancorp common stock is equal to the fair market value of Catalyst Bancorp common stock.

7.	It is more likely than not that the basis of the shares of Catalyst Bancorp common stock purchased in the offering will be the purchase price for such shares. The holding period of the Catalyst Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Catalyst Bancorp on the receipt of money in exchange for shares of Catalyst Bancorp common stock sold in the offering.

The opinion in paragraph 6 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinions in paragraphs 6 and 7 above are based on the fact that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that RP Financial, LC. has issued a letter dated March 11, 2021 stating that the subscription rights will have no ascertainable market value for the reasons set forth in the preceding sentence and that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Silver, Freedman, Taff & Tiernan LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to the ascertainable value (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of St. Landry Homestead Federal Savings Bank, the members of St. Landry Homestead Federal Savings Bank, Catalyst Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. In the event of a disagreement, there can be no assurance that Catalyst Bancorp or St. Landry Homestead Federal Savings Bank would prevail in a judicial or administrative proceeding.

An opinion stating that the Louisiana income tax consequences are consistent with the federal income tax consequences has been issued by Castaing, Hussey & Lolan, LLC. Both the federal and Louisiana tax opinions have been filed with the Securities and Exchange Commission as exhibits to Catalyst Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After the Offering

All shares of common stock purchased in the offering by a director, or certain officers of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to Catalyst Bancorp’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Catalyst Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal conversion regulations prohibit Catalyst Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by shareholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF CATALYST BANCORP

Restrictions in Our Articles of Incorporation and Bylaws

Certain provisions of the articles of incorporation and bylaws of Catalyst Bancorp which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our articles of incorporation and bylaws provide, among other things,

•	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

•	that no person shall directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of voting securities of the Company;

•	that special meetings of shareholders may be called by shareholders who beneficially own at least 50% of the outstanding voting shares of the Company;

•	that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and

•	the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws is set forth below.

Board of Directors. Our articles of incorporation and bylaws provide that our board of directors be divided into three classes of directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

Under our articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders. Cause for removal will be deemed to exist only if the director in question has been:

•	Declared of unsound mind by a court of competent jurisdiction;

•	convicted of a felony or an offense punishable by imprisonment for a term of more than one year; or

•	deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to Catalyst Bancorp.

Limitation on Beneficial Ownership of Common Stock. Article 10.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the company, or (ii) any securities convertible into, or exercisable for, any equity securities of the company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term “person” is broadly defined to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

Authorized Shares. Article 4 of our articles of incorporation authorizes the issuance of 35,000,000 shares of stock, of which 5,000,000 shares shall be shares of serial preferred stock, and 30,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

Special Meetings of Shareholders and Shareholder Nominations and Proposals. Article 9.B of the articles of incorporation provides that special meetings of shareholders may only be called by (i) the Chief Executive Officer, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of the Company.

Article 9.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2021. The Company’s articles of incorporation also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Article 6.F. of our articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in such Article 6.F. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the Company’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion by December 15, 2021.

The procedures regarding shareholder proposals and nominations are intended to provide the Company’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of the Company or its shareholders.

Amendment of Articles of Incorporation and Bylaws. Article 12 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of shareholders and shareholder proposals), 10 (restrictions on acquisitions) and 12 (amendments).

Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

Directors’ Discharge of Duties. Article 6.G of our Articles of Incorporation provides that, in discharging their duties as directors, such individuals shall, in considering the best interests of Catalyst Bancorp, consider the effects of any action upon the employees of the company and its subsidiary, St. Landry Homestead Federal Savings Bank, the depositors and borrowers of St. Landry Homestead Federal Savings Bank, the communities which it serves and all other pertinent factors.

The foregoing provisions of the articles of incorporation and bylaws of the Catalyst Bancorp could have the effect of discouraging an acquisition of the company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our best interests and shareholders. In the board of director’s judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, the board of directors believes that it is in our best interests and shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our stock and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to our shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Regulatory Restrictions

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the FRB has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The FRB may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

FRB regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership 10% or more of a class of voting stock of Catalyst Bancorp or St. Landry Homestead Federal Savings Bank without the FRB’s prior approval.

During the conversion and for three years following the conversion, the conversion regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as St. Landry Homestead Federal Savings Bank, without the prior written approval of the Office of Comptroller of the Currency, except for:

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion.

Such prohibition also is applicable to the acquisition of Catalyst Bancorp common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Federal banking regulations.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 35,000,000 shares of capital stock, of which 30,000,000 are shares of common stock, par value $.01 per share (the “Common Stock”) and 5,000,000 are shares of preferred stock, par value $.01 per share (the “Preferred Stock”). We currently expect to issue up to 5,091,625 shares of Common Stock and no shares of Preferred Stock in the conversion. Each share of our Common Stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock issued in the conversion. Upon payment of the purchase price of $10.00 per share for the Common Stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

Our Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Dividend Policy.” The holders of Catalyst Bancorp Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Catalyst Bancorp board of directors out of funds legally available therefor. If we issue Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of Catalyst Bancorp Common Stock will possess exclusive voting rights in the company. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Catalyst Bancorp,” each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue Preferred Stock, holders of the Preferred Stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of St. Landry Homestead Federal Savings Bank, Catalyst Bancorp, as the sole holder of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see “The Conversion and Offering – Liquidation Rights”), all assets of St. Landry Homestead Federal Savings Bank available for distribution. In the event of any liquidation, dissolution or winding up of Catalyst Bancorp, the holders of Catalyst Bancorp Common Stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of the company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of Catalyst Bancorp Common Stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Catalyst Bancorp Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Catalyst Bancorp Common Stock is not subject to any required redemption.

Preferred Stock

None of the shares of Catalyst Bancorp authorized Preferred Stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for our common stock will be Continential Stock Transfer & Trust Company.

CHANGE IN ACCOUNTANTS

Prior to the offering, the financial statements of St. Landry Homestead Federal Savings Bank at and for the year ended December 31, 2019 were audited by Darnall, Sikes & Frederick, in accordance with standards of the American Institute of Certified Public Accountants. At the time Darnall, Sikes & Frederick performed audit services for St. Landry Homestead Federal Savings Bank, the Bank was not a public company and was not subject to U.S. Securities and Exchange Commission regulations.

In connection with the conversion and offering, on November 6, 2019, St. Landry Homestead Federal Savings Bank dismissed Darnall, Sikes & Frederick with respect to the audit of the financial statements of the Bank as of and for the year ended December 31, 2020, and engaged Castaing, Hussey & Lolan, LLC, to re-audit, in accordance with the standards of the Public Company Accounting Oversight Board, St. Landry Homestead Federal Savings Bank’s financial statements as of and for the year ended December 31, 2019 and to audit its financial statements as of and for the year ended December 31, 2020. These financial statements, including Castaing, Hussey & Lolan LLC’s audit report thereon, are included in this prospectus. The engagement of Castaing, Hussey & Lolan, LLC was approved by the board of directors of St. Landry Homestead Federal Savings Bank.

During the years ended December 31, 2020 and 2019, neither St. Landry Homestead Federal Savings Bank nor anyone on its behalf consulted Castaing, Hussey & Lolan LLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on St. Landry Homestead Federal Savings Bank’s financial statements, and neither a written report nor oral advice was provided to St. Landry Homestead Federal Savings Bank that Castaing, Hussey & Lolan, LLC concluded was an important factor considered by St. Landry Homestead Federal Savings Bank in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or a reportable event, each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

As noted above, the financial statements of St. Landry Homestead Savings Bank for the year ended December 31, 2019 were previously audited by Darnall, Sikes & Frederick. During the years ended December 31, 2020 and 2019, there were no disagreements with Darnall, Sikes & Frederick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their audit report to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Darnall, Sikes & Frederick on the financial statements of St. Landry Homestead Federal Savings Bank as of and for the year ended December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

St. Landry Homestead Federal Savings Bank provided Darnall, Sikes & Frederick with a copy of this disclosure prior to its filing with the U.S. Securities and Exchange Commission and requested that Darnall, Sikes & Frederick furnish St. Landry Homestead Federal Savings Bank with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. Darnall, Sikes & Frederick has furnished a letter dated March 8, 2021 addressed to the U.S. Securities and Exchange Commission and filed as Exhibit 16 to the registration statement of Catalyst Bancorp, Inc. which this prospectus is a part stating its agreement with the above statements as they relate to Darnall, Sikes & Frederick.

EXPERTS

The financial statements of St. Landry Homestead Federal Savings Bank at December 31, 2019 and 2020 and for the years then ended have been included in this prospectus and in the registration statement of which this prospectus is a part, in reliance on the report of Castaing, Hussey & Lolan, LLC, independent registered public accounting firm, which is included herein, upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., counsel to Catalyst Bancorp and St. Landry Homestead Federal Savings Bank, has issued to Catalyst Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion and offering. Castaing, Hussey & Lolan, LLC has provided its opinion to us regarding the Louisiana income tax consequences of the conversion and offering. Certain legal matters will be passed upon for Piper Sandler & Co. by Luse Gorman, PC, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Catalyst Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Catalyst Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

St. Landry Homestead Federal Savings Bank has filed with the OCC an application with respect to the conversion. This prospectus omits certain information contained in such application. The conversion application may be inspected, without charge, at the offices of the OCC, 500 North Akard Street, Suite 1600, Dallas, Texas 75021. The plan of conversion is available, upon request, at each of St. Landry Homestead Federal Savings Bank’s offices.

In connection with the offering, Catalyst Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Catalyst Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Catalyst Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.

INDEX TO FINANCIAL STATEMENTS OF
ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

This prospectus does not include separate financial statements for Catalyst Bancorp because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.

All financial statement schedules are omitted because the required information either is inapplicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
St. Landry Homestead Federal Savings Bank

Opelousas, LA

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of St. Landry Homestead Federal Savings Bank (the Bank) as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Castaing, Hussey & Lolan, LLC

We have served as the Bank’s auditor since 2020.

New Iberia, LA

March 12, 2021

ST LANDRY HOMESTEAD FEDERAL SAVINGS BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2020 and 2019

(Dollars in thousands)	2020	2019
ASSETS

Non-interest bearing cash	$5,507	$5,237
Interest-bearing cash and due from banks	19,738	12,672
Total cash and cash equivalents	25,245	17,909
Investment securities -
Securities held-to-maturity (fair value of $17,505 in 2020 and $12,995 in 2019)	17,523	13,129
Securities available-for-sale, at fair value	20,730	14,221
Loans receivable, net of unearned income	151,800	163,653
Allowance for loan losses	(3,022)	(2,071)
Loans receivable, net	148,778	161,582
Accrued interest receivable	564	577
Foreclosed real estate	415	1,059
Premises and equipment, net	5,489	5,289
Stock in Federal Home Loan Bank, at cost	1,394	1,372
Bank owned life insurance	3,213	2,143
Other assets	1,301	1,192

TOTAL ASSETS	$224,652	$218,473

LIABILITIES AND EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$26,169	$17,438
Interest-bearing	138,429	124,191
Total deposits	164,598	141,629

Advances from Federal Home Loan Bank	8,838	25,000
Other liabilities	613	676
Total liabilities	174,049	167,305

Commitments and Contingencies (Note 10)

EQUITY
Retained earnings	50,496	51,180
Accumulated other comprehensive income (loss)	107	(12)
Total equity	50,603	51,168

TOTAL LIABILITIES AND EQUITY	$224,652	$218,473

The accompanying Notes are an integral part of these financial statements.

ST LANDRY HOMESTEAD FEDERAL SAVING BANK

STATEMENTS OF INCOME

For the Years ended December 31, 2020 and 2019

(Dollars in thousands)	2020	2019
INTEREST INCOME
Loans receivable, including fees	$7,827	$7,943
Investment securities	568	688
Other	95	337
Total interest income	8,490	8,968

INTEREST EXPENSE
Deposits	920	1,112
Advances from Federal Home Loan Bank	785	795
Total interest expense	1,705	1,907

Net interest income	6,785	7,061

PROVISION FOR LOAN LOSSES	985	75
Net interest income after provision for loan losses	5,800	6,986

NON-INTEREST INCOME
Service charges on deposit accounts	575	587
Gain on sale of fixed assets	16	-
Bank owned life insurance income	70	70
Federal Community Development Grant	203	246
Other	102	51
Total non-interest income	966	954

NON-INTEREST EXPENSE
Salaries and employee benefits	3,615	3,512
Occupancy and equipment	678	630
Computer services expense	541	499
Legal and accounting	273	234
Foreclosed assets expense, net	287	299
ATM and debit card expense	151	138
Advertising and marketing	86	144
Prepayment penalties on FHLB advances	1,510	-
Directors' fees	219	251
Other	554	561
Total non-interest expense	7,914	6,268

Income (loss) before income taxes	(1,148)	1,672

INCOME TAX EXPENSE (BENEFIT)	(464)	334
NET INCOME (LOSS)	$(684)	$1,338

The accompanying Notes are an integral part of these financial statements.

ST LANDRY HOMESTEAD FEDERAL SAVING BANK

STATEMENTS OF COMPREHENSIVE INCOME

For the Years ended December 31, 2020 and 2019

(Dollars in thousands)	2020	2019
Net income (loss)	$(684)	$1,338

OTHER COMPREHENSIVE INCOME
Change in unrealized gain (loss) on marketable securities	150	233
Less: deferred income tax effect	(31)	(49)
Total other comprehensive income	119	184

Total comprehensive income (loss)	$(565)	$1,522

The accompanying Notes are an integral part of these financial statements.

ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

STATEMENTS OF CHANGES IN EQUITY

For the Years ended December 31, 2020 and 2019

		Accumulated
		Other
	Retained	Comprehensive	Total
(Dollars in thousands)	Earnings	Income (Loss)	Equity
BALANCE, December 31, 2018 as previously reported	$49,640	$(196)	$49,444
Adjustment of prior period Financial Statements	202		202
BALANCE, December 31, 2018 as restated	49,842	(196)	49,646
Net income	1,338	-	1,338
Other comprehensive income		184	184
BALANCE, December 31, 2019	51,180	(12)	51,168
Net income (loss)	(684)	-	(684)
Other comprehensive income		119	119
BALANCE, December 31, 2020	$50,496	$107	$50,603

The accompanying Notes are an integral part of these financial statements.

ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2020 and 2019

(Dollars in thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(684)	$1,338
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Investment securities amortization (accretion) net	208	(161)
Stock dividend on Federal Home Loan Bank stock	(22)	(41)
Provision for loan losses	985	75
Writedowns and (gains) losses on sales of foreclosed real estate	286	276
Net (gain) loss on sale of premises and equipment	(16)	-
Depreciation of premises and equipment	347	296
Decrease in other assets and liabilities, net	(247)	(72)
Net cash provided by operating activities	857	1,711

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans	11,597	(1,672)
Activity in held-to-maturity securities:
Proceeds from maturities and calls	13,000	10,000
Purchases	(17,420)	(4,129)
Activity in available-for-sale securities:
Proceeds from maturities, calls, and paydowns	10,177	7,794
Purchases	(16,719)	(6,450)
Proceeds from sale of foreclosed real estate	583	907
Purchases of premises and equipment	(547)	(2,292)
Proceeds from sale of premises and equipment	16	5
Purchase of bank owned life insurance	(1,000)	-
Net cash provided by (used in) investing activities	(313)	4,163

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	22,969	(4,806)
Repayments of Federal Home Loan Bank advances	(15,000)	-
Prepayment penalties on debt restructuring	(1,177)	-
Net cash provided by (used in) financing activities	6,792	(4,806)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,336	1,068

CASH AND CASH EQUIVALENTS, beginning of year	17,909	16,841
CASH AND CASH EQUIVALENTS, end of year	$25,245	$17,909

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Loans originated to facilitate the sale of real estate owned	$48	$146
Loan principal reductions resulting from foreclosures on real estate	$228	$958

SUPPLEMENTAL SCHEDULE OF INTEREST AND TAXES PAID
Cash paid for interest	$1,768	$1,897
Cash paid for income taxes	$75	$112

The accompanying Notes are an integral part of these financial statements.

ST LANDRY HOMESTEAD FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

St Landry Homestead Federal Savings Bank (the Bank) provides a variety of banking services to individuals and corporate customers within its principal market area consisting of St. Landry Parish, Evangeline Parish, Acadia Parish and Lafayette Parish, Louisiana, and is subject to competition from other financial institutions. The Bank is a federal savings association subject to examination and regulation by the Office of the Comptroller of the Currency (OCC), and is also subject to examination by the FDIC as deposit insurer. Effective October 16, 2019, the Bank elected to be a “covered association” pursuant to a provision of the Economic Growth Regulatory Relief and Consumer Protection Act (EGRRCPA), that permits a federal savings association to elect to exercise national bank powers without converting to a national bank charter. The Bank’s primary deposit products are savings accounts, demand and NOW accounts, money market accounts, and certificates of deposit. Its primary lending products are single family residential loans, commercial loans, and consumer loans. The Bank is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

COVID-19, a global pandemic, has adversely impacted the broad economy, including most industries and sectors. The length and depth of the pandemic will ultimately determine the overall financial impact to the Bank, but it could impair our customer’s ability to meet their financial obligations to us. Furthermore, while there has been no material impact to the Company’s employees to date, COVID-19 could potentially create business continuity issues for the Bank.

In accordance with Financial Accounting Standards Board (FASB) and interagency regulatory guidance issued in March 2020, loans that are modified under the terms of our COVID-19 Deferral Assistance Program will not be considered as troubled debt restructurings to the extent that they meet the terms of such guidance under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Bank also elected to participate in the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to assist customers through the pandemic during the year ended December 31, 2020.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to predominant accounting practices within the banking industry. The more significant accounting and reporting policies are as follows:

Uses of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation for foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A substantial portion of the Bank’s loans and real estate owned are secured by real estate in local markets which are largely rural and rely heavily upon agriculture and the oil and gas industry. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Uses of Estimates (Continued)

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amount of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s estimated losses on loans and foreclosed real estate. While management is responsible for the establishment of the allowance for loan losses and for adjusting such allowance through provisions for loan losses, as a result of such regulatory reviews management may determine that an increase or decrease in the allowance or provision for loan losses may be necessary. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near-term. However, the amount of the change that is reasonably possible cannot be estimated.

Comprehensive Income

Accounting principles generally require that recognized revenue, expense, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.

Cash and Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash, interest-bearing deposits in other institutions, certificates of deposit purchased with original maturities of three months or less and highly liquid debt instruments with original maturities when purchased for three months or less.

Investment Securities

Investment securities that are acquired with the intention of being resold in the near term are classified as trading securities and are carried at fair value, with unrealized holding gains and losses recognized in current earnings. The Bank did not hold any securities for trading purposes at, or during the years ended, December 31, 2020 or 2019.

Government, federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Available-for-sale securities consist of investment securities not classified as trading securities or held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are included in other comprehensive income.

Premiums and discounts are amortized using the interest method or the straight-line method when appropriate. The use of the straight-line method approximates the interest method and does not result in a material difference. Interest income is recognized when earned.

Realized gains (losses) on sales of securities are included in earnings and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statement of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) that the Bank does not intend to sell these securities, and (4) it is more likely than not that the Bank will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable

Loans receivable are carried at the amount of unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts. Interest income on loans receivable is accrued based on the unpaid principal balance.

Loans are placed on nonaccrual status when the loan is determined by management to be uncollectable due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, or the depreciation of underlying collateral. The allowance for the loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Bank’s practice is to charge off any loan or portion of a loan when it is placed on nonaccrual providing fair market value of the underlying collateral has declined or the loan’s classification as a loss.

A loan is considered impaired when, based on current information and events, it is possible that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Allowance for Loan Losses

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects that margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Foreclosed Real Estate

Foreclosed real estate includes only formally foreclosed property. At the time of foreclosure, foreclosed real estate is recorded at fair value, less cost to sell, which becomes the property’s new basis. Any write-downs based on the assets fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in foreclosed asset expense.

Income Taxes

Deferred taxes are provided for accumulated temporary differences due to basis differences for assets and liabilities for financial reporting and income tax purposes. The Bank’s temporary differences related primarily to differences between the basis of FHLB stock, available-for-sale securities, depreciation, allowance for loan and lease losses, unearned profit on REO for financial and income tax reporting, deferred fees and discount on restructuring of FHLB borrowings.

Accounting Standard Codification 740 (ASC 740) requires that a tax position be recognized or derecognized based on a “more likely than not” threshold. This applies to positions taken or expected to be taken in a tax return where there is uncertainty about whether a tax position will ultimately be sustained upon examination. The Bank has evaluated its tax position and determined that it does not have any uncertain tax positions that meet criteria under ASC 740. Accordingly, implementation of ASC 740 does not have any impact on the accompanying financial statements. The Bank’s management believes it is no longer subject to income tax examinations for fiscal years prior to December 31, 2017.

Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Buildings, furniture, fixtures, and equipment are depreciated using the declining balance and straight-line methods over the estimated useful lives of the assets, which range from 3 to 39 years for buildings and improvements and 3 to 10 years for equipment, fixtures and automobiles.

Bank Owned Life Insurance

The Bank purchased single-premium life insurance on certain employees of the Bank. Appreciation in value of the insurance policies is classified as non-interest income. The insurance policies can be surrendered without penalties or charges imposed by the insurance carriers, upon any surrender gain would be recognized as ordinary income.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered in off-balance-sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments

The Bank follows the guidance of FASB ASC 825, Financial Instruments, and FASB ASC 820, Fair Value Measurement. This guidance permits entities to measure many financial instruments and certain other items at fair value. No assets have been elected to be reported at fair value. The objective is to improve financial reporting by providing the Bank with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quotes priced in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Accounting Standards Codification 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities requires that the Bank disclose estimated fair values for its financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments of which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets’ fair values and are classified within Level 1 of the fair value hierarchy.

Investments and Mortgage-Backed Securities

The fair market values of investments and mortgage-backed securities presented have been taken from the Bank’s Securities Portfolio Summary, whose prices are based on a combination of observed market prices for identical or similar instruments and various matrix pricing programs. Investments and mortgage-backed securities are classified within Level 2 of the fair value hierarchy.

Loans Receivable, net

Loans are valued using the methodology developed for Economic Value of Equity pricing, with a build-up for loans based on the U.S. Treasury yield curve, a credit risk spread and an overhead coverage rate. Loans receivable are classified within Level 3 of the fair value hierarchy.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impaired Loans

The fair value of impaired loans is measured by the fair value of the collateral if the loan is collateral dependent. Fair value of the collateral is determined by appraisals or by independent valuation. Impaired loans are classified within Level 3 of the fair value hierarchy.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amounts of accrued interest receivable and accrued interest payable approximates their fair values and these are classified within Level 1 of the fair value hierarchy.

Foreclosed Real Estate

Fair values of foreclosed real estate are determined by sales agreement or appraisal and costs to sell are based on estimation per the terms and conditions of the sales agreement or amounts commonly used in real estate transactions. Updated appraisals are obtained on at least an annual basis. Foreclosed real estate are classified within Level 3 of the fair value hierarchy.

Non-maturity Deposit Liabilities

Under ASC 825-10, the fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW, money market and checking accounts, is equal to the amount payable on demand at the reporting date. These non-maturity deposit liabilities are classified within Level 2 of the fair value hierarchy.

Certificates of Deposit

All certificates are assumed to remain on the Bank’s books until maturity without any change in coupon. Fair value was estimated using market pricing data for new CDs of similar structure and remaining maturity. Certificates of deposit are classified within Level 2 of the fair value hierarchy.

Federal Home Loan Bank Borrowings

Data is taken from the Bank’s FHLB Customer Profile report. All borrowings were priced using current advance pricing data from the FHLB’s website for new borrowings of similar structure and remaining maturity. FHLB borrowings are classified within Level 2 of the fair value hierarchy.

Other Assets and Liabilities

All other assets and liabilities are reported at current book value unless noted otherwise.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Limitations (Continued)

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

Advertising Costs

The Bank expenses all advertising costs as incurred. There were no direct response advertising costs capitalized as of December 31, 2020 and 2019. Advertising expenses amounted to $61,000 and $85,000 for the years ended December 31, 2020 and 2019.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, to replace a wide range of industry-specific rules with a broad, principles-based framework for recognizing and measuring revenue from contracts with customers. The guidance is codified at FASB ASC 606. The core principle of the new guidance is that an entity should recognize revenue to reflect that transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The Bank’s revenue is composed of net interest income and non-interest income. The scope of the guidance explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. Accordingly, the majority of the Bank’s revenues were not affected. Adoption of ASU 2014-09, which was effective for the Bank on January 1, 2019, did not have a material impact on the Bank’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on current expected credit losses (“CECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. Loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The CECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the CECL. The allowance for credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination that are measured at amortized cost basis is determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial estimate of expected credit loss would be recognized through an allowance for credit losses with an offset to the purchase price at acquisition. Only subsequent changes in the allowance for credit losses are recorded as a credit loss expense for these assets. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relation to available for sale debt securities should be recorded through an allowance for credit losses. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. On October 18, 2019, FASB approved an effective date delay applicable to smaller reporting companies and non-public business entities until January 2023. The Bank has elected to delay implementation of the standard. The future adoption of this ASU may have a material effect on the Bank’s financial statements.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2019, the FASB issued ASU. 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740).” The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in the Topic 740. The amendments also improve the consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The amendments in the ASU are effective for fiscal years and interim periods beginning after December 15, 2020. The Bank is currently assessing the impact of adoption of this guidance.

Reclassifications

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

NOTE 2 INVESTMENT SECURITIES

Investment securities have been classified according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	December 31, 2020
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Securities Held-to-Maturity
U.S. Government and agency obligations	$17,034	$93	$(121)	$17,006
Municipal obligations	489	10	-	499
	$17,523	$103	$(121)	$17,505

Securities Available-for-Sale
Mortgage-backed securities	$15,968	$179	$(7)	$16,140
U.S. Government and agency obligations	2,000	-	(39)	1,961
Municipal obligations	2,628	12	(11)	2,629
	$20,596	$191	$(57)	$20,730

	December 31, 2019
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Securities Held-to-Maturity
U.S. Government and agency obligations	$13,000	$-	$(134)	$12,866
Municipal obligations	129	-	-	129
	$13,129	$-	$(134)	$12,995

Securities Available-for-Sale
Mortgage-backed securities	$9,236	$32	$(38)	$9,230
U.S. Government and agency obligations	5,000	-	(9)	4,991
	$14,236	$32	$(47)	$14,221

NOTE 2 INVESTMENT SECURITIES (Continued)

Investment securities with a carrying amount of approximately $6.9 million and $13.3 million were pledged to secure deposits as required or permitted by law at December 31, 2020 and 2019 respectively.

Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments, or call options. The expected maturities may differ from its contractual maturities because of the exercise of call options and potential paydowns. Accordingly, actual maturities may differ from contractual maturities.

The following is a summary of maturities of securities held-to-maturity and available-for-sale at December 31, 2020:

	Held-to-Maturity		Available-for-Sale
	Amortized		Amortized
(Dollars in thousands)	Cost	Fair Value	Cost	Fair Value
Amounts maturing in:
One year or less	$-	$-	$-	$-
After one through five years	-	-	1	1
After five through ten years	11,490	11,452	3,361	3,355
After ten years	6,033	6,053	17,234	17,374
	$17,523	$17,505	$20,596	$20,730

There were no securities transferred between classifications in 2020 and 2019.

Information pertaining to securities with gross unrealized losses at December 31, 2020 and 2019 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follow:

	December 31, 2020
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Securities Held-to-Maturity
U.S. Government and agency obligations	$7,879	$(121)	$-	$-	$7,879	$(121)
	$7,879	$(121)	$-	$-	$7,879	$(121)

Securities Available-for-Sale
Mortgage-backed securities	$4,010	$(7)	$-	$-	$4,010	$(7)
U.S. Government and agency obligations	1,961	(39)	-	-	1,961	(39)
Municipal obligations	1,751	(11)	-	-	1,751	(11)
	$7,722	$(57)	$-	$-	$7,722	$(57)

Total	$15,601	$(178)	$-	$-	$15,601	$(178)

NOTE 2 INVESTMENT SECURITIES (Continued)

	December 31, 2019
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Securities Held-to-Maturity
U.S. Government and agency obligations	$3,966	$(34)	$5,900	$(100)	$9,866	$(134)
	$3,966	$(34)	$5,900	$(100)	$9,866	$(134)

Securities Available-for-Sale
Mortgage-backed securities	$5,450	$(24)	$1,937	$(14)	$7,387	$(38)
U.S. Government and agency obligations	-	-	4,991	(9)	4,991	(9)
	$5,450	$(24)	$6,928	$(23)	$12,378	$(47)

Total	$9,416	$(58)	$12,828	$(123)	$22,244	$(181)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which that fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2020, there were 8 securities with an unrealized loss. All of those securities are either guaranteed by state and local governments or secured by mortgage loans. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

NOTE 3 LOANS RECEIVABLE

Loans receivable at December 31 are summarized as follows:

(Dollars in thousands)	2020	2019
Real Estate
One- to four-family residential	$99,869	$112,616
Commercial real estate	30,304	28,840
Construction & land	5,538	8,306
Multi-family residential	4,801	5,492
Farmland	53	61
Total Real Estate	140,565	155,315

Consumer	4,499	5,477
Commercial and industrial	6,736	2,861
	151,800	163,653
Less allowance for loan losses	(3,022)	(2,071)
	$148,778	$161,582

NOTE 3 LOANS RECEIVABLE (Continued)

The following tables outline the changes in the allowance for loan losses by collateral type, the allowances for loans individually and collectively evaluated for impairment, and the amount of loans individually and collectively evaluated for impairment at December 31, 2020 and 2019.

	For the Year Ended December 31, 2020
(Dollars in thousands)	Beginning Balance	Provision for loan losses	Charge-offs	Recoveries	Ending Balance
Allowance for Loan Losses
One- to four-family residential	$1,162	$765	$(84)	$67	$1,910
Commercial real estate	637	107	-	-	744
Construction & land	56	25	-	-	81
Multi-family residential	76	(8)	(1)	1	68
Farmland	1	-	-	-	1
Consumer	80	15	(40)	23	78
Commercial and industrial	12	89	(15)	15	101
Unallocated	47	(8)	-	-	39
Total	$2,071	$985	$(140)	$106	$3,022

	For the Year Ended December 31, 2019
(Dollars in thousands)	Beginning Balance	Provision for loan losses	Charge-offs	Recoveries	Ending Balance
Allowance for Loan Losses
One- to four-family residential	$1,156	$127	$(201)	$80	$1,162
Commercial real estate	636	1	-	-	637
Construction & land	50	-	(3)	9	56
Multi-family residential	58	18	-	-	76
Farmland	1	-	-	-	1
Consumer	112	(15)	(31)	14	80
Commercial and industrial	9	-	-	3	12
Unallocated	103	(56)	-	-	47
Total	$2,125	$75	$(235)	$106	$2,071

NOTE 3 LOANS RECEIVABLE (Continued)

	As of December 31, 2020			As of December 31, 2019
(Dollars in thousands)	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Allowance for Loan Losses Ending Balance
One- to four-family residential	$599	$1,311	$1,910	$98	$1,064	$1,162
Commercial real estate		744	744		637	637
Construction & land		81	81		56	56
Multi-family residential		68	68		76	76
Farmland		1	1		1	1
Consumer		78	78		80	80
Commercial and industrial		101	101		12	12
Unallocated		39	39		47	47
Total	$599	$2,423	$3,022	$98	$1,973	$2,071

Loans Receivable Ending Balance
One- to four-family residential	$3,209	$96,660	$99,869	$2,946	$109,670	$112,616
Commercial real estate	-	30,304	30,304	-	28,840	28,840
Construction & land	46	5,492	5,538	49	8,257	8,306
Multi-family residential	1,205	3,596	4,801	122	5,370	5,492
Farmland	-	53	53	-	61	61
Consumer	-	4,499	4,499	8	5,469	5,477
Commercial and industrial	4	6,732	6,736	6	2,855	2,861
Total	$4,464	$147,336	$151,800	$3,131	$160,522	$163,653

A summary of current, past due and nonaccrual loans as of December 31, 2020 and 2019 were as follows:

	2020
	Past Due 30-89	Past Due Over	Past Due Over
	Days	90 Days and	30 Days Non-	Total	Current and	Current and	Total
(Dollars in thousands)	Accruing	Accruing	Accruing	Past Due	Accruing	Non-Accruing	Loans
One- to four-family residential	$1,842	$367	$235	$2,444	$96,419	$1,006	$99,869
Commercial real estate	192	-	-	192	30,112	-	30,304
Construction and land	154	-	47	201	5,337	-	5,538
Multi-family residential	-	-	-	-	4,801	-	4,801
Farmland	-	-	-	-	53	-	53
Consumer	38	13	-	51	4,448	-	4,499
Commercial & industrial	94	-	-	94	6,638	4	6,736
Totals	$2,320	$380	$282	$2,982	$147,808	$1,010	$151,800

NOTE 3 LOANS RECEIVABLE (Continued)

	2019
	Past Due 30-89	Past Due Over	Past Due Over
	Days	90 Days and	30 Days Non-	Total	Current and	Current and	Total
(Dollars in thousands)	Accruing	Accruing	Accruing	Past Due	Accruing	Non-Accruing	Loans
One- to four-family residential	$3,529	$213	$868	$4,610	$107,462	$544	$112,616
Commercial real estate	584	-	-	584	28,256	-	28,840
Construction and land	-	-	49	49	8,257	-	8,306
Multi-family residential	-	-	122	122	5,370	-	5,492
Farmland	-	-	-	-	61	-	61
Consumer	93	6	-	99	5,378	-	5,477
Commercial & industrial	3	-	-	3	2,852	6	2,861
Totals	$4,209	$219	$1,039	$5,467	$157,636	$550	$163,653

The Bank is not committed to lend any additional funds on nonaccrual loans.

A Troubled Debt Restructuring (“TDR”) is considered such if the lender for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider. Information pertaining to loans modified during the years ended December 31, 2020 and 2019 were as follows:

		Pre-modification	Post-modification
		Outstanding	Outstanding
(Dollars in thousands)	Number of Contracts	Recorded Investment	Recorded Investment
December 31, 2020
One- to four-family residential	18	$2,643	$2,703
Totals	18	$2,643	$2,703

		Pre-modification	Post-modification
		Outstanding	Outstanding
	Number of Contracts	Recorded Investment	Recorded Investment
December 31, 2019
One- to four-family residential	2	$276	$281
Totals	2	$276	$281

Troubled debt restructured loans were modified to defer principal and extend maturity on average for 3 months. There were no payment defaults in 2020 for prior year modified loans. The Bank has no commitments to loan additional funds to the borrowers whose loans have been modified.

NOTE 3 LOANS RECEIVABLE (Continued)

Information on impaired loans as of December 31, 2020 and 2019 were as follows:

	As of and for the Year Ended December 31, 2020
		Unpaid		Average	Interest	Interest
	Recorded	Principal	Related	Recorded	Income	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized	Collected
Real Estate
One- to four-family residential	$3,209	$3,586	$599	$3,266	$86	$78
Commercial real estate	-	-	-	-	-	-
Construction & land	46	46	-	48	-	-
Multi-family residential	1,205	1,205	-	1,210	47	43
Farmland	-	-	-	-	-	-
Total real estate loans	4,460	4,837	599	4,524	133	121
Consumer	-	-	-	-	-	-
Commercial & industrial	4	7	-	5	-	-
	$4,464	$4,844	$599	$4,529	$133	$121

	As of and for the Year Ended December 31, 2019
		Unpaid		Average	Interest	Interest
	Recorded	Principal	Related	Recorded	Income	Income
	Investment	Balance	Allowance	Investment	Recognized	Collected
Real Estate
One- to four-family residential	$2,946	$3,387	$98	$3,013	$76	$64
Commercial real estate	-	-	-	-	-	-
Construction & land	49	49	-	49	-	-
Multi-family residential	122	122	-	247	-	-
Farmland	-	-	-	-	-	-
Total real estate loans	3,117	3,558	98	3,309	76	64
Consumer	8	8	-	9	1	1
Commercial & industrial	6	9	-	7	-	-
	$3,131	$3,575	$98	$3,325	$77	$65

Principal balances of loans receivable include approximately $109.6 million and $114.3 million of adjustable-rate loans and $42.2 million and $49.4 million of fixed rate loans at December 31, 2020 and 2019, respectively. Interest only loans amounted to approximately $2.0 million and $5.0 million at December 31, 2020 and 2019, respectively.

Loans are categorized by credit quality indicators based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Internally assigned grade:

NOTE 3 LOANS RECEIVABLE (Continued)

Pass – Loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful –Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – Loans classified as loss have been identified as uncollectible and are generally charged off in the period identified.

The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

	As of and for the Year Ended December 31, 2020
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
One- to four-family residential	$93,008	$1,915	$4,946	$-	$99,869
Commercial real estate	28,217	2,022	65	-	30,304
Construction & land	5,310	133	95	-	5,538
Multi-family residential	3,457	-	1,344	-	4,801
Farmland	53	-	-	-	53
Consumer	4,434	33	32	-	4,499
Commercial & industrial	6,542	171	23	-	6,736
Total	$141,021	$4,274	$6,505	$-	$151,800

	As of and for the Year Ended December 31, 2019
		Special
	Pass	Mention	Substandard	Doubtful	Total
One- to four-family residential	$104,078	$3,266	$5,272	$-	$112,616
Commercial real estate	27,877	963	-	-	28,840
Construction & land	8,200	6	100	-	8,306
Multi-family residential	5,370	-	122	-	5,492
Farmland	61	-	-	-	61
Consumer	5,369	84	24	-	5,477
Commercial & industrial	2,766	27	68	-	2,861
Total	$153,721	$4,346	$5,586	$-	$163,653

NOTE 4 PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

(Dollars in thousands)	2020	2019
Land	$1,443	$898
Buildings and improvements	5,058	4,433
Furniture, fixtures and equipment	1,514	1,340
Automobiles	122	94
Renovation in process	5	900
	8,142	7,665
Accumlated depreciation	(2,653)	(2,376)
	$5,489	$5,289

Depreciation amounted to $347,000 and $296,000 for the years ended December 31, 2020 and 2019, respectively.

NOTE 5 DEPOSITS

Deposits at December 31 are summarized as follows:

	2020		2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Non-interest-bearing deposits	$26,169	15.90%	$17,438	12.31%
Negotiable order of withdrawal ("NOW")	30,890	18.77%	26,421	18.66%
Money market	15,989	9.71%	13,686	9.66%
Savings	22,209	13.49%	19,180	13.54%
Certificates of deposit	69,341	42.13%	64,904	45.83%
	$164,598	100.00%	$141,629	100.00%

Certificates of deposit and other time deposits issued in denominations that exceed the FDIC insurance limit of $250,000 or more totaled $14.4 million and $10.3 million at December 31, 2020 and 2019, respectively, and are included in interest-bearing deposits in the statement of financial condition.

At December 31, 2020, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2021	$53,232
2022	12,644
2023	1,210
2024	2,239
2025	16
Total	$69,341

NOTE 6 BORROWED FUNDS

Borrowed funds at December 31, are summarized as follows:

(Dollars in thousands)	Rate	2020	Rate	2019
Advances from Federal Home Loan Bank	0.649%	$3,000	3.173%	$5,000
	0.955%	3,000	3.207%	5,000
	1.118%	4,000	3.142%	10,000
		-	3.243%	5,000
		10,000		25,000
Debt Modification Discount		(1,162)		-
		$8,838		$25,000

In December of 2020, the Bank undertook a restructuring of their FHLB long-term borrowings. A total of $15 million was paid off, with resulting prepayment penalties of $1.5 million being charged to earnings. The remaining $10 million of long-term debt was restructured to longer maturities at current interest rates. The prepayment penalty of $1.2 million is a restructuring payment treated as a discount on the debt. It will be amortized into expense using the interest method over the life of the restructured borrowings.

Pursuant to a blanket floating lien with the Federal Home Loan Bank, the advances at December 31, 2020 were secured by permanent mortgage loans, mortgage pool securities, and U.S. Government and Agency Securities. Interest payments are due monthly, and maturities are as follows:

(Dollars in thousands)	Amount
Amounts maturing in:
1 year or less	$-
Over 1 through 3 years	-
Over 3 through 5 years	3,000
Over 5 years	7,000
$10,000

At December 31, 2020, the Bank had the ability to borrow advances up to $54.7 million with Federal Home Loan Bank.

The Bank has an Unsecured Federal Funds Master Purchase Agreement with First National Bankers Bank for $17.8 million. At December 31, 2020, the entire balance was unused.

NOTE 7 INCOME TAXES

Income tax expense for the years ended December 31 is summarized as follows:

(Dollars in thousands)	2020	2019
Federal:
Current	$(577)	$58
Deferred	113	276
	$(464)	$334

NOTE 7 INCOME TAXES (Continued)

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 21 percent in 2020 and 2019 to income before income taxes as a result of the following:

(Dollars in thousands)	2020	2019
Expected income tax expense at federal tax rate	$(241)	$351
Life insurance income	(15)	(15)
Tax free investments	(10)	-
Benefit from NOL carryback	(192)	-
Other	(6)	(2)
	$(464)	$334

Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities. The net deferred tax assets and liabilities in the accompanying statements of financial condition include the following components:

(Dollars in thousands)	2020	2019
Deferred tax asset:
Allowance for loan losses	$235	$32
Unrealized losses on securities	-	3
OREO	33	69
Other	58	63
	326	167
Deferred tax liability:
Unrealized gains on securities	(29)	-
FHLB Stock	(118)	(113)
FHLB Debt Discount	(244)	-
Premises and equipment	(357)	(293)
	(748)	(406)
Net deferred tax asset (liability)	$(422)	$(239)

Retained earnings at December 31, 2020 and 2019 include approximately $1.9 million accumulated prior to January 1, 1987, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.

NOTE 8 CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of the Comptroller of the Currency (OCC). Failure to meet minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital, Tier 1 Capital to risk-weighted assets, and Tier 1 Capital to adjusted total assets. As discussed in greater detail below, as of December 2020 and 2019, the Bank does meet all of the capital adequacy requirements to which it is subject.

At December 31, 2020, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier 1 risk based, Tier 1 leverage ratios and Common Equity Tier 1 capital as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

			To be Well Capitalized
			under the Prompt Corrective
	Actual		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
As of December 31, 2020

Common Equity
Tier 1 Capital	$50,496	40.99%	$8,008	>6.5%
Tier 1 Capital
(to Risk-Weighted Assets)	50,496	40.99%	9,856	>8.0%
Total Risk-Based Capital
(to Risk-Weighted Assets)	52,257	42.42%	12,319	>10.0%
Leverage Capital
(to Risk-Weighted Assets)	50,496	21.09%	11,970	>5.0%

As of December 31, 2019

Common Equity
Tier 1 Capital	$51,205	40.07%	$8,307	>6.5%
Tier 1 Capital
(to Risk-Weighted Assets)	51,205	40.07%	10,224	>8.0%
Total Risk-Based Capital
(to Risk-Weighted Assets)	52,809	41.32%	12,780	>10.0%
Leverage Capital
(to Risk-Weighted Assets)	51,205	23.23%	11,023	>5.0%

NOTE 9 RELATED PARTY TRANSACTONS

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than normal risk of collectability or present any other unfavorable features to the Bank. Loans to such borrowers at December 31 are summarized as follows:

(Dollars in thousands)	2020	2019
Balance at beginning of year	$1,967	$415
Originations	300	3,007
Repayments	(421)	(1,455)
	$1,846	$1,967

Deposits from officers and directors amounted to $2.1 million and $1.6 million at December 31, 2020 and 2019, respectively.

NOTE 10 COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial statements.

In addition, the Bank is a defendant in various legal proceedings arising in connection with its business. It is the best judgment of management that neither the financial position nor results of operations of the Bank will be materially affected by the final outcome of these legal proceedings.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the statement of financial position. The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in particular classes of instruments.

NOTE 11 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 11 FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

	Contract or Notional Amount
	at December 31,
(Dollars in thousands)	2020	2019
Financial instruments the contract amounts of which represent credit risk:
Commitments to extend credit	$82	$803
Letters of credit	500	-
Unused lines of credit	2,975	1,375
Unfunded construction loans in process	1,007	4,606
	$4,564	$6,784

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments may possibly expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral usually consists of a first mortgage on the underlying properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements and are secured by passbook accounts or certificates of deposit. All letters of credit are required to be renewed annually, if applicable. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 DEFINED CONTRIBUTION RETIREMENT AND PROFIT-SHARING PLANS

The Bank formulated a profit-sharing plan for its employees effective January 1, 1983. Employers’ contributions are determined annually before year-end by the board of directors. In addition, the Bank formulated a 401(k) plan effectively January 1, 1995. Active participants may elect to contribute, in a tax deferred basis, a portion of their compensation not to exceed the dollar limit set by law. A matching employer contribution determined annually by the board of directors is also made. All full-time employees over the age of 21 who work more than 1,000 hours in a year and have been employed for one year are eligible to participate in these plans. The Bank’s contributions to the plans for the years ended December 31, were as follows:

(Dollars in thousands)	2020	2019
Profit sharing plan	$-	$96
401(k) plan	112	119
	$112	$215

NOTE 13 CONCENTRATION OF CREDIT

The Bank’s lending activity is concentrated primarily in St. Landry Parish, Evangeline Parish, Acadia Parish, and Lafayette Parish, Louisiana, which are largely rural areas that rely heavily on the agricultural and oil and gas industries. The Bank’s major emphasis in lending has been the origination of permanent single- family dwelling loans, and such loans comprise the majority of the Bank’s loan portfolio.

The Bank maintains deposit accounts at other financial institutions which periodically exceed the federally insured limits. Management believes that the risk is limited because of the nature and financial strength of the institutions involved.

NOTE 14 FAIR VALUE MEASUREMENTS

In accordance with fair value guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included with Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term for the asset or liability.

Level 3 – Valuation is based on unobservable income inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

Fair values of assets and liabilities measured on a recurring basis at December 31, 2020 and 2019 are as follows:

Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets/Liabilities	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Available-for-sale securities	$20,730	$-	$20,730	$-

December 31, 2019
Available-for-sale securities	$14,221	$-	$14,221	$-

NOTE 14 FAIR VALUE MEASUREMENTS (Continued)

Fair values of assets and liabilities measured on a nonrecurring basis at December 31, 2020 and 2019 are as follows:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets/Liabilities	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Impaired loans	$1,365	$-	$-	$1,365
Foreclosed real estate	415	-	-	415

December 31, 2019
Impaired loans	$1,596	$-	$-	$1,596
Foreclosed real estate	1,059	-	-	1,059

Impaired loans with a carrying amount of $1.8 million were written down to their fair value of $1.4 million, resulting in an impairment charge of $539,000, which was included in the allowance for loan losses. Foreclosed real estate with a carrying amount of $581,000 was written down to its fair value of $415,000, resulting in an impairment charge of $166,000, which was included in earnings for the year.

The fair value of impaired loans and real estate owned is estimated using current appraised values less costs to sell.

NOTE 15 FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments are as follows:

	December 31, 2020
	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$25,245	$25,245	$25,245
Investment securities
Held-to-maturity	17,523	17,505		17,505
Available-for-sale	20,730	20,730		20,730
Loans receivable, net	148,778	148,674			148,674
Accrued interest receivable	564	564	564

Financial Liabilities:
Deposits	164,598	164,951		164,951
Borrowed funds	8,838	9,052		9,052
Accrued interest payable	51	51	51

NOTE 15 FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2019
	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$17,909	$17,909	$17,909
Investment securities
Held-to-maturity	13,129	12,995		12,995
Available-for-sale	14,221	14,221		14,221
Loans receivable, net	161,582	158,594			158,594
Accrued interest receivable	577	577	577

Financial Liabilities:
Deposits	141,629	140,043		140,043
Borrowed funds	25,000	26,630		26,630
Accrued interest payable	114	114	114

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Bank’s financial instruments with off-balance-sheet risk are disclosed in Note 11. It is not practical to estimate the fair value of Federal Home Loan Bank (FHLB) and First National Bankers Bank stock because they are not marketable. The carrying amount of investments are reported in the statements of financial condition at historical cost.

NOTE 16 ADJUSTMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

During 2020, the Bank identified an error related to the calculation of the deferred tax liability related to the Bank’s investment in FHLB Stock for the years ended prior to 2018. As a result, the restatement included a reduction of $202,000 in deferred tax liabilities and other liabilities, and a $202,000 increase in retained earnings. The correction of the error did not result in any changes to the income statement for the year ended December 31, 2019.

The table below depicts changes as currently reported (restated) compared to information previously reported.

	Restated	Previously Reported	Changes
	For the Year Ended	For the Year Ended	For the Year Ended
(Dollars in thousands)	2019	2019	2019
Other liabilities	$676	$878	$(202)
Total liabilities	167,305	167,507	(202)
Retained earnings	51,180	50,978	202
Total equity, beginning of the year	49,646	49,444	202
Total equity, end of the year	51,168	50,966	202

NOTE 17 PLAN OF CONVERSION AND CHANGE IN CORPORATE FORM

On January 27, 2021, the Board of Directors of the Bank adopted a plan of conversion (“Plan of Conversion”). The Plan of Conversion is subject to the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan of Conversion provides that the Bank will convert to the stock-form savings bank structure and establish a holding company, Catalyst Bancorp, Inc., as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to Catalyst Bancorp, Inc. Pursuant to the Plan of Conversion, the total offering value and number of shares of common stock of Catalyst Bancorp, Inc. to be offered and sold will be determined based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”) which will subscribe for up to 8% of the common stock sold in the offering. Catalyst Bancorp, Inc. has been organized as a corporation under the laws of the State of Louisiana and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. Deferred conversion costs totaled approximately $21,431 at December 31, 2020 and $41,141 at February 26, 2021, respectively.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible account holders and supplemental eligible account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Catalyst Bancorp is an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” Catalyst Bancorp intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Catalyst Bancorp, Inc. or St. Landry Homestead Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Catalyst Bancorp, Inc. or St. Landry Homestead Federal Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Catalyst Bancorp, Inc.

(Proposed Holding Company for St. Landry Homestead Federal Savings Bank)

Up to 4,427,500 Shares

(Subject to increase to up to 5,091,625 Shares)

COMMON STOCK

PROSPECTUS

Piper Sandler & Co.

[Prospectus Date]

These securities are not deposits or accounts and are not insured or guaranteed.

Until _______________, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$450,000
Registrant’s Accounting Fees and Expenses	147,500
Marketing Agent Fees (1)	407,637
Marketing Agent Expenses (including legal fees and expenses)	100,000
Records Management Fees and Expenses	70,000
Appraisal Fees and Expenses	55,000
Printing, Postage, Mailing and EDGAR Fees	125,000
Filing Fees (NASDAQ, FINRA, SEC)	70,000
Transfer Agent Fees and Expenses	20,000
Business Plan Fees and Expenses	40,000
Other	12,500
Total	$1,497,637

(1)	Catalyst Bancorp, Inc. has retained Piper Sandler & Co. to assist in the sale of common stock on a best efforts basis in the offerings. Estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription offering (excluding shares sold to the Employee Stock Ownership Plan).

Item 14.	Indemnification of Directors and Officers

Article 8 of the Articles of Incorporation of Catalyst Bancorp, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and under which directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages:

8. Indemnification, etc. of Officers, Directors, Employees and Agents.

A.       Personal Liability of Directors and Officers. The personal liability of a director or officer of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA (R.S. 12:1-832) and any other provision of applicable law, as amended or supplemented from time to time.

B.       Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law including, but not limited to, Subpart E of Part 8 of the LBCA.

C.       Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.       Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.       Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F.       Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G.       Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.       Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is either (i) authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office, or (ii) required by the LBCA.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this registration statement are:

(a)	List of Exhibits

No.	Description
1.1	Engagement Letter between Piper Sandler & Co. and St. Landry Homestead Federal Savings Bank*
1.2	Form of Agency Agreement
2.1	Plan of Conversion of St. Landry Homestead Federal Savings Bank*
3.1	Articles of Incorporation of Catalyst Bancorp, Inc.*
3.2	Bylaws of Catalyst Bancorp, Inc.*
4.1	Form of Common Stock Certificate of Catalyst Bancorp, Inc.*
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding legality of securities being registered*
8.1	Federal Tax Opinion of Silver, Freedman, Taff & Tiernan LLP*
8.2	State Tax Opinion of Castaing, Hussey & Lolan, LLC
10.1	Employment Agreement by and between St. Landry Homestead Federal Savings Bank and Joseph Zanco*
10.2	Restricted Executive Benefit Agreement by and between St. Landry Homestead Federal Savings Bank and Joseph Zanco.*
10.3	St. Landry Homestead Federal Savings Bank Supplemental Life Insurance Agreement*
16.0	Letter from Darnall, Sikes & Frederick with respect to change in accountants*
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Opinions included as Exhibits 5.1 and 8.1)*
23.2	Consent of RP Financial, LC*
23.3	Consent of Castaing, Hussey & Lolan, LLC
23.4	Consent of Castaing, Hussey & Lolan, LLC as to state tax opinion (included in Exhibit 8.2)
24.1	Power of Attorney (set forth on signature page)*
99.1	Engagement letter with RP Financial, LC to serve as appraiser*
99.2	Letter of RP Financial, LC with respect to value of Subscription Rights*
99.4	Appraisal Report of RP Financial, LC.*
99.5	Marketing Materials
99.6	Stock Order and Certification Form

* Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Opelousas, State of Louisiana on April 23, 2021.

CATALYST BANCORP, INC. a Louisiana corporation

By:	/s/ Joseph B. Zanco
Joseph B. Zanco
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph B. Zanco	Director, President and Chief Executive Officer	April 23, 2021
Joseph B. Zanco	(Principal Executive Officer)

/s/ Todd A. Kidder*
Todd A. Kidder	Chairman of the Board	April 23, 2021

/s/ Kirk E. Kleiser*
Kirk E. Kleiser	Director	April 23, 2021

/s/ Ted D. Bellard*
Ted D. Bellard	Director	April 23, 2021

/s/ Frederick L. Lafleur*
Frederick L. Lafleur	Director	April 23, 2021

/s/ Craig C. Le Bouef*
Craig C. Le Bouef	Director	April 23, 2021

/s/ Matthew L. Scruggins*
Matthew L. Scruggins	Director	April 23, 2021

/s/ Jutta A. Codori	Chief Financial Officer	April 23, 2021
Jutta A. Codori	(Principal Financial and Accounting Officer)

* By Joseph B. Zanco pursuant to power of attorney